   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 1998

                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        UNITED WISCONSIN SERVICES, INC.

             (Exact name of Registrant as specified in its charter)

          WISCONSIN                 39-1931212
   (State of incorporation)      (I.R.S. Employer
                                  Identification
                                       No.)

                            401 WEST MICHIGAN STREET
                              MILWAUKEE, WISCONSIN
                                   53203-2896
                                 (414) 226-6900
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

        THOMAS R. HEFTY, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        UNITED WISCONSIN SERVICES, INC.
                            401 WEST MICHIGAN STREET
                        MILWAUKEE, WISCONSIN 53203-2896
                                 (414) 226-6900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                    COPY TO:
                               GEOFFREY R. MORGAN
                           MICHAEL, BEST & FRIEDRICH
                           100 EAST WISCONSIN AVENUE
                        MILWAUKEE, WISCONSIN 53202-4108
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                    AMOUNT TO        AGGREGATE PRICE      AGGREGATE OFFERING       AMOUNT OF
           SECURITIES TO BE REGISTERED               BE REGISTERED         PER UNIT*               PRICE*         REGISTRATION FEE
Common Stock, no par value.......................       800,000              $8.625              $6,900,000            $1,918

* CALCULATED SOLELY FOR THE PURPOSE OF THIS OFFERING UNDER RULE 457(C) OF THE SECURITIES ACT OF 1933 ON THE BASIS OF THE AVERAGE OF THE HIGH AND LOW SELLING PRICES PER SHARE OF THE COMMON STOCK OF REGISTRANT ON NOVEMBER 20, AS REPORTED BY THE NEW YORK STOCK EXCHANGE. THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED NOVEMBER 25, 1998

PROSPECTUS

                        UNITED WISCONSIN SERVICES, INC.

              DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
                         800,000 SHARES OF COMMON STOCK
                               ------------------

    The Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan") of United Wisconsin Services, Inc. (the "Company") provides you with a convenient and economical way of purchasing additional shares of Common Stock of the Company through the automatic reinvestment of cash dividends and/or through optional cash payments. Any record owner or beneficial owner (as those terms are defined in the Plan) of shares of Common Stock is eligible to participate. If you participate in the Plan, you will pay no brokerage commissions or other expenses in connection with the purchase of shares of common stock under the Plan.

    You may participate in the following ways:

    - You may reinvest automatically your cash dividends and invest additional amounts by making cash payments of at least $100 per calendar quarter, or

    - You may reinvest automatically a portion of your cash dividends while continuing to receive the remainder and invest limited additional amounts by making cash payments of at least $100 per calendar quarter, or

    - You may invest by making optional cash payments of at least $100 per calendar quarter, or

    - If you are not a record owner or beneficial owner you may become a full participant in the Plan through the Plan's direct stock purchase feature by making a cash payment of at least $100.

    Shares purchased will generally be issued by the Company, either through original issuance or out of treasury shares held by the Company. However, the Company may also purchase shares for the Plan on the open market. The purchase price of shares of Common Stock purchased from the Company will equal the average of the high and low sale prices for the Common Stock on the Reinvestment Date (as defined in the Plan).

    If you do not wish to participate in the Plan, you will receive cash dividends, as declared, in the usual manner.

    The outstanding shares of Common Stock are, and the additional shares offered hereby will be, listed on the New York Stock Exchange under the symbol "UWZ."
    The Company will receive all of the net proceeds from the sale of the Common Stock purchased from the Company and none of the proceeds from the sale of Common Stock purchased in the open market.
                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities regulators has determined if this prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.
                            ------------------------

    You should rely only on the information contained in this document or other document to which we have referred you. We have not authorized anyone to provide you with information that is different.

    YOU SHOULD CONSIDER CAREFULLY THE FACTORS UNDER THE CAPTION "RISK FACTORS" PRIOR TO MAKING ANY INVESTMENT IN COMMON STOCK.

                The date of this Prospectus is November  , 1998.

                                    GENERAL

    On September 11, 1998, the corporation formerly known as "United Wisconsin Services, Inc." ("Old UWS" or "AMSG") transferred its managed care and specialty products business to the Company which was renamed "United Wisconsin Services, Inc." on that date (the "Distribution"). Simultaneously, Old UWS was renamed "American Medical Security Group, Inc."

                           FORWARD LOOKING STATEMENTS

    This Prospectus contains certain forward looking statements with respect to the financial condition, results of operation and business of the Company. Such forward looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward looking statements. Forward-looking statements may include, but are not limited to, projections of revenues, income or losses, capital expenditures, plans for future operations, financing needs or plans, compliance with financial covenants in loan agreements, plans relating to products or services of the Company, assessments of materiality, predictions of future events, the ability to obtain additional financing, the Company's ability to meet obligations as they become due, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, rising health care costs, economic and business conditions and competition in the managed care industry, development of claims reserves, developments in health care reform and other regulatory issues.

                                  RISK FACTORS

    You should carefully consider and evaluate all of the following factors, before you decide to purchase shares of Common Stock under the Plan.

OPERATING HISTORY AND FUTURE PROSPECTS

    The Company does not have an operating history as an independent public company, but now owns and conducts the operations of the managed care companies and the management business of Old UWS. On an historical basis, in each of the three years ended December 31, 1997, the Company's businesses were profitable. There can be no assurance, however, that the Company's operations will be profitable in 1998 or future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED RELEVANCE OF HISTORICAL COMBINED FINANCIAL INFORMATION OF THE COMPANY

    The historical combined financial information may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or the results of operations, financial position and cash flows had the Company operated as an independent company during the periods presented. The combined financial information included herein does not reflect any changes that may occur in the funding or operations of the Company as a result of the Distribution.

HEALTH CARE COSTS AND HEALTH CARE INDUSTRY

    The Company's profitability will depend in part on accurately predicting health care costs and controlling future health care costs. Changes in factors affecting health care costs may adversely affect the Company's financial condition or results of operations.

    A large portion of the revenue received by the Company is, in turn, spent by the Company to pay the costs of health care services or supplies delivered to its members. The total health care costs incurred by the Company are affected by the number and scope of individual services rendered and the cost of each service. Much of the Company's premium revenue is agreed to before the actual delivery of services, usually on a prospective annual basis. While the Company attempts to base the premiums it charges at least in part on its estimate of expected health care costs over the fixed premium period, competition, regulations and other circumstances may limit the Company's ability to fully base premiums on estimated costs. In addition, actual health care costs may exceed the estimated costs.

    In addition to the challenge of controlling health care costs, the Company faces competitive pressure to contain premium prices. While managed health plans compete on the basis of many factors, the Company expects that price will continue to be a significant basis of competition. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government-sponsored programs. The Company's financial condition or results of operations would be adversely affected by significant premium decreases by any of its major competitors or by any limitation on the Company's ability to increase or maintain its premium levels.

    The Company, like HMOs and health insurers generally, excludes certain health care services from coverage under its managed care benefit plans. In the ordinary course of business, the Company is subject to the claims of its members from decisions to restrict reimbursement for certain treatments. The loss of even one such claim, if it were to result in a significant punitive damage award, could have a material adverse effect on the Company's financial condition or results of operations.

    The managed care industry is labor intensive, and its profit margin is low. Hence, it is especially sensitive to inflation. Health care industry costs have been rising annually at rates higher than the Consumer Price Index. Increases in medical expenses without corresponding increases in premiums could have a material adverse effect on the Company.

    Competitive price pressures in the group health insurance industry, which generally result from the entry and exit of health care companies in the marketplace, historically have resulted in pricing and profitability cycles. These cyclical patterns could adversely affect the Company in the future.

DEPENDENCE UPON HEALTH CARE PROVIDERS AND EMPLOYER GROUPS

    The Company regularly contracts with physicians, hospitals and other providers to manage health care costs. In any particular market, providers could refuse to contract with the Company, demand higher payments or take other actions which could result in higher health care costs or less desirable products for customers and members.

    In some markets, certain providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, have significant market positions or even monopolies. Many of these providers may compete directly with the Company which could affect the Company's profitability.

    The Company's contracts with its health care providers and employer groups are renewable periodically. The Company's profitability and ability to expand will be dependent upon its ability to continue to contract with these parties on favorable terms. For the year ended December 31, 1997, four medical groups and hospitals accounted for 23.9% of claims and capitation expense.

    The Company's managed care business is dependent upon its ability to obtain and maintain group benefit agreements with employer groups. As of December 31, 1997, the managed care companies had contractual relationships with 3,574 groups for medical coverage, seven of which accounted for approximately 40.6% of the managed care companies' total earned premiums.

PROVIDER ARRANGEMENTS

    Approximately 33.4% of the Company's total earned premiums in 1997 and 14.4% of the Company's 1997 net income were attributable to the business sold through the Company's wholly owned subsidiaries,

Valley Health Plan, Inc. ("Valley") and Unity Health Plans Insurance Corporation ("Unity"). The Company's provider arrangement relating to Valley was renewed through January 1, 2000, and can be renewed for up to an additional three-year term, and the Company's provider arrangement relating to Unity terminates on November 1, 2004. The continued success of Valley and Unity will depend to a significant degree on the mutuality of interest between the Company and its provider partners. The termination or a material modification of the Company's current provider relationships or changes in the business of its provider arrangements could adversely affect the Company's profitability.

    One of the Company's providers, Midelfort Clinic, Ltd. ("Midelfort"), has an option to purchase Valley on December 31, 1999 for Valley's net equity plus $400,000. If Midelfort exercises this repurchase option, the Company would thereafter have no ongoing interest in Valley, and would lose all of the earned premiums associated with Valley. One of the Company's providers, Community Health Systems, LLC ("CHS"), has the right to repurchase a portion of the Unity business and the Unity legal entity for its book value on either November 1, 1999 or November 1, 2004. If CHS exercises this repurchase option, the Company will need to transfer the remaining Unity business to one of its other managed care companies. The other major provider partner, University Health Care, Inc. ("UHC"), has the option to repurchase the remainder of the Unity business for its book value plus $500,000 on either November 1, 1999 or November 1, 2004. Any exercise of either or both of these repurchase options relating to Unity would result in the Company losing the premium revenues attributable to that business. In addition, the exercise of any of these repurchase options would be deemed a taxable event to the Company.

PHARMACEUTICAL COSTS

    The costs of pharmaceutical products and services generally are increasing faster than the costs of other medical products and services. Thus, the Company's managed care operations face ever higher pharmaceutical expenses. The Company tries to keep pharmaceutical costs low, but may be unable to do so in the face of rapidly rising prices. Also, statutory and regulatory changes may significantly alter the Company's ability to manage pharmaceutical costs.

GOVERNMENT PROGRAMS AND REGULATION

    The Company's business is subject to extensive federal and state laws and regulations which change frequently. These laws and rules are intended primarily to protect policyholders rather than investors. Although such regulations have not significantly impeded the growth of the Company's business to date, there can be no assurance that the Company will be able to continue to obtain or maintain required governmental approvals or licenses or that regulatory changes will not have a material adverse effect on the Company's business. Delays in obtaining or failure to obtain or maintain such approvals could adversely affect the Company's revenue or the number of its members or could increase costs.

    A portion of the Company's revenues relate to federal, state and local government health care coverage programs, such as the Medicaid program. Such contracts carry certain risks such as higher comparative medical costs, government regulatory and reporting requirements, the possibility of reduced or insufficient government reimbursement in the future, and higher marketing and advertising costs per member as the result of marketing to individuals as opposed to groups. Changes to such government programs in the future may also affect the Company's willingness to participate in such programs.

    Statutory capital and surplus requirements vary based upon the types of risks underwritten and the nature of the provider contracts. The premiums written by HMOs and insurance companies are limited by the amount of their statutory capital and surplus. Statutory capital and surplus requirements for workers' compensation coverage are greater than those for the Company's other businesses. In addition, risk-based capital formulas, which are currently in effect or may be adopted, affect the Company's statutory capital and surplus requirements. In order to maintain its recent rate of growth in premium revenue, the Company may have to obtain additional statutory capital or utilize reinsurance agreements to cede a greater percentage of premium revenue.

HEALTH CARE REFORM LAWS

    In recent years, both the Clinton Administration and several members of Congress and various state legislators and state regulators have proposed numerous other health care reform measures. The Company is unable to predict when or whether any of these proposals will be enacted or what impact they could have on the Company.

COMPETITION

    The Company competes with a number of other entities in its geographic and product markets. Certain of the Company's customers may decide to perform themselves functions or services formerly provided by the Company, which could decrease the Company's revenues. Certain of the Company's providers could decide to market products and services to the Company customers in competition with the Company. In addition, significant merger and acquisition activity has occurred in the industry in which the Company operates as well as in industries which act as suppliers to the Company. This activity may create stronger competitors and/or result in higher health care costs. To the extent that there is strong competition or that competition intensifies in any market, the Company's ability to retain or increase customers, its revenue growth, its pricing flexibility, its control over medical cost trends and its marketing expenses could be adversely affected.

    The Company faces competition from other regional and national managed health care companies, including Humana, Inc. and United HealthCare Corp. in Southeastern Wisconsin, and Dean Health Plan, Inc. in the Madison, Wisconsin area, many of which have significantly greater financial and other resources than the Company. If competition were to further increase in any of its markets, the Company's financial condition or results of operations could be materially adversely affected.

ADMINISTRATION AND MANAGEMENT

    The level of administrative expenses affects the Company's profitability. While the Company attempts to effectively manage such expenses, increases in administrative expenses may occur from time to time. Expense increases are not clearly predictable and could adversely affect the Company's profitability.

    The future success of the Company is dependent on a number of key management employees. Competition for highly skilled people with extensive experience in the health care industry is intense. The Company will be dependent on the continued services and management experience of its executive officers and other personnel. The Company does not have key man life insurance covering any of its executive officers, nor does it have employment agreements with any of its executive officers.

CONTROL BY CERTAIN SHAREHOLDERS; EFFECTS OF BLUE CROSS & BLUE SHIELD UNITED OF
  WISCONSIN INTENDED PURCHASES; DEFENSIVE MEASURES; POTENTIAL CONFLICTS OF INTEREST

    Blue Cross & Blue Shield United of Wisconsin ("BCBSUW") and executive officers and directors of the Company own approximately 38.5% of the outstanding shares of the Common Stock and, thus, have significant influence over all matters requiring a shareholder vote. Furthermore, BCBSUW intends to purchase additional shares of the Common Stock to bring its direct and indirect ownership of the Company to approximately 51%. At and after this time, BCBSUW will have the power to affect the outcome of shareholder votes on all corporate actions requiring majority approval. This will limit the ability of a third party to acquire control of the Company and could adversely affect the market price of the shares of Common Stock.

    The Company's Articles of Incorporation ("Articles of Incorporation") and By-Laws ("By-Laws") and certain sections of the Wisconsin Business Corporation Law ("WBCL") may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which some shareholders may deem to be in their best interest). These provisions could delay or frustrate the removal of incumbent directors or the assumption of control by an acquiror. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest. These provisions include, among other things, a classified Board of Directors serving staggered three-year terms and provisions in the WBCL which may discourage certain types of transactions involving a change of control of the Company.

    The Company and certain of its subsidiaries and BCBSUW have entered into service agreements (the "Service Agreements") that provide for certain services, including sales and marketing, computerized data processing, legal, investment, actuarial and other management services. Under the Service Agreements, the company receiving a service pays the company providing the service an amount which the Company and BCBSUW believe approximates cost. The Company and certain of its subsidiaries also have entered into reinsurance agreements with BCBSUW in the past, and may do so in the future, on terms that are believed to be reasonable at the time. Pursuant to Wisconsin statutory and regulatory requirements, these reinsurance agreements and the Service Agreements are required to be filed with the Wisconsin Office of the Commissioner of Insurance ("OCI") for its review to determine whether the "transactions are fair and reasonable." In addition, BCBSUW's sales force markets and sells some of the Company's products. Also, certain of the Company's products may compete with managed health care products offered by BCBSUW in Wisconsin. Three of the nine directors of the Company also are directors of BCBSUW.

                                    THE PLAN

    The following questions and answers constitute a summary of the Plan.

PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

    The purpose of the Plan is to provide interested investors, Record Owners and Beneficial Owners with a convenient means of investing in the Company through new investments in Common Stock and through the regular reinvestment of cash dividends paid on Common Stock. Shares of the Common Stock for the Plan may be purchased, in the discretion of the Company, either directly from the Company through the reinvestment agent (the "Reinvestment Agent") and/or in the open market. See question 4 for a definition of "Record Owner" and "Beneficial Owner."

    If shares are purchased from the Company, the proceeds from such purchases will be received by the Company and will be used from time to time for general corporate purposes.

ADVANTAGES

2. WHAT ARE SOME OF THE ADVANTAGES OF THE PLAN?

    Participants in the Plan may elect to have all or a designated portion of cash dividends on their shares of Common Stock automatically reinvested and/or build their ownership in the Company through additional cash investment of not less than $100 per calendar quarter and not more than $100,000 in any calendar year. (See Question 4 for information on who is eligible to participate.)

    Participants in the Plan will pay the Market Price (as defined in Question
15) for shares whether reinvesting all or a designated portion of their cash dividends or purchasing additional shares through the cash investment option available under the Plan.

    All service charges and brokerage commissions, if any, in connection with purchases under the Plan will be paid by the Company.

ADMINISTRATION

3. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

    The Reinvestment Agent administers the Plan for Participants. The present Reinvestment Agent is Firstar Bank Milwaukee, N.A. ("Firstar").

    The Reinvestment Agent maintains a continuing record of all Participants' Noncertificated Share Accounts, sends statements of account to each Participant, and performs other duties relating to the Plan. The Reinvestment Agent will hold for safekeeping the certificates for shares purchased for each Participant under the Plan until termination of the shareholder's participation in the Plan, or until a written request is received from the Participant for withdrawal of the shares.

    Should Firstar cease to act as the Reinvestment Agent under the Plan, the Company may perform these administrative duties itself or may designate another agent. In such event, all references herein to Firstar or the Registration Agent shall be deemed to be references to the Company or such other agent as the Company may designate.

    Participants can contact the Reinvestment Agent either by telephone at (800) 637-7549 or by mail addressed to:

                       Firstar Bank Milwaukee, N.A.

                       1555 N. RiverCenter Drive, Suite 301

                       Milwaukee, Wisconsin 53212

PARTICIPATION

4. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

    All Record Owners and Beneficial Owners of the Common Stock are eligible to participate in all features of the Plan. A Beneficial Owner is a shareholder who beneficially owns shares of Common Stock that are registered in a name other than his or her own name (e.g., the shares are held in the name of a broker, bank or other nominee). Record Owners and Beneficial Owners may make optional cash payments whether or not they also have elected to reinvest dividends on Common Stock registered in their names.

    You must be a Record Owner or Beneficial Owner to participate in the dividend reinvestment feature of the Plan, and only shares of Common Stock of which you are the Record Owner or Beneficial Owner may have their dividends reinvested pursuant to the Plan.

    The Company may refuse participation in the Plan in its entirety, or participation through any particular option under the Plan, to shareholders residing in states whose securities laws do not exempt from registration shares offered pursuant to the Plan, or pursuant to any particular participation option under the Plan.

5. HOW DOES AN ELIGIBLE SHAREHOLDER OR INVESTOR PARTICIPATE?

    In order to participate in the Plan, a Record Owner must properly complete an authorization card furnished by the Reinvestment Agent (the "Authorization Card") and return it to the Reinvestment Agent. An Authorization Card and postage-paid envelope are enclosed with this Prospectus and additional cards may be obtained at any time by any shareholder by written or oral request to the Reinvestment Agent (see Question 3). Telephone requests or general inquiries may also be made by calling the Reinvestment Agent at (800) 637-7549 (see Question
3).

    Beneficial Owners who wish to participate in the Plan must instruct their broker, bank or other nominee to complete and sign the Authorization Card and return it to the Plan Administrator. See Question 7 for a discussion of the Broker and Nominee Form (the "B&N Form") which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a securities depository. See also Question 12.

    An Authorization Card will be mailed to all new Record Owners of Common Stock by the Reinvestment Agent. Authorization Cards may also be obtained at any time by written request to the Reinvestment Agent.

    Shareholders who do not wish to participate in the Plan will receive cash dividends, as declared, in the usual manner.

    If a shareholder returns a properly executed Authorization Card to the Reinvestment Agent without electing an investment option, such Authorization Card will be deemed to indicate the intention of such shareholder to apply all cash dividends, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

    If a Participant's shares are registered in more than one name or in a representative capacity (i.e., joint tenants, trustees, etc.), all registered holders must sign the Authorization Card exactly as their names appear on the Company's stock transfer records.

6. WHAT DOES THE AUTHORIZATION CARD PROVIDE?

    The Authorization Card provides for the purchase by any entity, whether or not a record holder of Common Stock, of additional shares of Common Stock through the following investment options offered under the Plan:

    - Full Dividend Reinvestment--Record Owners may reinvest cash dividends on all shares owned by the Participant. Optional cash payments of not less than $100 may also be made quarterly.

    - Partial Dividend Reinvestment--Record Owners may reinvest cash distributions on less than all of the shares owned by the Participant and continue to receive cash dividends on the other shares. Optional cash payments of not less than $100 may also be made quarterly.

    - Optional Payments Only--Record Owners may invest by making optional cash payments of not less than $100 per calendar quarter.

    - Initial Direct Purchase--Investors who are not currently Record Owners may participate in the Plan by making a cash payment of not less than $100 to the Plan.

    Cash dividends on shares credited to the Participant's Noncertificated Share Account under the Plan are automatically reinvested to purchase additional shares.

7. WHAT DOES THE B & N FORM PROVIDE?

    The B&N Form must be submitted for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a registered security depository. A B&N Form must be delivered to the Plan Administrator each time that such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request to the Reinvestment Agent (see Question
3).

    Prior to submitting the B&N Form, the broker, bank or other nominee for a Beneficial Owner must have established participation in the Plan by means of a duly completed and executed Authorization card on behalf of the Beneficial Owner (see Questions 5 and 6).

    The Reinvestment Agent will make purchases for the Plan once a month on the first business day of each month ("Investment Date"). Accordingly, the B&N Form and appropriate instructions must be received by the Reinvestment Agent no later than the 25th day of the preceding month or the optional cash payment will not be invested until the following Investment Date.

8. IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

    Yes, a shareholder who desires the dividends on only some certificated shares to be reinvested under the Plan may indicate such number of shares on the Authorization Card. Cash dividends will continue to be made on the remaining shares.

9. MAY A PARTICIPANT CHANGE HIS/HER METHOD OF PARTICIPATION IN THE PLAN AFTER ENROLLMENT?

    Yes, by submitting a revised Authorization Card or sending a written request signed by all registered owners to the Reinvestment Agent at the address specified in Question 3. A change in dividend reinvestment will be effective with the next Dividend Payment Date (as defined in Question 10), if the request for change is received at least two weeks before that Date.

10. WHEN MAY A SHAREHOLDER OR INVESTOR JOIN THE PLAN?

    If an Authorization Card specifying a dividend reinvestment feature is properly completed and received by the Reinvestment Agent at least two weeks before the record date established for the payment of a particular dividend, reinvestment of dividends will commence with that dividend payment.

    If an Authorization Card is received from a shareholder after the record date established for a particular dividend, the reinvestment of such dividends will begin on the dividend payment date following the next record date if such shareholder is still a holder of record.

    Dividend payment dates are anticipated to be in December each year ("Dividend Payment Date").

    Record Owners and Beneficial Owners wishing to make additional optional cash payments through the Plan or investors not owning shares but wishing to make an initial direct purchase through the Plan may do so at any time.

INITIAL DIRECT PURCHASE AND OPTIONAL CASH PAYMENTS

11. WHO IS ELIGIBLE TO MAKE OPTIONAL CASH PAYMENTS?

    Record Owners who have executed an Authorization Card, and Beneficial Owners who have executed an Authorization Card and a B&N Form, are eligible to make optional cash payments of not less than $100 in the aggregate for any quarter (noncumulative from quarter to quarter). The first contribution in any quarter must equal or exceed $100. The maximum aggregate amount of optional cash payments under the Plan may not exceed $100,000 in any calendar year.

12. HOW ARE INITIAL DIRECT PURCHASE AND OPTIONAL CASH PAYMENTS MADE?

    A new Participant may make an initial cash payment when enrolling in the Plan by sending the Reinvestment Agent a check or money order, payable to Firstar Bank Milwaukee, N.A., for not less than $100, with a completed Authorization Card.

    Once a Participant has enrolled in the Plan and the initial investment is made, whether of dividends or through an initial direct purchase through the Plan, a Participant will have the ability to make optional cash payments. Any check or money order for an optional cash payment must be made to Firstar Bank Milwaukee, N.A. and should be accompanied by a properly completed Authorization Card. Checks and cards should be mailed to Firstar Bank Milwaukee, N.A. (see Question 3 for address), Attention: Dividend Reinvestment. Beneficial Owners whose broker, bank or other nominee holds the shares of the Beneficial Owner in a registered securities depository must make their optional cash payments through the use of the B&N Form rather than through the use of an Authorization Card.

    Initial direct purchases and subsequent optional cash payments must be in United States dollars, payable at a United States bank, and may not be less than $100 for initial direct purchases or $100 in the aggregate for any quarterly period between Dividend Payment Dates for optional cash payments (noncumulative from quarter to quarter). The same amount need not be sent each time, and there is no obligation to make an optional cash payment in any quarter. Do not send cash.

    Optional cash payments of Participants can be refunded if a written request is received by the Reinvestment Agent at the above address at least two business days prior to the Investment Date (see Question 16).

    Optional cash payments received by the 25th day of the month prior to each Investment Date will be invested on that Investment Date. No interest will be paid on funds held between receipt and investment. You are therefore strongly encouraged to send your optional cash payments so that they are received by the Reinvestment Agent close to, but not later than the Investment Date (see Question 16).

COSTS

13. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES UNDER THE PLAN?

    No. Participants will incur no brokerage commissions, service or other charges for purchases made under the Plan. Any costs of administration of the Plan will be borne by the Company. However, charges will be incurred by a Participant upon the sale of his or her shares (see Questions 25, 27 and 28), and certain fees may be charged to Participants by brokers when shares are held by brokers. The benefit of any reduced brokerage commission charges will be passed on, pro rata, to Participants.

PURCHASES

14. HOW MANY SHARES WILL BE PURCHASED FOR PARTICIPANTS?

    The number of shares to be purchased will be determined by the amount of the Participant's dividends and/or optional cash payments or initial direct purchase payments, being reinvested or paid and the Market Price (as defined in Question
15) of the shares. Each Participant's Noncertificated Share Account in the Plan will be credited with the number of shares, including fractional shares computed to three decimal places, equal to the amount of the dividends and/or optional cash to be reinvested or paid divided by the applicable purchase price of the shares.

15. HOW WILL THE PURCHASE PRICE OF SHARES BE DETERMINED?

    Shares may be purchased from the Company through the Reinvestment Agent or may be purchased, in the discretion of the Company, in the open market by the Reinvestment Agent. For shares purchased from the Company through the Reinvestment Agent, the price per share will be the average of the high and low sale prices of the shares (the "Market Price") on the Reinvestment Date (defined as the date on which dividends are paid and can first be reinvested in the Company by the Reinvestment Agent) on the NYSE as reported by THE WALL STREET JOURNAL. If no shares were traded on the Reinvestment Date, the Market Price will be based on the most recent date immediately prior to the Reinvestment Date that the shares were traded. For shares purchased on the open market, the price per share will be the average price of all shares purchased for the Plan in respect of any Reinvestment Date.

16. WHEN WILL DIVIDENDS AND/OR INITIAL DIRECT PURCHASES OR OPTIONAL CASH PAYMENTS BE INVESTED?

    Dividend reinvestment payments will be invested in additional shares and credited to a Participant's Noncertificated Share Account within thirty days of each Reinvestment Date. If any dividend reinvestment payments are not reinvested by the Reinvestment Agent within thirty days after a Reinvestment Date, such dividend payments will be returned to the Participant without any interest thereon.

    Record Owners and Beneficial Owners wishing to make additional optional cash payments through the Plan may do so at any time. The Reinvestment Agent will make purchases for the Plan once a month on the first business day of each month (the "Investment Date") to satisfy these investment requests. Accordingly, Participants and interested investors should send cash investments so as to reach the Reinvestment Agent by the 25th day of the preceding month.

17. MUST ALL DIVIDENDS ON SHARES CREDITED TO A PARTICIPANT'S NONCERTIFICATED SHARE ACCOUNT UNDER THE PLAN BE REINVESTED?

    Yes. Regardless of the investment option chosen, all cash dividends on shares held in the Plan for all Participants are automatically reinvested in additional shares of Common Stock.

SHARE CERTIFICATES

18. WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR SHARES PURCHASED UNDER THE PLAN?

    Although the Company reserves the right at any time to issue certificates for any number of shares in a Participant's Noncertificated Share Account, certificates for shares will not be issued except as described in Question 19. Shares purchased under the Plan will be credited to a Participant's Noncertificated Share Account and will be shown on a Participant's statement of account. Certificates for the shares purchased pursuant to the Plan will be issued to Participants upon their written request, except that no certificates will be issued for fractional shares. A Participant requesting a certificate for all the shares in Participant's Noncertificated Share Account will receive cash for a fractional share only if participation in the Plan is terminated. (See Question 19 for how a Participant may obtain certificates.) Cash dividends on all shares held in the Participant's Noncertificated Share Account under the Plan will be automatically reinvested to purchase additional shares which will be reflected in the Participant's Noncertificated Share Account. If a Participant is a Beneficial Owner, such request should be placed through such Participant's broker, banker or other nominee.

19. HOW MAY A PARTICIPANT OBTAIN CERTIFICATES FOR SHARES PURCHASED UNDER THE
  PLAN?

    A Participant who has purchased shares under the Plan may obtain certificates for those shares in the Participant's Noncertificated Share Account at any time by sending a written request to that effect to the Reinvestment Agent. If a Participant is a Beneficial Owner, such request should be placed through such Participant's broker, banker or other nominee. No certificates will be issued for fractional shares, but a Participant requesting termination of participation in the Plan will receive, in cash, the Market Price of any fractional share as well as one certificate, unless otherwise requested by the Participant, for all whole shares held for such terminating Participant in the Noncertificated Share Account. This notice should be mailed to the Reinvestment Agent (see Question 3 for address). The Company, however, reserves the right at any time to issue certificates to Participants for any shares in their Noncertificated Share Accounts. (See Questions 24-27 for information on termination of participation.)

20. MAY COMMON STOCK HELD IN CERTIFICATE FORM BE DEPOSITED IN A PARTICIPANT'S NONCERTIFICATED SHARE ACCOUNT?

    Yes. Common Stock certificates registered in a Participant's name may be surrendered to the Reinvestment Agent for deposit to the Participant's Noncertificated Share Account. This procedure enables Participants to avoid the necessity of safekeeping certificates. The Participant should contact the Reinvestment Agent (see Question 3) for the proper procedure to deposit certificates.

    Common Stock certificates may be deposited in a Participant's
Noncertificated Share Account whether or not the Participant has previously authorized reinvestment of dividends on Common Stock registered in the Participant's name. Such deposits must be accompanied by a completed Authorization Card. However, as with all other shares held in the Participant's Noncertificated Share Account, all dividends on any shares deposited will automatically be reinvested.

PARTICIPANTS' RECORDS AND ACCOUNTS

21. WHAT TYPE OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

    As soon as practicable after each Reinvestment Date (in the case of dividend reinvestment) or Investment Date (in the case of initial direct purchases or optional cash payments) a Participant in the Plan will receive a statement indicating the Market Price, the number of shares purchased and the number of shares in the Participant's Noncertificated Share Account. In addition to the above information, a statement to a Participant in the dividend reinvestment feature of the Plan will also show the total dividend payment and the amount of the dividend payment reinvested. EACH OF THESE STATEMENTS IS A RECORD OF THE COST OF PURCHASES UNDER THE PLAN AND SHOULD BE RETAINED FOR TAX PURPOSES.

    In addition, each Participant will receive copies of the Company's annual and quarterly reports to shareholders, notices of annual and special meetings, proxy statements and income tax information for reporting dividends. Beneficial owners whose shares are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) must arrange to obtain their copies of such reports from the record holder.

22. IN WHOSE NAME WILL ACCOUNTS BE MAINTAINED AND CERTIFICATES REGISTERED WHEN ISSUED?

    A Participant's Noncertificated Share Account will be maintained in the name or names which appear on the Company's shareholder records.

    A certificate for shares, when delivered to a Participant, will be registered in the name or names in which the Noncertificated Share Account is maintained. Upon written request, certificates can be registered and issued in names other than the account name, provided that the request bears the signature of the Participant or Participants and the signature(s) are guaranteed by a commercial bank or a member of the NYSE.

MODIFICATION OR TERMINATION BY A PARTICIPANT

23. HOW DOES A PARTICIPANT MODIFY THE MANNER OF PARTICIPATION IN THE PLAN?

    A Participant may change participation from partial to total dividend reinvestment, from total to partial dividend reinvestment, or may simply change the number of shares that are enrolled in the Plan by executing and delivering a new Authorization Card to the Reinvestment Agent (see Question 3 for address). Beneficial Owners must use the B&N Form to change their participation. Notices to change dividend reinvestments must be received by the Reinvestment Agent at least two weeks before any Dividend Payment Date to be effective as of that date.

24. HOW DOES A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

    A Participant may terminate participation in the Plan by notifying the Reinvestment Agent in writing to that effect. Notices will be effective only upon receipt by the Reinvestment Agent. Notices to discontinue dividend reinvestment received by the Reinvestment Agent at least two weeks before any Dividend Payment Date will be effective as of that date. Notices received less than two weeks prior to the Dividend Payment Date will take effect after the dividend has been posted to the Participant's account. After termination, dividends will be paid to the shareholder in cash unless and until the shareholder rejoins the Plan. In order to re-enter the Plan after termination, a shareholder must complete a new Authorization Card.

25. CAN THE SHARES HELD IN THE PLAN BE SOLD THROUGH THE REINVESTMENT AGENT?

    A Participant can instruct the Reinvestment Agent to sell any or all of the whole shares held in the Plan. The written notification to the Reinvestment Agent should include the number of shares that are to be sold. The Reinvestment Agent will make the sale as soon as practicable after receipt of a Participant's request and will then issue to the Participant a check for the proceeds less brokerage commission and transfer taxes (if any). In its discretion, the Reinvestment Agent also may effect a net share exchange between a selling Participant and another Participant's optional cash purchase or reinvestment of dividends.

    No Participant shall have the authority or power to direct the date or sales price at which shares may be sold. The request must indicate the number of shares which may be sold and not the dollar amount to be obtained. Any such request that does not clearly indicate the number of shares which may be sold will be returned to the Participant with no action taken. A withdrawal/termination form will be provided on the stub of the account statement for this purpose. This notice should be addressed to the Reinvestment Agent (see Question 3 for address).

26. WHAT HAPPENS TO THE SHARES HELD IN THE NONCERTIFICATED SHARE ACCOUNT WHEN A PARTICIPANT TERMINATES PARTICIPATION IN THE PLAN?

    A certificate for the shares held in the Noncertificated Share Account will be issued to the Participant upon the Participant's written request or upon a Participant's termination of participation in the Plan. No fractional shares will be issued. (See Question 18 for information on share certificates and Question 19 for information on the cash payment for fractional shares in the Noncertificated Share Account.)

27. MAY A PARTICIPANT RECEIVE CASH IN LIEU OF FULL SHARE CERTIFICATES UPON TERMINATION OF PARTICIPATION?

    Yes. The Participant may request, in his or her written notification of termination, that the Reinvestment Agent sell all full and fractional shares held in the account under the Plan in which case the Reinvestment Agent will sell the shares and deliver the Market Price of any fractional share and the proceeds from the sale of full shares, less brokerage commissions and any taxes payable in connection with the sale, to the Participant.

28. MAY A PARTICIPANT SELL HIS OR HER RECORD SHARES AND STILL REMAIN IN THE
  PLAN?

    If a Participant should sell or transfer all of his or her record shares of Common Stock, the Reinvestment Agent, at its discretion, may continue to reinvest the dividends on the shares credited to his or her Noncertificated Share Account under the Plan until notified in writing by the Participant to withdraw from the Plan, or may terminate the Participant's participation and sell all of the shares credited to the Participant's Noncertificated Share Account. Upon termination, the Reinvestment Agent will remit to the former Participant the proceeds from any sale, less any related brokerage commission and applicable taxes, and payment for any fractional shares.

29. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS SOME BUT NOT ALL OF THE COMMON STOCK CREDITED TO THE PARTICIPANT'S NONCERTIFICATED SHARE ACCOUNT?

    If a Participant is reinvesting dividends on only a portion of his or her record shares, the Common Stock sold or transferred will be considered to be the shares receiving cash dividends to the extent possible. Dividend reinvestment will only be reduced when the number of shares of Common Stock sold or transferred exceeds the number of shares receiving cash dividends. For example, if a Participant owns 1,000 shares of Common Stock and has authorized dividends on 600 of those shares to be reinvested under the Plan, such Participant could sell up to 400 of his or her record shares without reducing the number of shares which participate in the dividend reinvestment option of the Plan.

30. MAY A PARTICIPANT STOP REINVESTING THE DIVIDENDS FROM HIS OR HER RECORD SHARES AND RECEIVE THEM IN CASH AND STILL REMAIN IN THE PLAN?

    Yes. A Participant who terminates the reinvestment of dividends paid on his or her record shares, may leave shares acquired through the Plan in the Participant's Plan Noncertificated Share Account. Dividends paid on shares left in the Plan will continue to be automatically reinvested.

31. WHEN MAY A SHAREHOLDER RE-ENROLL IN THE PLAN?

    Generally, a shareholder may again become a Participant at any time. However, the Company reserves the right to reject any Authorization Form from a previous Participant on grounds of excessive enrolling and termination. This reservation is intended to minimize administrative expenses and to encourage use of the Plan as a long-term investment service.

OTHER INFORMATION

32. WHAT ARE THE DIVIDEND PAYMENT DATES?

    Dividend Payment Dates are anticipated to be in December each year.

33. HOW WILL A PARTICIPANT'S SHARES BE VOTED AT ANNUAL MEETINGS OF SHAREHOLDERS?

    The Reinvestment Agent will obtain voting instructions from the Participant for all full and fractional shares which are held by the Reinvestment Agent for the Participant's Noncertificated Share Account on the record date established by the Company for determining shareholders entitled to vote. In the absence of voting instructions from the Participant, shares accumulated under the Plan will not be voted.

34. WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT OR HAS A RIGHTS OFFERING?

    Any stock dividends or split shares distributed by the Company on shares held by the Reinvestment Agent for the Participant will be credited to the Participant's Noncertificated Share Account on a pro rata basis. In the event that the Company makes available to its common shareholders rights to purchase additional shares, debentures or other securities, the Reinvestment Agent will sell such rights accruing on shares held by the Reinvestment Agent for Participants and invest the proceeds in Common Stock of the Company prior to or with the next regular cash dividend. A Participant who wishes to exercise purchase rights must request that a stock certificate be sent to him or her by the Reinvestment Agent prior to the record date for the rights offering.

35. CAN A PARTICIPANT PLEDGE SHARES CREDITED TO HIS OR HER ACCOUNT?

    No. Shares in a Participant's Noncertificated Share Account in the Plan may not be pledged, assigned or otherwise encumbered unless withdrawn from the Noncertificated Share Account.

36. WHAT IS THE RESPONSIBILITY OF THE COMPANY OR THE REINVESTMENT AGENT UNDER THE PLAN?

    In administering the Plan, neither the Company nor the Reinvestment Agent nor any agent of either of them will be liable for any act done in good faith, without negligence, or for any omission to act including, without limitation, any claims for liability arising out of failure to terminate the Participant's Noncertificated Share Account upon his or her death prior to receipt of notice in writing of such death and with respect to the prices at which shares are purchased or sold for the Participant's Noncertificated Share Account and the times such purchases or sales are made.

    All notices from the Reinvestment Agent to a Participant will be addressed to the Participant's last known address. Beneficial Owners will receive all notices and other mailings through their broker, banker or other nominee. Participant's should notify the Reinvestment Agent promptly in writing of any change in address.

    The risk to Participants is the same as with any other investment in shares of Common Stock of the Company. It should be recognized that a Participant loses any advantage otherwise available from being able to select the timing of his or her investment. It should also be recognized that, like any investment, the Company cannot assure the Participant of a profit or protect the Participant against a loss on the shares purchased by the Participant under the Plan, nor can the Company control purchases by the Reinvestment Agent. The Company also cannot guarantee that dividends on shares of its common stock will not be reduced or eliminated.

37. MAY THE PLAN BE MODIFIED, SUSPENDED OR TERMINATED?

    While the Company hopes to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications or amendments to the Plan and in particular reserves the right to refuse optional cash payments from any shareholder who, in the sole discretion of the Company, is attempting to circumvent the interest of the Plan by making excessive optional cash payments through multiple Noncertificated Share Accounts. To the extent practicable, notice of any such suspension, termination, modification or amendment will be sent to all Participants at least 30 days prior to the effective date. Any modification will be deemed to be accepted by Participants who do not withdraw prior to the effectiveness of the modification.

    If the Plan is terminated, each Participant will receive (1) a certificate for all whole shares of Common Stock held in the Participant's Noncertificated Share Account and (2) a check representing the value of any fractional share held in the Participant's Noncertificated Share Account and any uninvested optional cash payment held in the account.

FEDERAL INCOME TAX CONSEQUENCES

    Participants should consult their personal tax advisors with specific reference to their own tax situations and potential changes in the applicable laws as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchases of Common Stock under the Plan, the Participant's tax basis and holding period for Common Stock acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of Common Stock. The following is only a brief summary of some of the principal federal income tax considerations applicable to the Plan.

38. WHAT IS THE TAX TREATMENT OF DIVIDENDS RECEIVED BY A PARTICIPANT?

    Participants in the Plan who are reinvesting dividends will be treated for federal income tax purposes as having received with respect to each Reinvestment Date a dividend equal to the purchase price of the shares purchased by dividend reinvestment on that date (i.e., the amount that would have been received as a cash dividend) plus the cash dividend actually received (if any). Dividends will be taxed in the following manner: (i) if the dividend is paid by the Company out of its current or accumulated earnings and profits, it will be taxed as ordinary income; (ii) if the Company has no current or accumulated earnings and profits, the dividend will be treated as a return of capital, which results in a reallocation of basis between shares previously owned and shares acquired by dividend reinvestment; and (iii) if all capital has been returned under (ii), the dividend will be treated as capital gain income.

    Participants who acquire shares under the Plan, except those shares acquired as a return of capital, will have a tax basis in the shares so acquired equal to the amount being paid for those shares increased by any brokerage fees treated as a dividend to the Participant. Except for those dividends treated as a return of capital, the holding period for tax purposes for all Participants will begin on the day following the Reinvestment Date on or for which the shares are acquired. A Participant will not realize any taxable income when the Participant receives certificates for whole shares previously credited to the Participant's Noncertificated Share Account, either upon the Participant's request for those shares or upon withdrawal from the Plan.

    A Participant will realize gain or loss when shares are sold or exchanged, or when the Participant receives a cash adjustment for a fraction of a share credited to the Participant's Noncertificated Share Account upon withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which the Participant receives for the shares, or fraction of a share, and the Participant's tax basis.

39. WHAT IS THE TAX TREATMENT OF SERVICE CHARGES AND BROKERAGE COMMISSIONS, IF ANY, AS WELL AS OTHER ADMINISTRATIVE EXPENSES OF THE PLAN PAID BY THE COMPANY?

    In connection with purchases of shares on the open market, service charges and brokerage commissions paid by the Company on the behalf of Participants will likely be treated as distributions subject to income tax in the same manner as dividends. With respect to administrative expenses, such expenses paid by the Company are not likely to be treated as constructive distributions to Participants and, as a result, not subject to income tax.

40. WHAT PROVISION IS MADE FOR PARTICIPANTS WHOSE DIVIDENDS ARE SUBJECT TO INCOME TAX BACKUP WITHHOLDING?

    In the case of those Participants whose dividends are subject to United States income tax backup withholding, the Reinvestment Agent will apply the net amount of their dividends, after the deduction for taxes, to the purchase of shares of Common Stock. As a general matter, the Company is currently required to withhold for United States income tax purposes 31% of all dividend payments to a shareholder if (i) the Participant fails to furnish its taxpayer identification number (the "TIN") to the Company as required,

(ii) the Internal Revenue Service (the "IRS") notifies the Company that the TIN furnished by the Participant is incorrect, (iii) the IRS notifies the Company that the Participant has failed properly to report certain payments as required or (iv) the Participant fails to certify, when and as required to do so, under penalties of perjury, that it is not subject to backup withholding. Shareholders may be requested by the Company or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

41. WHAT IS THE TAX TREATMENT OF CASH RECEIVED BY A PARTICIPANT UPON THE SALE OF SHARES PURCHASED BY THE PARTICIPANT PURSUANT TO THE PLAN?

    Assuming that the shares are held as capital assets, a Participant who receives a cash payment for any full or fractional shares then held in his or her Plan account will recognize either short-term or long-term capital gain or loss, depending on his or her particular circumstances, the tax basis of his or her shares, and the period of time he or she has held his or her shares. Federal law requires the Company to notify the IRS of all sales of stock made under the Plan during the year. If a Participant sells any shares from the Plan, he or she will be sent a Form 1099B for each sale pursuant to federal income tax regulations.

42. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN BY AN IRA, KEOGH PLAN, 401(K) PLAN, SIMPLIFIED PENSION ACCOUNT OR ANY CORPORATE EMPLOYER-SPONSORED RETIREMENT PLAN?

    The tax consequences of participation in the Plan by retirement plans differ from those outlined above for individuals. Since the law and regulations regarding the federal income tax consequences of retirement plan participation are complex and subject to change, those considering such participation should consult with their own retirement plan trustees, custodians or tax advisors for specific information.

                                USE OF PROCEEDS

    The net proceeds from the sale of authorized but unissued stock purchased from the Company will be used for general corporate purposes.

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

    The pro forma consolidated condensed statements of income for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect interest expense of $4.9 million for the year ended December 31, 1997, and $3.7 million for the nine months ended September 30, 1998, associated with the $70.0 million of affiliated debt UWS borrowed from BCBSUW on October 30, 1996, as if such debt was recorded on the books of the Company. The pro forma consolidated condensed statements of income should be read in conjunction with the financial data presented elsewhere in this Prospectus. The pro forma financial data are presented for informational purposes only and may not reflect the future results of operations of the Company.

                        UNITED WISCONSIN SERVICES, INC.

              PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                           PRO FORMA
                                                                              HISTORICAL  ADJUSTMENTS   PRO FORMA
                                                                              ----------  -----------  -----------
                                                                                         (IN THOUSANDS)
REVENUES:
  Premium revenue...........................................................  $  560,825                $ 560,825
  Other revenue.............................................................      26,046                   26,046
  Investment results........................................................      22,238                   22,238
                                                                              ----------               -----------
      Total revenues........................................................     609,109                  609,109
                                                                              ----------               -----------
EXPENSES:
  Medical and other benefits................................................     485,735                  485,735
  Selling, general and administrative expenses..............................      93,959                   93,959
  Interest expense..........................................................          --   $   4,892(a)      4,892
  Provider profit sharing...................................................       3,380                    3,380
  Amortization of goodwill and other intangibles............................         818                      818
                                                                              ----------  -----------  -----------
      Total expenses........................................................     583,892       4,892      588,784
                                                                              ----------  -----------  -----------
  Income before income tax expense..........................................      25,217      (4,892)      20,325
  Income tax expense........................................................       9,433      (1,830)(b)      7,603
                                                                              ----------  -----------  -----------
Net income..................................................................  $   15,784   $  (3,062)   $  12,722
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

         NOTES TO PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

(a) Reflects interest expense of $4.9 million for the year ended December 31, 1997 associated with the $70.0 million of affiliated debt Old UWS borrowed from BCBSUW on October 30, 1996. Interest is payable quarterly at a rate equal to LIBOR plus 1.25%, adjusted quarterly. The actual interest rates used in the calculation are 6.75%, 7.02%, 7.06%, and 7.03% for the first, second, third and fourth quarters of 1997, respectively. A 1/8% variance in the interest rate would cause an increase/decrease in net income of approximately $57,000.

(b) Reflects the application of the historical Company effective tax rate of 37.4% to the adjustment made pursuant to Note (a).

                        UNITED WISCONSIN SERVICES, INC.

              PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                                           PRO FORMA
                                                                              HISTORICAL  ADJUSTMENTS   PRO FORMA
                                                                              ----------  -----------  -----------
                                                                                         (IN THOUSANDS)
REVENUES:
  Premium revenue...........................................................  $  452,340                $ 452,340
  Other revenue.............................................................      22,153                   22,153
  Investment results........................................................      13,540                   13,540
                                                                              ----------               -----------
      Total revenues........................................................     488,033                  488,033
EXPENSES:
  Medical and other benefits................................................     385,902                  385,902
  Selling, general and administrative expenses..............................      75,929                   75,929
  Interest expense..........................................................         254   $   3,409(a)      3,663
                                                                                          -----------
  Provider profit sharing...................................................       2,087                    2,087
  Amortization of goodwill and other intangibles............................         327                      327
                                                                              ----------               -----------
      Total expenses........................................................     464,499       3,409      467,908
                                                                              ----------  -----------  -----------
  Income before income tax expense..........................................      23,534      (3,409)      20,125
  Income tax expense........................................................       9,028      (1,194)(b)      7,834
                                                                              ----------  -----------  -----------
Net income..................................................................  $   14,506   $  (2,215)   $  12,291
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

         NOTES TO PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

(a) Reflects interest expense of $3.4 million for the nine months ended September 30, 1998, associated with the $70.0 million of affiliated debt Old UWS borrowed from BCBSUW on October 30, 1996. Interest is payable quarterly at a rate equal to LIBOR plus 1.25%, adjusted quarterly. The actual interest rates used in the calculation of the 1998 adjustment are 7.06%, 6.96% and 6.97% for the first, second and third quarters of 1998, respectively. A
    1/8% variance in the interest rate would cause an increase/decrease in net income of approximately $42,700.

(b) Reflects the application of an effective tax rate of 35% to the adjustment made pursuant to Note (a).

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table presents selected consolidated financial information with respect to the Company. The balance sheet data as of December 31, 1997 and 1996 and the statement of income data for each of the three years in the period ended December 31, 1997, have been derived from the audited consolidated financial statements and notes thereto of the Company. The balance sheet data as of December 31, 1995, 1994 and 1993 and the statement of income data for the years ended December 31, 1994 and 1993 and for the nine months ended September 30, 1998 and 1997 have been derived from unaudited financial statements which, in the opinion of the Company's management, include all adjustments necessary, consisting only of normal recurring accruals, for a fair presentation of financial position and results of operations at and for the periods presented. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full fiscal year. The consolidated financial statements of the Company do not necessarily reflect the results of operations or financial position that would have resulted had the Company been a separate, independent company and are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year. The information set forth below should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

                                                                                                  AS OF AND FOR THE
                                                                                    PRO FORMA     NINE MONTHS ENDED      PRO FORMA
                                AS OF AND FOR THE YEARS ENDED DECEMBER 31,        DECEMBER 31,      SEPTEMBER 30,      SEPTEMBER 30,
                           -----------------------------------------------------  -------------  --------------------  -------------
                             1993       1994      1995(4)    1996(4)     1997         1997         1997       1998         1998
                           ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
                                                          (IN THOUSANDS, EXCEPT OPERATING STATISTICS)
STATEMENT OF INCOME DATA:      (UNAUDITED)                                                           (UNAUDITED)
                           --------------------                                   --------------------------------------------------
Revenues:
  Premium revenue........  $ 310,503  $ 355,025  $ 466,929  $ 493,092  $ 560,825    $ 560,825    $ 414,887  $ 452,340    $ 452,340
  Other revenue..........      7,515     15,997     24,222     27,632     26,046       26,046       20,044     22,153       22,153
  Investment results.....     10,697     12,050      9,665     19,040     22,238       22,238       17,331     13,540       13,540
                           ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
      Total revenues.....    328,715    383,072    500,816    539,764    609,109      609,109      452,262    488,033      488,033
                           ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
Expenses:
  Medical and other
    benefits.............    265,446    306,056    416,167    425,258    485,735      485,735      359,539    385,902      385,902
  Selling, general and
    administrative
    expenses.............     43,578     58,026     72,576     83,839     93,959       93,959       70,656     75,929       75,929
  Interest expense.......         --         --         --         --         --        4,892(2)        --        254        3,663
    Provider profit
      sharing............        960      1,516      2,734      2,868      3,380        3,380        2,261      2,087        2,087
    Amortization of
      goodwill and other
      intangibles........         80        195        678        841        818          818          967        327          327
                           ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
      Total expenses.....    310,064    365,793    492,155    512,806    583,892      588,784      433,423    464,499      467,908
                           ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
    Income before income
      tax expense........     18,651     17,279      8,661     26,958     25,217       20,325       18,839     23,534       20,125
  Income tax expense.....      5,900      5,072      3,277     10,617      9,433        7,603(3)     7,093      9,028        7,834
                           ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
Net income...............  $  12,751  $  12,207  $   5,384  $  16,341  $  15,784    $  12,722    $  11,746  $  14,506    $  12,291
                           ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
                           ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
BALANCE SHEET DATA:
  Cash and investments...  $ 162,421  $ 154,201  $ 178,926  $ 182,431  $ 176,579                 $ 193,976  $ 183,341
  Total assets...........    197,294    216,954    261,523    269,478    266,256                   271,274    289,714
  Long-term debt.........         --         --         --         --         --                        --     70,000
  Total shareholders'
    equity...............    124,536    101,465    120,277    123,882    123,616                   126,506     58,688
OPERATING STATISTICS:
  Medical loss
    ratio(1).............      85.8%      86.2%      89.1%      86.2%      86.6%        86.6%        86.7%      85.3%        85.3%
  Selling, general and
    administrative
    expense ratio(1).....      10.9%      11.8%      11.0%      11.1%      11.2%        11.2%        11.2%      11.4%        11.4%

------------------------------

(1) Ratios are based on premium revenues and premium revenue-related selling, general and administrative expenses of $33,996,000, $42,022,000 $51,133,000,
    $54,861,000, $62,808,000, $51,721,000 and $46,352,000 for the years ended
    December 31, 1993, 1994, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively.

(2) Reflects pro forma adjustments for interest expense on assumed debt. See "Pro Forma Consolidated Condensed Financial Information of the Company."

(3) Reflects pro forma adjustments for the tax effect of the adjustment described in (2), above. See "Pro Forma Consolidated Condensed Financial Information."

(4) Commencing October 1, 1994, the Company's results of operations include the results of operations of Unity. For the years ended December 31, 1994 and 1995, Unity accounted for $23,994,000 and $100,342,000 of the Company's total premium revenue and $112,000 and $1,062,000 of the Company's net income, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    The Company is a leading provider of managed health care services and employee benefit products, primarily in Wisconsin. The Company's two primary product lines are (i) Health Maintenance Organization ("HMO") products, including Compcare Health Services Insurance Corporation ("Compcare"), Valley Health Plan, Inc. ("Valley"), Unity Health Plans Insurance Corporation ("Unity") and certain point-of-service ("POS") and other related products managed by Compcare, Valley and Unity; and (ii) specialty managed care products and services, including dental, life, disability and workers' compensation products, managed care consulting, electronic claim submission, and managed behavioral health services. Operating results and statistics for these product groups are presented below for the periods indicated.

                                                            AT DECEMBER 31,               AT SEPTEMBER 30,
                                                   ----------------------------------  ----------------------
                                                      1995        1996        1997        1997        1998
                                                   ----------  ----------  ----------  ----------  ----------
Membership at end of period:
  HMO products:
    Compcare.....................................     161,372     149,636     173,241     172,606     174,027
    Valley.......................................      27,476      33,434      37,906      37,730      40,752
    Unity........................................      66,623      79,147      85,117      83,481      86,604
                                                   ----------  ----------  ----------  ----------  ----------
      Total HMO products membership..............     255,471     262,217     296,264     293,817     301,383
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
  Specialty managed care products and
   services:
    Life/AD&D....................................     118,812     116,390     129,406     125,501     150,811
    Dental HMO...................................     167,592     169,063     169,823     169,271     168,528
    Behavioral health............................     645,883     826,153     863,538     857,898     969,892
    Workers' compensation........................      55,845      53,574      54,928      55,747      53,365
    Disability and other.........................      68,233      81,462      97,727      91,999     118,887
                                                   ----------  ----------  ----------  ----------  ----------
      Total specialty managed care products and
        services membership......................   1,056,315   1,246,642   1,315,422   1,300,416   1,461,483
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------

                                                                                                   NINE MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                 -------------------------------  --------------------
                                                                   1995       1996       1997       1997       1998
                                                                 ---------  ---------  ---------  ---------  ---------
Premium revenue
 (as a percentage of the total):
  HMO products.................................................       86.2%      85.4%      85.7%      85.8%      85.4%
  Specialty managed care products and services.................       14.4       15.0       14.7       14.6       15.1
  Intercompany eliminations....................................       (0.6)      (0.4)      (0.4)      (0.4)      (0.5)
                                                                 ---------  ---------  ---------  ---------  ---------
    Total......................................................      100.0%     100.0%     100.0%     100.0%     100.0%
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

                                                                                                       NINE MONTHS ENDED
                                                                        YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                     -------------------------------  --------------------
                                                                       1995       1996       1997       1997       1998
                                                                     ---------  ---------  ---------  ---------  ---------
Operating Statistics:
  HMO Products:
    Medical loss ratio(1)..........................................       91.1%      89.8%      89.5%      90.1%      88.7%
    Selling, general and administrative expense ratio(2)...........        9.2        9.3        9.2        9.2        9.3

  Specialty managed care products and services:
    Loss ratio(1)..................................................       77.1       69.8       74.1       71.3       70.7

  Combined:
    Loss ratio(1)..................................................       89.1       86.8       87.3       86.7       85.3
    Net income margin(3)...........................................        1.1        3.0        2.6        2.6        3.0

------------------------

(1) Medical and other benefits as a percentage of premium revenue prior to intercompany eliminations.

(2) Premium revenue related selling, general and administrative expenses as a percentage of premium revenue prior to intercompany eliminations.

(3) Net income as a percentage of total revenues.

    The Company's revenues are derived primarily from premiums, while medical benefits constitute the majority of expenses. Profitability is directly affected by many factors including, among others, premium rate adequacy, estimates of medical benefits, health care utilization, effective administration of benefit payments, operating efficiency, investment returns and federal and state laws and regulations.

RESULTS OF OPERATIONS

    All financial data in the Results of Operations section are gross numbers and, therefore, are not net of intercompany eliminations. For this reason, some of the financial data does not precisely match the data in the financial tables.

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH QUARTER AND NINE
  MONTHS ENDED SEPTEMBER 30, 1997

    The Company is a leading provider of managed health care services and employee benefit products, primarily in Wisconsin. The Company has two primary product lines: (i) Health Maintenance Organization ("HMO") products, including Compcare Health Services Insurance Corporation ("Compcare"), Valley Health Plan, Inc. ("Valley"), Unity Health Plans Insurance Corporation ("Unity") and certain point-of-service ("POS") and other related products managed by Compcare, Valley and Unity, and (ii) specialty managed care products and services, including dental, life, disability and workers' compensation products, managed care consulting, electronic claim submission, pharmaceutical management and managed behavioral health services.

    On May 27, 1998, the Board of Directors of American Medical Security Group, Inc. ("AMSG") (formerly United Wisconsin Services, Inc.) approved a formal plan to spin off its managed care companies and specialty business to its shareholders. The spin off involved the creation of a new corporation originally named Newco/UWS, Inc. subsequently renamed United Wisconsin Services, Inc., and the distribution of one share of common stock of the Company on September 25, 1998 for each share of AMSG common stock held as of September 11, 1998 (Record
Date). AMSG has received a private letter ruling from the Internal Revenue Service that the spin off is tax free to AMSG, the Company and their shareholders.

TOTAL REVENUES

    Total revenues for the three months ended September 30, 1998 increased 6.9% to $165.1 million from $154.5 million for the three months ended September 30, 1997. On a year-to-date basis, total revenues increased 7.9% to $488.0 million from $452.3 million for the nine months ended September 30, 1997. These increases were due primarily to increased membership in a majority of the product lines and general premium increases.

    HEALTH SERVICES REVENUES--HMO health services revenues for the three months ended September 30, 1998 increased 8.8% to $131.7 million from $121.0 million for the three months ended September 30, 1997. Average HMO medical premium per member for the three months ended September 30, 1998 increased 5.9% from the same period in the prior year. The average number of HMO medical members for the three months ended September 30, 1998 increased 2.3% to 299,130 from 292,343 for the three months ended September 30, 1997.

    HMO health services revenues for the nine months ended September 30, 1998 increased 8.6% to $386.4 million from $355.8 million for the same period in the prior year. Average HMO medical premium per member for the nine months ended September 30, 1998 increased 4.2% from the same period in the prior year, primarily due to general premium increases. The average number of HMO medical members for the nine months ended September 30, 1998 increased 4.0% to 295,981 from 284,658 for the same period in the prior year.

    Health services revenues for specialty managed care products and services for the three months ended September 30, 1998 increased 13.0% to $34.9 million from $30.9 million for the three months ended September 30, 1997. Health services revenues for specialty managed care products and services for the nine months ended September 30, 1998 increased 10.9% to $101.1 million from $91.1 million for the nine months ended September 30, 1997. This increase was due primarily to an increase in general membership in both periods.

    NET INVESTMENT RESULTS--Investment results include investment income and realized gains on investments. Investment results for the three months ended September 30, 1998 decreased 46.2% to $3.6 million from $6.7 million for the three months ended September 30, 1997. On a year-to-date basis, investment results decreased 21.9% to $13.5 million from $17.3 million for the same period in the prior year. Average annual investment yields, excluding net realized gains, were 5.3% for the three months ended September 30, 1998 and 6.0% for the three months ended September 30, 1997. On a year-to-date basis, average investment yields, excluding net realized gains, were 5.5% and 5.7% for 1998 and 1997, respectively. Average invested assets for the three months ended September 30, 1998 decreased 3.4% to $181.3 million from $187.7 million for the three months ended September 30, 1997. On a year-to-date basis, average invested assets decreased 0.1% to $181.4 million compared to $183.2 million for the same period in 1997.

    Investment gains are realized in the normal investment process in response to market opportunities. Realized gains for the three months ended September 30, 1998 were $1.3 million compared to $3.9 million for the three months ended September 30, 1997. On a year to date basis, realized gains were $6.3 million in 1998 compared to $10.1 million in 1997.

EXPENSE RATIOS

    LOSS RATIO--The consolidated loss ratio represents the ratio of medical and other benefits to premium revenue on a consolidated basis, and is therefore a blended ratio for medical, life, dental, disability and other product lines. The consolidated loss ratio was 86.0% for the third quarter of 1998 compared with 87.7% for the third quarter of 1997. On a year-to-date basis, the consolidated loss ratio was 85.3% for the first nine months of 1998, compared with 86.7% for the first nine months of 1997. The consolidated loss ratio is influenced by the component loss ratio for each of the Company's primary product lines, as discussed below.

    The medical loss ratio for HMO products for the three months ended September 30, 1998 was 89.4%, compared with 91.3% for the three months ended September 30, 1997. On a year-to-date basis, the medical loss ratio for HMO products was 88.7%, compared with 90.1% for the same period in 1997. The decrease in the medical loss ratio in 1998 for HMO products is due primarily to provider recontracting with a continuing shift toward capitation in the southeastern Wisconsin HMO market. For the nine months ended September 30, 1998, approximately 55.7% of the medical benefits were provided under capitated arrangements compared to 48.6% during the comparable period in 1997.

    The loss ratio for the risk products within specialty managed care products and services for the three months ended September 30, 1998 was 71.3%, which was consistent with the three months ended September 30, 1997. On a year-to-date basis, the loss ratio for risk products within specialty managed care products and services was 70.7% compared with 71.3% for the same period in the prior year. The decrease is primarily attributable to improved results in the United Heartland worker's compensation block of business.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE RATIO--The selling, general and administrative ("SGA") expense ratio includes commissions, administrative expenses, and premium taxes and other assessments. The SGA expense ratio for HMO products for the third quarter of 1998 was 9.0%, compared with 8.8% for the third quarter of 1997. On a year-to-date basis, the SGA expense ratio for HMO products was slightly higher for 1998 at 9.3% compared to 9.2% for the same period in 1997.

    SGA expense ratio related to the risk products within specialty managed care products and services for the third quarter of 1998 was 25.0%, compared with 24.0% for the third quarter of 1997. On a year-to-date basis, SGA expense ratio for the risk products was 25.4% for 1998 compared with 23.4% for the same period in 1997. This increase was due to higher investments in improved system capabilities and enhancements and related system conversion and training costs, in addition to loss adjustment expenses recorded on the workers' compensation business which was transferred from the TPA unit.

    The operating expense ratio related to the service products within specialty managed care products and services for the third quarter of 1998 was 91.2%, compared with 97.7% for the third quarter of 1997. On a year-to-date basis, the operating expense ratio for the service products was 91.5% for the nine months ended September 30, 1998 compared with 98.0% for the same period in 1997. Those reductions in 1998 are primarily related to a transfer of loss adjustment expenses previously recorded by the workers' compensation TPA unit to the workers' compensation risk products business.

OTHER EXPENSES

    Profit sharing on joint ventures was $0.7 million for the three months ended September 30, 1998 compared with $1.1 million for the three months ended September 30, 1997. On a year-to-date basis, profit sharing on provider arrangements was $2.1 million for the nine months ended September 30, 1998 and $2.3 million for the same period in 1997. These balances represent profit sharing expenses related to the Unity and Valley provider arrangements.

    Amortization of goodwill and other intangibles remained consistent at $0.1 million for the three months ended September 30, 1998 and 1997. On a year-to-date basis, amortization of goodwill and other intangibles totaled $0.3 million for 1998 compared with $1.0 million of amortization expense for the same period in 1997. The reduction is due to full amortization of certain intangibles.

NET INCOME FROM OPERATIONS

    Net income from operations for the three months ended September 30, 1998 increased 6.0% to $4.1 million from $3.9 million for the three months ended September 30, 1997. Net income from operations for the nine months ended September 30, 1998 increased 23.5% to $14.5 million from $11.7 million for the nine months ended September 30, 1997.

    The Company's effective tax rate was 38.1% for the three months ended September 30, 1998 compared with 36.6% for the three months ended September 30, 1997. On a year-to-date basis, the Company's effective tax rate was 38.4% for the nine months ended September 30, 1998, compared with 37.7% for the nine months ended September 30, 1997. The Company's effective tax rate fluctuates based upon the relative profitability of the Company's two product lines and the differing effective tax rate for each of those product lines.

SUMMARY OF OPERATING RESULTS AND STATISTICS

    Operating results and statistics for the two primary product groups are presented below for the periods indicated.

                                                                                              SEPTEMBER 30,
                                                                                          ----------------------
                                                                                             1998        1997
                                                                                          ----------  ----------
Membership at end of period:
  HMO products by business unit:
    Compcare............................................................................     174,027     172,606
    Valley..............................................................................      40,752      37,730
    Unity...............................................................................      86,604      83,481
                                                                                          ----------  ----------
      Total HMO products membership.....................................................     301,383     293,817
                                                                                          ----------  ----------
                                                                                          ----------  ----------
  Specialty managed care products and services:
    UWG Life/AD&D.......................................................................     150,811     125,501
    Dental--HMO.........................................................................     168,528     169,271
    UWG Dental..........................................................................      12,160      13,133
    Disability..........................................................................     106,727      78,866
    Behavioral Health...................................................................     969,892     857,898
    Workers' Compensation...............................................................      53,365      55,747
                                                                                          ----------  ----------
      Total Specialty managed care products and services membership.....................   1,461,483   1,300,416
                                                                                          ----------  ----------
                                                                                          ----------  ----------

                                                                       THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                         SEPTEMBER 30,         SEPTEMBER 30,
                                                                      --------------------  --------------------
                                                                        1998       1997       1998       1997
                                                                      ---------  ---------  ---------  ---------
Health services revenues (as a percentage of the total):
  HMO products......................................................       81.6%      81.9%      81.4%      81.8%
  Specialty managed care products and services
    Service Products................................................        7.0%       6.7%       6.8%       6.8%
    Risk Products...................................................       14.6%      14.1%      14.5%      14.1%
  Intercompany eliminations.........................................       (3.2%)      (2.7%)      (2.7%)      (2.7%)
                                                                      ---------  ---------  ---------  ---------
        Total.......................................................      100.0%     100.0%     100.0%     100.0%
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------

                                                                       THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                         SEPTEMBER 30,         SEPTEMBER 30,
                                                                      --------------------  --------------------
                                                                        1998       1997       1998       1997
                                                                      ---------  ---------  ---------  ---------
Operating statistics:
  HMO products:
    Medical loss ratio (1)..........................................       89.4%      91.3%      88.7%      90.1%
    Selling, general, & administrative expense ratio (2)............        9.0%       8.8%       9.3%       9.2%
    Combined loss and expense ratio.................................       98.4%     100.1%      98.0%      99.3%

Specialty managed care products and services:
  Service products:
    Operating expense ratio*........................................       91.2%      97.7%      91.5%      98.0%
  Risk products:
    Loss ratio (1)..................................................       71.3%      71.3%      70.7%      71.3%
    Selling, general, & administrative expense ratio (2)............       25.0%      24.0%      25.4%      23.4%
    Combined loss and expense ratio.................................       96.3%      95.3%      96.1%      94.7%

Consolidated:
    Loss ratio (1)..................................................       86.0%      87.7%      85.3%      86.7%
    Net income margin (3)...........................................        2.5%       2.5%       3.0%       2.6%

------------------------

(1) Medical and other benefits as a percentage of premium revenue.

(2) Selling, general and administrative expenses as a percentage of premium revenue.

(3) Net income as a percentage of total revenues.

*   This business does not have insurance related risk associated with it.

    The Company's revenues are derived primarily from premiums, while medical benefits constitute the majority of expenses. Profitability is directly affected by many factors including, among others, premium rate adequacy, estimates of medical benefits, health care utilization, effective administration of benefit payments, operating efficiency, investment returns and federal and state laws and regulations.

1997 COMPARED WITH 1996 AND 1996 COMPARED WITH 1995

TOTAL REVENUES

    Total revenues in 1997 increased 12.8% to $609.1 million from $539.8 million in 1996. Total revenues in 1996 increased 7.8% from $500.8 million in 1995. These increases were due primarily to increased premium and other revenue as a result of membership increases and increased net investment gains.

    PREMIUM REVENUE--HMO premium revenue in 1997 increased 13.8% to $479.2 million from $421.2 million in 1996. HMO premium revenue in 1996 increased 4.7% from $402.4 million in 1995. The increases in both years are primarily due to increases in average HMO premium revenue per member and increases in the average number of HMO medical members. Average HMO medical premium per member in 1997 increased 3.0% from 1996 and 3.1% from 1995, due to premium increases, partially offset by benefit buy downs. The average number of HMO medical members in 1997 increased 10.8% to 287,534 from 259,507 in 1996. This increase was due in part to the elimination of a key provider from the network of one of Compcare's competitors, resulting in a shift of members to Compcare. The average number of HMO medical members in 1996 increased 1.6% from 255,471 in 1995.

    Premium revenue for specialty managed care products and services in 1997 increased 13.8% to $83.9 million from $73.8 million in 1996. Premium revenue in 1996 increased 9.7% from $67.2 million in

1995. The increase was due primarily to an increase in life and disability premiums in both years and an increase in workers' compensation premiums in 1997. The increases in life and disability premiums were driven by membership increases, while the increase in workers' compensation premiums was due primarily to a change in the reinsurance agreement related to this business. In 1996, the Company ceded 50% of the workers' compensation premiums written by United Heartland, Inc. to a third-party reinsurer. In 1997, the percentage ceded to the outside reinsurer was reduced to 40%.

    OTHER REVENUE--Other revenue in 1997 increased 1.3% to $40.0 million from $39.5 million in 1996. Included in other revenue in 1996 is a $1.5 million gain on the sale of the vision line of business which is non-recurring. Other revenue in 1996 increased 32.1% from $29.9 million in 1995. After adjusting for the gain on the sale of the vision line of business, other revenue increased by 5.2% from 1996 to 1997 and by 27.1% from 1995 to 1996. These increases are primarily attributable to growth in managed behavioral health, electronic claims and pharmacy management services.

    INVESTMENT RESULTS--Investment results include investment income and realized gains (losses) on investments. Investment results in 1997 increased 16.8% to $22.2 million from $19.0 million in 1996. Investment results in 1996 increased 97.0% from $9.7 million in 1995. Increases in both 1996 and 1997 were due primarily to increased net investment gains. Average annual investment yields, excluding net realized gains, were 5.75%, 5.90% and 5.15% for 1997, 1996 and 1995, respectively. Investment results in 1997 included $1.8 million of mutual fund distributions which were recorded as investment income in December 1997. Net realized investment gains increased from $1.1 million in 1995 to $8.4 million in 1996 and $11.9 million in 1997. Investment gains are realized in the normal investment process in response to market opportunities. In addition, a portion of the gains realized during the second half of 1997 were achieved as part of a portfolio restructuring to reduce the overall level of equity investments from 10% to 5%. Average invested assets in 1997 declined 0.1% to $179.5 million from $180.7 million in 1996. Average invested assets in 1996 increased 8.5% from $166.6 million in 1995. Changes in levels of average invested assets relate to ongoing operations, including collection of receivables and timing of claim payments.

EXPENSE RATIOS

    LOSS RATIO--The combined loss ratio represents the ratio of medical and other benefits to premium revenue for Newco on a combined basis, and is a blended ratio for medical, life, dental, disability and other product lines. The combined loss ratio was 87.3% in 1997 compared with 86.8% in 1996 and 89.1% in 1995. The combined loss ratio is influenced by the component loss ratio for each of Newco's primary product lines, as discussed below.

    The medical loss ratio for HMO products in 1997 was 89.5%, compared with 89.8% in 1996 and 91.1% in 1995. The higher loss ratio in 1995 is attributable to the competitive market conditions in southeastern Wisconsin where pricing pressures, coupled with increased utilization, had an adverse impact on Compcare's loss ratio.

    The loss ratio for specialty managed care products in 1997 was 74.1%, compared with 69.8% in 1996 and 77.1% in 1995. The loss ratios principally consist of losses experienced in the life, disability, workers compensation and dental product lines of business. These products represent relatively small blocks of business, and as a result, the loss ratio can exhibit significant volatility due to varying levels of claim frequency and severity. Generally, the anticipated aggregate loss ratio for the four products should range between 70% and 75%. The 1995 loss ratio reflects higher loss experience on the life, disability and workers compensation products marketed by UHLIC, UWIC and United Heartland, respectively. The 1997 loss ratio was also impacted by a higher level of life and disability claims in comparison to a favorable level of life and disability claims in 1996. The Company expects the 1998 loss ratio to decrease from the 1997 level towards the middle of the expected range.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE RATIO--The SGA expense ratio includes commissions, administrative expenses, and premium taxes and other assessments. The SGA expense ratio for HMO products in 1997 was 9.2%, compared with 9.3% in 1996 and 9.2% in 1995.

    SGA expenses related to specialty managed care products and services increased 11.6% in 1997 to $57.9 million from $51.9 million in 1996. SGA expenses related to specialty managed care products and services increased 28.3% in 1996 to $51.9 million from $40.5 million in 1995. Increases in SGA expenses are tied to premium and other revenues which increased 8.0% in 1997 compared with 1996 and increased 16.6% in 1996 compared with 1995. In addition, the mix of business shifted over these yearly periods, as a result of greater growth in ancillary lines of business that have higher SGA expense ratios.

OTHER EXPENSES

    Provider profit sharing was $3.4 million in 1997, compared with $2.9 million in 1996 and $2.7 million in 1995, net of intercompany eliminations. Included in this caption is expense related to the Unity and Valley provider arrangements and income from the workers' compensation agreements. Profit sharing expenses related to the Unity and Valley provider arrangements were $4.0 million, $3.0 million and $2.7 million in 1997, 1996 and 1995, respectively. Income from the workers' compensation agreements was $0.6 million and $0.1 million in 1997 and 1996, respectively.

NET INCOME

    Combined net income in 1997 decreased 3.1% to $15.8 million from $16.3 million in 1996. Combined net income in 1996 increased 201.9% from $5.4 million in 1995 due primarily to an increase in investment results.

    The Company's effective tax rate was 37.4% in 1997, compared with 37.4% in 1996 and 34.8% in 1995. Newco's effective tax rate fluctuates based upon the relative profitability of the Company's three product lines and the differing effective tax rates for each of those product lines.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's sources of cash flow consist primarily of health services revenues and investment income. The primary uses of cash include medical and other benefits and operating expense payments. Positive cash flows are invested pending future payments of medical and other benefits and other operating expenses. The Company's investment policies are designed to maximize yield, preserve principal and provide liquidity to meet anticipated payment obligations.

    On a historical basis, the Company has generated positive cash flow from operations. For the nine months ended September 30, 1998, net cash provided by operating activities amounted to $11.4 million, compared with $9.9 million for the nine months ended September 30, 1997. The increase in cash flows from operations in 1998 compared to 1997 was due primarily to an increase in earnings, medical and other benefits payable and premium advances. Due to periodic cash flow requirements of certain subsidiaries, the Company made borrowings under its bank line of credit ranging up to $10.0 million during the first nine months of 1998 and $8.5 million during the first nine months of 1997 to meet short-term cash needs. No balance was outstanding at September 30, 1998 or at December 31, 1997.

    The Company's investment portfolio consists primarily of investment grade bonds, Government securities and has a limited exposure to equity securities. At September 30, 1998, $126.4 million or 81.0% of the Company's total investment portfolio was invested in bonds compared with $127.8 million or 80.1% at December 31, 1997. The bond portfolio had an average quality rating by Moody's Investor Service of A1 and Aa3 at September 30, 1998 and December 31, 1997, respectively. The majority of the bond portfolio was classified as available for sale. The market value of the total investment portfolio, which includes stocks and bonds, exceeded amortized cost by $0.6 million and $4.8 million at September 30, 1998 and

December 31, 1997, respectively. The Company has no investments in mortgage loans, non-publicly traded securities (except for principal only strips of U. S. Government securities), real estate held for investment or financial derivatives.

    From time to time, capital contributions are made to the subsidiaries to assist them in maintaining appropriate levels of capital and surplus for regulatory and rating purposes. Insurance subsidiaries are required to maintain certain levels of statutory capital and surplus. In Wisconsin, where a large percentage of the Company's premium is written, these levels are based upon the amount and type of premiums written and are calculated separately for each subsidiary. As of the balance sheet dates presented, statutory capital and surplus for each of these insurance subsidiaries exceeded required levels.

    The amount of dividends which may be paid to the Company from insurance subsidiaries are limited by state regulation. In the past, the insurance subsidiaries have been allowed, with prior notification to the OCI, to pay dividends in excess of the ordinary dividend levels prescribed by regulation.

    In addition to internally generated funds and periodic borrowings on its bank line of credit, the Company believes that additional financing to facilitate long-term growth could be obtained through equity offerings, debt offerings, financings from BCBSUW or bank borrowings, as market conditions may permit or dictate. The Company recognizes that its debt to equity ratio is high, primarily as a result of its assumption of the $70.0 million loan from BCBSUW to Old UWS. However, the Company believes that this ratio should improve as a result of BCBSUW's intended purchases of shares of Common Stock to bring its direct and indirect ownership of from 38.1% to approximately 51%. The purchase price for the shares of the Company's Common Stock which are purchased directly from Newco will be paid through either the cancellation of a corresponding portion or all of the $70.0 million debt obligation or in cash. BCBSUW may purchase some of the shares of Common Stock in the open market.

    The Company is party to certain provider arrangements in conjunction with Unity.

    Effective January 1, 1992, the Company acquired all of the outstanding capital stock of Valley for cash approximating $2,800,000, representing the net book value of Valley plus $400,000 as negotiated by the Company. Valley, a health maintenance organization located in Eau Claire, Wisconsin, was purchased from Midelfort, which continues to be Valley's primary health care provider. Under the terms of the purchase and sale agreement, Midelfort retained an option to repurchase all of the capital stock of Valley, at a price determined by the formula used in computing the purchase price paid by the Company, at any time until December 31, 1996. The option to repurchase was subsequently amended to permit repurchase at December 31, 1999. The acquisition was accounted for under the purchase method of accounting.

    Effective October 1, 1994, the Company acquired all of the outstanding common stock of HMO-W, Inc. for cash approximating $7,482,000 representing the net book value of HMO-W, Inc. as negotiated by the Company. HMO-W, Inc. owned all of the outstanding common stock of HMO of Wisconsin Insurance Corporation ("HMOW").

    Effective October 1, 1994, the Company also acquired all of the assets of U-Care HMO, Inc. ("U-Care") and certain assets from an affiliate of U-Care for cash approximating $3,772,000, representing net book value plus $500,000 as negotiated by the Company.

    Pursuant to the HMO-W, Inc. and U-Care purchase agreements, options to repurchase the net assets of HMO-W, Inc. and U-Care were issued to the respective primary provider groups, at price determined by the formula used in computing the purchase price paid by the Company, effective on November 1, 1999 or 2004. The U-Care and HMO-W, Inc. acquisitions were accounted for under the purchase method of accounting. The accompanying combined financial statements include the results of operations of U-Care and HMOW which have been merged to form Unity.

    Total revenues subject to repurchase options, pursuant to the various acquisition agreements, totaled $160,003,000, $191,342,000 and $191,688,000 for
1995, 1996 and 1997, respectively. Profit sharing expense related to these provider arrangements is calculated based on the profitability of the HMO subsidiary and totaled $2,754,000, $3,002,000 and $3,960,000, in 1995, 1996 and 1997, respectively. Total net income subject to repurchase options, pursuant to the various acquisition agreements, totaled $2,591,000, $2,629,000 and $2,395,000 for 1995, 1996 and 1997, respectively. Total assets and total net assets subject to repurchase options were $56,281,000 and $22,475,000, respectively, at December 31, 1996 and $49,802,000 and $20,632,000,
respectively, at December 31, 1997.

    Should the buy back options be exercised, the Company would receive an amount equal to the premium over book value but would lose rights to the future profits on the HMO. The cash received by the Company pursuant to the exercise of the buy back option could be redeployed to support additional premium writings, acquire other businesses or be invested to earn a portfolio return. Due to these alternative uses of capital, the potential buy back arrangements do not represent material claims against the Company's liquidity and capital resources.

    Management believes that exercise of the repurchase options is not probable as exercise would not provide a substantial economic benefit to the option holders and would require regulatory approval pursuant to change of control regulations.

INFLATION

    Health care costs have been rising and are expected to continue to rise at a rate that exceeds the consumer price index. The Company's cost control measures, risk-sharing incentive arrangements with medical care providers, and premium rate increases are designed to reduce the adverse effect of medical cost inflation on its operations. In addition, the Company utilizes its ability to apply appropriate underwriting criteria in selecting groups and individuals and in controlling the utilization of health care services. However, there can be no assurance that the Company's efforts will fully offset the impact of inflation or that premium revenue increases will equal or exceed increasing health care costs.

YEAR 2000 ISSUES

GENERAL DESCRIPTION OF THE YEAR 2000 ISSUE AND THE NATURE AND EFFECTS OF THE
  YEAR 2000 ON INFORMATION TECHNOLOGY (IT) AND NON-IT SYSTEMS

    The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    The Company has identified required modifications or replacements of its software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. The Company presently believes that with these modifications or replacements of existing software and certain hardware, the Year 2000 Issue can be mitigated and will not pose significant operational problems. However, if such modifications and conversions are not made or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company.

    The Company's plan to resolve the Year 2000 Issue involves the following four phases: assessment, remediation, testing, and implementation. To date, the Company has fully completed its assessment of all systems that could be significantly affected by the Year 2000 Issue. The completed assessment indicated that most of the Company's significant information technology systems could be affected, particularly the general ledger, billing and processing of medical claims. That assessment also indicated that software and hardware (embedded chips) used in building operations and office equipment (hereafter also referred to as non-IT systems) also are at risk. The Company does not believe that the Year 2000 Issue presents a material exposure as it relates to the Company's non-IT systems.

STATUS OF PROGRESS IN BECOMING YEAR 2000 COMPLIANT, INCLUDING TIMETABLE FOR
  COMPLETION OF EACH REMAINING PHASE

    As of September 30, 1998, the Company is approximately 70% complete on the remediation phase for its information technology exposures. The Company also expects to complete software reprogramming and replacement no later than December 31, 1998. Once software is reprogrammed or replaced for a system, the Company will begin testing and implementation. These phases are expected to run concurrently for different systems. For all systems where the Company has completed the remediation phase, the Company has also completed the testing and implementation phases. For those systems where remediation is still underway, the Company expects to complete remediation, testing and implementation by March 1, 1999.

    The remediation phase of non-IT systems is nearly complete. Testing of remediated non-IT systems is approximately 65% complete. Once testing is complete, the non-IT systems are expected to be ready for immediate use. The Company expects to complete its remediation efforts, testing and implementation of affected non-IT systems by March 31, 1999.

NATURE AND LEVEL OF IMPORTANCE OF THIRD PARTIES AND THEIR EXPOSURE TO THE YEAR
  2000

    The Company outsources and relies extensively on third party systems to process selected payroll, membership and claims processing functions, among others. The Company is in the process of working with third party vendors to ensure that their systems are Year 2000 ready. The Company is currently completing a claims system conversion for one of its units, which is expected to be completed by December 31, 1998. Upgrades and testing of the membership system for that same unit is expected by March 1, 1999. Based on discussions with these key vendors, the Company is of the understanding that the vendor systems utilized by the Company are or will be year 2000 ready.

    The Company has initiated formal communications with its systems processing vendors, government agencies and all large customers and providers using electronic interfaces to determine the extent to which the Company's interface systems are vulnerable to the failure of third parties to remediate Year 2000 Issues. The Company is not aware of any significant interface issues.

    The Company has surveyed its significant suppliers and subcontractors (external agents) that do not share information systems with the Company. To date, the Company is not aware of any external agent with a Year 2000 issue that would materially impact the Company's results of operations, liquidity, or capital resources. However, the Company has no means of ensuring that external agents will be Year 2000 ready. The inability of external agents to complete their Year 2000 resolution process in a timely fashion could materially impact the Company. The effect of non-compliance by external agents is not determinable.

COST OF THE YEAR 2000 PROJECT

    The Company has utilized both internal and external resources to reprogram or replace, test and implement the software and non-IT systems for the Year 2000 modifications. The total cost of the Year 2000 project is estimated at $0.7 million and is being funded through operating cash flows. To date, the Company has incurred $0.5 million of identifiable costs related to all phases of the Year 2000 project. Remaining costs, to be incurred to complete the Year 2000 project, are estimated to approximate $0.2 million. An additional $6.1 million of costs were incurred to replace systems primarily the result of a service agreement expiration and to provide additional functionality. These replacements also included Year 2000 readiness but were not the result of acceleration due to Year 2000 Issues. In addition, the Company has capitalized $0.9 million and will capitalize an additional $0.2 million related to other functionality enhancing system upgrades which also provide Year 2000 readiness. A number of other repairs to current systems are covered by existing maintenance agreements and by normal upgrades and do not present incremental additional expense.

    Costs related to maintenance of existing computer hardware and software are expensed as incurred. Purchases of new hardware or software in replacement of non-compliant hardware or software and reprogramming costs are being capitalized in accordance with the Company's standard accounting practices.

RISKS ASSOCIATED WITH YEAR 2000

    The Company Management believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. As noted above, the Company has not yet completed all necessary phases of the Year 2000 program. In the event that the Company is unable to complete the remaining phases, the Company would selectively be unable to bill and collect premiums, adjudicate medical and other claims, manage the utilization of medical services or perform actuarial determinations. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect the Company. The Company could be subject to litigation on a loss of business in the event it failed to complete certain of the remaining remediation and implementation steps. The amount of any potential liability and lost revenue cannot be reasonably estimated at this time. No provision for any such liability or lost revenue has been recorded.

CONTINGENCY PLANS

    The Company is developing contingency plans for certain critical applications and is working on such plans with major data center vendors. These contingency plans are being developed in the event the system conversions and their functionality or the readiness of Year 2000 are not completed on a timely basis. These contingency plans involve, among other actions, manual workarounds, reducing claim inventories prior to December 31, 1999, and adjusting staffing strategies.

                                    BUSINESS

AVAILABLE INFORMATION

    The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Information as of particular dates concerning directors and officers, their remuneration and any material interest of such persons in transactions with the Company will be disclosed in reports, proxy statements and other information distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain Regional Offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 25049, at prescribed rates. The Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such reports, proxy statements and other information also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission.

    This Prospectus constitutes a part of a registration statement on Form S-1 (herein, together with all exhibits and schedules thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

GENERAL

    The Company is a leading managed care and employee benefits company primarily in Wisconsin, but also serves markets in 38 other states. The products and services offered by the Company comprise a broad range of group medical and related benefit products which provide employers with cost-effective solutions to their employee benefits needs. The medical products are delivered through health maintenance organizations that encourage or require use of contracting providers. HMOs help control health care costs by various means, including utilization controls such as pre-admission approval for hospital inpatient services, pre-authorization of outpatient surgical procedures, and capitated or discounted fee arrangements. The Company also offers various specialty products and services, including group life, dental, disability income, workers' compensation and electronic claim transmission services.

    Valley, an HMO in Northwestern Wisconsin, was acquired by the Company in 1992. Its major provider is the Midelfort Clinic, Ltd., Mayo Regional Health System ("Midelfort"). Unity, an HMO serving Southwestern and Central Wisconsin, was formed by the combination of HMO of Wisconsin Health Insurance Corporation ("HMO-W") and the business of U-Care HMO, Inc., ("U-Care"). HMO-W and U-Care were purchased by the Company effective October 1, 1994. Community Physicians' Network, Inc.

("CPN") and the University of Wisconsin-Madison Medical Center, constitute the provider networks for Unity.

    The Company's HMO products are sold primarily by a salaried sales force to employers and other groups, including Medicaid-eligible individuals, throughout Wisconsin. Specialty products and services are sold through a variety of distribution channels to employer groups and providers in Wisconsin and throughout the United States.

    The following table lists earned premiums and other revenue for the Company's various lines of business for the periods indicated:

                                                                                             NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                       ----------------------------------  ----------------------
                                                          1995        1996        1997        1997        1998
                                                       ----------  ----------  ----------  ----------  ----------
                                                                             (IN THOUSANDS)
HMO products earned premiums and other revenue.......  $  402,354  $  421,248  $  479,182  $  355,797  $  386,423
Specialty managed care products and services and
  other revenue......................................      97,138     113,277     123,859      91,129     101,076
  Eliminations.......................................      (8,341)    (13,801)    (16,170)    (11,995)    (13,006)
                                                       ----------  ----------  ----------  ----------  ----------
    Total earned premiums and other
      revenue........................................  $  491,151  $  520,724  $  586,871  $  434,931  $  474,493
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

THE COMPANY'S STRATEGY

    The Company believes current market conditions in health care favor companies that provide quality health care products and services, while ensuring meaningful cost containment for the buyer. The Company also believes there are significant niches offering opportunities for companies that are responsive to consumer demand for affordable health care. The Company is a managed care leader in Wisconsin due to the quality and extent of its provider network, the number of members, the breadth of its managed care product offerings and the pricing of those products. The Company also believes there are opportunities to develop or enhance specialty managed care products and services which will leverage the Company's expertise in the health care market. To take advantage of market opportunities, the Company has developed the following business strategy:

    - EMPHASIZE COST-EFFECTIVE ACCESS TO QUALITY HEALTH CARE OPTIONS. The Company believes that rising health care costs continue to cause buyers to seek cost-effective quality health care options for employees. The Company plans to focus on this demand through its HMO and specialty managed care products by offering a full range of products coupled with state-of-the-art managed care techniques and competitive administrative costs. The Company recently began marketing its "United 24" product in selected Wisconsin counties which combines health, disability and workers' compensation coverage into a single lower premium product.

    - PURSUE ACQUISITIONS AND DEVELOP STRATEGIC ALLIANCES. The Company intends to continue to pursue strategic acquisitions and alliances, including agreements with providers that it believes will complement or enhance its existing products and/or markets. Since 1996, the Company has expanded its HMO operations through two new start-up HMO's in the northern half of Wisconsin in a partnership arrangement with two major providers. The Company also recently completed the acquisition of the remaining interest in CNR. Further, the Company believes that additional strategic alliances will enable the Company to provide additional products and services in its existing markets.

    - EXPAND GEOGRAPHICALLY. The Company intends to continue to expand its activities outside of its traditional areas of operation both inside and outside of Wisconsin. Compcare has continued to increase its market share in southeastern Wisconsin by expanding its provider networks in counties surrounding Milwaukee. The Company has recently initiated a plan to expand Heartland Dental, its dental HMO product, to selected market territories in a number of states in the upper Midwest. The Company continues to expand its life and disability products through a brokerage sales effort in the upper Midwest. The workers' compensation product is now being actively marketed in Iowa and Illinois, and the Company seeks additional opportunities to expand the workers' compensation business through acquisitions or strategic joint ventures. In addition, the Company may acquire other managed care companies or related lines of business in order to enter new markets both inside and outside of Wisconsin.

    - LEVERAGE BCBSUW RELATIONSHIP. When BCBSUW increases its direct or indirect ownership of the Company to approximately 51%, Compcare intends to license and use the Blue Cross and Blue Shield service marks with its products. The Company believes this licensing and use will give Compcare a marketing and sales advantage over its other managed care competitors in its markets. In addition, as a result of its affiliation with BCBSUW, including through the Service Agreements, the Company has access to BCBSUW's extensive database of health care claims information. The Company believes this database provides it with a competitive advantage since it is able to utilize the database to design, underwrite, price and administer its products more effectively.

HMO PRODUCTS

    PRODUCTS

    Compcare, a wholly owned subsidiary of the Company, offers a variety of HMO and POS products throughout Wisconsin. POS products have become the coverage of choice for a number of employers as they provide a complete replacement for programs which include a PPO plan or both traditional indemnity and HMO coverages. Compcare offers its members a broad network of providers which include all three of the major physician hospital organizations in Southeastern Wisconsin.

    Valley offers the following plans: (i) the Group Plan, a comprehensive HMO plan; (ii) the Partner Plan, a traditional HMO plan which incorporates co-payments; (iii) POS products, which combines a traditional HMO plan with an out-of-network benefit with deductible and coinsurance; (iv) a Medicare Supplement product, which is designed to close the gap between health care costs incurred and government programs' allowed payments; (v) a small group product, combining managed care with deductibles and co-payments; and (vi) an HMO Medicaid plan, which is a comprehensive HMO plan for Medicaid recipients.

    Unity offers a comprehensive group plan which incorporates some co-payments and deductibles and a modified comprehensive group plan which incorporates co-payments and deductibles as well as coinsurance on certain benefits such as hospitalization and specialty care. Unity also offers an individual plan, including an in-area conversion plan, and a Medicare Supplement plan. In addition, Unity markets POS products with a wide variety of benefit options.

    The POS plans provide significant incentives for their members to utilize the plans' managed care benefits and provide reduced benefits and increased deductibles and co-payments when services are rendered by providers outside of the HMO networks. In order to receive the higher level of benefits available within the network, a member must receive care from a primary care physician or be referred to a specialist by the primary care physician. These incentives lower the overall premium for the group, even though the POS premiums tend to be slightly higher than comparable traditional HMO products. POS plans provide a greater level of health care cost control than a traditional HMO and an indemnity plan. POS plans are sold generally as a complete replacement for an employer's HMO and indemnity offerings.

    MARKETING AND CUSTOMERS

    Marketing HMO products generally is a two-step process. Presentations are made first to employers. Once selected by an employer, the Company then directly solicits members from the employee base. During periodic "open enrollments," when employees are permitted to change health care programs, the Company uses advertising and work site presentations to attract new members. Virtually all of the HMO employer group contracts are renewable annually.

    Significant factors in HMO selection by employers and employees include the composition of provider networks, quality of services, price, choice and scope of benefits and market presence. To the extent permitted by OCI and the federal government, the Company can offer an employer a wide spectrum of benefit options, including federally qualified and non-federally qualified products. To address rising health care costs, some employers now consider a variety of health care options to encourage employees to use the most cost-effective form of health care services. These options, which include HMO and POS plans, may either be self-funded or provided by third parties.

    As of September 30, 1998, HMO membership consisted of the following (in numbers of individuals):

                                                          COMMERCIAL
                                                     --------------------
                                                        HMO        POS      MEDICAID      TOTAL
                                                     ---------  ---------  -----------  ---------
Compcare...........................................    104,331     37,849      31,841     174,027
Valley.............................................     24,246     12,496       4,010      40,752
Unity..............................................     65,618     15,815       5,171      86,604
                                                     ---------  ---------  -----------  ---------
                                                       194,195     66,160      41,028     301,383
                                                     ---------  ---------  -----------  ---------
                                                     ---------  ---------  -----------  ---------

    Trends in membership over the last several years have shown that there is strong growth in the Company's POS and Medicaid products, with slower growth in HMO membership.

    Compcare's operations in the seven counties in Southeastern Wisconsin account for approximately 90% of its medical membership. The remainder of Compcare's membership is spread throughout Wisconsin. Valley operates in a 15 county area in Western Wisconsin, and Unity operates in a 31 county area in Southwestern and Central Wisconsin. During 1996, the Company entered into two strategic partnerships to offer HMO products in Northern Wisconsin. Compcare Northwest is a partnership with the Duluth Clinic to bring managed care operations to the underserved rural market. Northwoods Health Plans, LLC is a joint venture formed with Howard Young Health Care, Inc., a leading provider of health care services in North Central Wisconsin. The Company believes that expansion efforts should contribute to increased enrollment by attracting new employer groups, by increasing penetration in existing employer groups, and by broadening its access to the Medicaid population.

    The following table identifies the seven group contracts with the largest HMO earned premium for 1997:

                                                                            PERCENTAGE OF
                                                                       EARNED PREMIUMS IN 1997
                                                                      -------------------------
Medicaid............................................................               12.5%
State of Wisconsin..................................................               11.7
Federal Employee Health Benefits Program............................                4.5
Briggs & Stratton Corporation.......................................                3.1
City of Milwaukee...................................................                3.0
General Motors Corporation..........................................                3.0
Milwaukee County....................................................                2.8
                                                                                  -----
    Subtotal........................................................               40.6
Other employer groups (3,567 in number).............................               59.4
                                                                                  -----
                                                                                  100.0%
                                                                                  -----
                                                                                  -----

    The HMOs have significant enrollment among federal, state and municipal government employees, as well as employees represented by collective bargaining units. The Company believes that health care will continue to be an important negotiating issue with organized labor groups and the reputation of the Company's HMOs are advantageous to its future marketing efforts.

    Through one of the Service Agreements, the Company utilizes BCBSUW's salaried sales force that as of December 31, 1997, consisted of 20 account representatives and customer relations personnel, 36 account executives, one agency manager, four agency consultants, and five sales directors, to market HMO products. The Company directly employs a sales staff of seven account executives, one sales director, one agency manager and two agency consultants who market products for Unity as well as BCBSUW.

    PROVIDERS

    Compcare, Valley and Unity contract with physicians and hospitals to provide medical services to their members. Members designate one physician in the network as their primary care provider and are required to seek non-emergency care from this physician.

    Compcare has an extensive provider network in Southeastern Wisconsin, which included 3,111 physicians as of December 31, 1997. Compcare is the only HMO that contracts with all eight of the largest multi-specialty clinics in Milwaukee for the provision of health care services to its members. This network is augmented by individual physicians, hospitals and IPAs affiliated with Milwaukee's large hospitals. Providers outside of Milwaukee consist of multi-specialty clinics and hospitals. Ancillary services are provided under capitated arrangements through sub-networks including chiropractic, mental health, oral surgery, home care, durable medical equipment and vision. No single provider represents a material relationship in Compcare's provider network. Compcare's contracts with providers renew annually. Compcare considers its relationships with its provider networks to be good and has been able to renew its provider contracts on acceptable terms.

    Approximately 56.5% of Valley's medical and other benefits are provided under an arrangement with Midelfort and its affiliate, Luther Hospital, which the Company believes is the leading medical services provider in Eau Claire, Wisconsin. Arrangements with three smaller area clinics and five other hospitals provide a majority of the other Valley medical and other benefits. As of June 30, 1998, Valley's provider network consisted of 324 physicians. Approximately 81% of Valley's physician services are provided under the Midelfort arrangement. Valley has contracts with six hospitals (one of which is affiliated with Midelfort) which have provided a majority of Valley's hospital services. The relationship with Midelfort is generated by the Valley provider arrangement, which is renewable by the parties through December 31, 2002. Valley's contracts with its other providers renew annually. The Company considers its relationships with Midelfort and its other providers for Valley to be good and has been able to renew provider contracts on acceptable terms.

    Unity contracts with CPN, an Independent Physician Association ("IPA"), and UHC, an affiliate of the University of Wisconsin Hospital and Clinics, which together provide all of the physician services for Unity's membership throughout its 31 county service area. The contracts with CPN and UHC are renewable through October 1, 2004. CPN and UHC collectively contract with approximately 400 primary care providers and 2,100 specialists and ancillary health care providers. In addition, Unity contracts directly with approximately 50 acute care and specialty care hospitals. The Company believes its CPN and UHC provider relationships are good, and CPN and UHC have been able to renew their provider contracts on acceptable terms.

    Compcare, Valley and Unity manage the cost of health care provided to their members through the method of payment and risk-sharing programs with physician groups and hospitals and with their utilization management program. The method of payment consists of a mixture of capitation, fee schedules and discounted fee-for-service arrangements. Capitation allows the payment of a fixed amount per member per month to providers, regardless of services provided, which stabilizes medical and dental costs. Capitation encourages providers to avoid unnecessary utilization of hospital, physician and ancillary health care services. For the nine months ended September 30, 1998, approximately 45.8%, 23.1% and 95.0% of Compcare's, Valley's and Unity's medical benefits, respectively, were provided under capitated arrangements.

    For certain medical providers, compensation for services is calculated on a discounted fee-for-service basis. Under this arrangement, the Company will reimburse physician groups for services rendered based upon negotiated fee schedules or usual and customary charges less an agreed upon discount. Hospitals may be reimbursed at a set per diem rate for each inpatient day, on a flat rate per procedure basis, or on a discounted charge basis. In fee-for-service arrangements, risks associated with utilization are retained by Compcare and Valley. However, such arrangements provide Compcare and Valley with greater pricing flexibility and opportunities to benefit by application of underwriting on a group specific or individual basis. Furthermore, fee schedule-based compensation allows Compcare and Valley to better target improvement in loss ratios through product development and benefit modification. Such changes are more difficult in a capitated system since capitation levels must be renegotiated before any effective changes can be made to benefits or products.

    One capitated physician group and two hospital systems in Compcare's provider network elect to participate in stop-loss arrangements with the Company. For example, one of the hospital systems elected a stop-loss arrangement in which the inpatient, outpatient and professional service costs incurred for any eligible member cannot exceed $75,000 in a given contract year. Any cumulative costs in excess of $75,000 per year are paid to the provider in addition to the capitation payments previously paid. These arrangements limit the facility's or group's claim liability to a fixed amount per member per year. Claim costs in excess of stop-loss limits are reimbursed by Compcare to the participating providers and represent approximately 0.2% of the total capitation payments in 1997.

    OPERATIONS OF PROVIDER ARRANGEMENTS

    Valley has a provider arrangement with Midelfort. The current term of the provider arrangement is through January 1, 2000, with an option for an additional three year renewal term or renewal terms of one year each. During the initial five year term of the provider arrangement, after-tax profits were shared equally with Midelfort. Effective January 1, 1997, 50% of pre-tax profits are shared with Midelfort. Profit sharing with Midelfort equaled $1.3 million, $0.8 million and $0.9 million during 1997, 1996 and 1995, respectively, and $1.0 million for the nine months ended September 30, 1998. Midelfort has an option to repurchase Valley on December 31, 1999 for Valley's net equity plus $400,000. If Midelfort exercises its repurchase option, the Company would have no ongoing interest in Valley.

    The agreements with CHS and UHC which provide for profit sharing and the repurchase of Unity have ten year terms which run through November 1, 2004. Under these agreements, 50% of the pre-tax profits are shared, with CHS receiving 30% and UHC receiving 20%. The profit sharing payments by Unity to CHS and UHC together were $2.3 million, $2.0 million and $1.8 million for 1997, 1996 and 1995, respectively, and $1.6 million for the nine months ended September 30, 1998. CHS and UHC have options to repurchase the businesses originally sold to the Company and the increased membership related to their respective provider networks on November 1, 1999 or November 1, 2004. CHS has the right to repurchase the former HMO-W business related to the rural provider networks and the Unity legal entity for the book value of Unity related to the business being repurchased plus $500,000. If CHS exercises this repurchase option, the Company would need to transfer the remaining Unity business to one of its other Managed Care Companies. UHC has the option to repurchase the former U-Care business related to the University of Wisconsin provider network for the value of the net worth of Unity related to the business being repurchased plus $500,000. Exercise of the repurchase option ends the agreement with respect to that party. If both repurchase options are exercised, the Company would have no ongoing interest in Unity.

    COST CONTAINMENT

    The majority of medical management and cost containment services for Compcare are provided by Meridian Managed Care, Inc. Services for Valley and Unity are coordinated by medical directors in conjunction with the medical staffs of their providers.

    MANAGEMENT INFORMATION SERVICES

    Each of the Company's HMOs utilizes information systems developed and/or customized specifically to meet the needs of the HMO. The information systems support marketing, sales, underwriting, contract administration, billing, financial and other administrative functions as well as provider capitation and claims administration, provider management, quality management and utilization review.

    The Company continually evaluates, upgrades and enhances the information systems which support its operations. Information systems utilized by Compcare and Valley are outsourced to a third party.

SPECIALTY MANAGED CARE PRODUCTS AND SERVICES

    In the last few years, the Company has focused on growing its specialty products and services it offers. Such products and services include prepaid dental care, life and disability insurance, workers' compensation and managed behavioral health benefits, managed care consulting, electronic claims processing and other medical benefits. Such specialty products are sold through a variety of methods, including brokers, agents and an in-house sales force.

    DENTAL

    At year end 1997, a separate corporate entity, Heartland Dental Plan, Inc. ("Heartland Dental"), was established to manage the Company's dental HMO operations (formerly known as Dentacare). Heartland Dental was established as a separate entity to facilitate growth of prepaid dental business outside of Wisconsin. Prepaid dental services were provided to 168,500 members as of September 30, 1998, which makes Heartland Dental the largest dental HMO in Wisconsin. Premium revenues attributable to Heartland Dental were $27.8 million for the year ended December 31, 1997. Heartland Dental contracts with group dental practices on a capitated basis throughout Wisconsin and Northern Illinois. Members receive services through their selected dental center. In addition, Heartland Dental offers POS and out-of-area products. The Heartland Dental provider network had 279 dental providers as of June 30, 1998. The Company considers its relationship with its dental provider network to be good and has been able to renew its dental provider contracts on acceptable terms. Heartland Dental competes with other regional and national managed care dental plans, indemnity dental insurance, self funded dental plans and direct reimbursement dental programs.

    Heartland Dental offers ten different products with varying benefit options, most of which cover all preventive and diagnostic services. Other services are offered at various levels of coverage. All products cover pre-existing conditions and the full range of dental services, including orthodontics.

    LIFE AND DISABILITY

    The Company offers group term life and AD&D coverages as well as dependent life and accelerated death benefits. Short and long-term disability products have been designed to provide income replacement for an employee who becomes disabled through a non-work related situation. The Company's Rapid Pay plan is a unique short-term disability product by which claimants receive benefits on a timely basis with minimal up-front paperwork. As of September 30, 1998, the Company had a total of 257,500 life and disability certificates. Premium revenue related to life and disability products was $34.0 million for the year ended December 31, 1997. Life products are underwritten by United Wisconsin Life Insurance Company ("UWLIC"), a wholly owned subsidiary of AMSG, and ceded to United Heartland Life Insurance Company ("UHLIC"), which is licensed in Ohio and Wisconsin. UWLIC is licensed to do business in 39 states and the District of Columbia. United Wisconsin Insurance Company ("UWIC"), which sells disability products, is licensed in 35 states and the District of Columbia. The Company competes with national providers of group life and disability coverage.

    An insurance company's rating is an important factor in establishing its competitive position. In 1997, UWIC, UWLIC and UHLIC were assigned ratings of "A-" "(Excellent)" by A.M. Best Company, Inc. ("Best"). The "A-" "(Excellent)" rating is the fourth highest rating given to insurance companies.

    MANAGED CARE WORKERS' COMPENSATION

    Through United Heartland, Inc. ("United Heartland"), the Company applies managed care techniques to the workers' compensation market in Wisconsin. The workers' compensation coverage sold through United Heartland is underwritten by UWIC in those states where UWIC is licensed to provide such coverage. A reinsurer underwrites risk for coverage in those states where UWIC is not licensed to provide workers' compensation coverage. Premium revenue attributable to United Heartland approximated $21.0 million during 1997. During 1997 and the first nine months of 1998, the Company retained 60% of the workers' compensation risk and ceded the other 40% to a reinsurer. The workers' compensation market, both nationally and in the state of Wisconsin, is extremely competitive. Competition has primarily come from the large, national multi-line property and casualty insurance companies.

    The Company believes the key elements to success in the workers' compensation insurance business are service to employers and control of workers' compensation costs through comprehensive loss control and claims management procedures. As part of its underwriting process, United Heartland performs a loss control review of each prospective insured prior to making a commitment to provide coverage. It also examines the employer's commitment toward developing or improving light duty/return to work programs, safety awareness programs, supervisor training in accident investigation and enforcement of safety in the workplace. United Heartland also reviews the financial resources of the employers to verify an ability to follow through on any commitments made that may require a capital expenditure.

    United Heartland utilizes medical management resources to assist in the adjustment of its claims, which include: (i) access to BCBSUW's usual and customary charges database; (ii) the PPO network established by the Company for United Heartland clients; and (iii) access to the hospital bill audit and medical staff of the Company as needed in claims handling. The Company believes this managed care capability, combined with a commitment to communicating with employers, employees and medical providers, assists United Heartland in monitoring the major cost factors of workers' compensation claims. Cost savings have been demonstrated as United Heartland's customers over the six year period ended December 31, 1997 have experienced a 16% drop in the cost of their workers' compensation claims.

    MANAGED CARE CONSULTING

    Through Meridian Resource Corporation ("Meridian"), the Company specializes in providing consulting and technical services to insurance companies, employers, providers, government agencies, coalitions and other organizations to make decisions regarding health care benefits and more effective health care delivery. Consulting services include health care data analysis, hospital cost indexing and analysis, feasibility studies and economic analysis. Technical services include hospital bill audit, data analysis and reporting, claims audit and subrogation recovery services. Meridian also has established a niche in collecting salvage and subrogation recoveries for self-insured groups and other health insurers. The Company competes against other stand-alone companies that provide similar cost reduction strategies and other large insurance companies that have these functions. Revenues from managed care consulting services totalled $10.7 million for the year ended December 31, 1997.

    The Company's combined medical management functions are conducted through Meridian Managed Care, Inc. ("MMC"). MMC primarily serves the population of Compcare and BCBSUW but also markets its programs to non-affiliated organizations. MMC controls costs by promoting quality and efficiency. Central to its effectiveness is promoting and developing partnerships with providers.

    MMC's utilization management program provides comprehensive, custom-designed strategies which protect its members and control costs by ensuring cost-effective, quality care. MMC's traditional utilization management program offers inpatient prior authorization, admission review, continued stay review, discharge planning, patient education, appropriateness review and outpatient procedure review.

    ELECTRONIC CLAIM SUBMISSION

    United Wisconsin Proservices, Inc. ("Proservices") provides software and claim submission services and has created the largest provider/insurer network for such services in Wisconsin, extending to 103 hospitals and 75 clinics in Wisconsin, and 530 home health agencies nationwide. Proservices electronically transmits more than seven million medical claims annually for such clients as Medicare, Medicaid, private insurers, third party administrators and re-pricers. Proservices competes with other hospital software vendors and national suppliers of electronic claims processing.

    MANAGED BEHAVIORAL HEALTH

    CNR Health, Inc. ("CNR") is a managed care organization that provides cost-effective behavioral health care management solutions to a variety of customers. CNR's primary products include behavioral health management, provider networks, employee assistance programs, medical management, 24-hour triage, disability management, claims administration and Healthy Additions, its prenatal program. In 1997, CNR introduced its Cavion behavioral health management software product to the market and formed a partnership with two local organizations to become one of the entities managing the Wisconsin Works ("W-2") program. W-2 is a new program that replaced Aid to Families with Dependent Children with programs to prepare individuals for the job market and help them find and keep those jobs. CNR competes with other national providers of behavioral health management services.

    CNR customers include insurance companies, self-funded employers, third party administrators, Medicaid and other governmental entities. Through its managed care programs, CNR managed approximately 969,900 lives as of September 30, 1998, while its revenues for the year ended December 31, 1997 were $18.8 million.

COMPETITION

    The managed care industry is highly competitive. During the past few years, the managed care industry in Wisconsin and the upper Midwest has experienced consolidation. The Company believes the principal competitive features affecting its ability to retain and increase its managed care membership include the price of benefit plans offered, the composition of provider networks, quality of service, responsiveness to user demands, financial stability, comprehensiveness of coverage, diversity of product offerings and market presence and reputation. Although the Company is a leading provider of managed care services in Wisconsin, the Company may experience increased competition in the future. The Company competes with national competitors for its HMO products including Humana, Inc. and United HealthCare Corp. The Unity HMO competes with Dean Health Plan, Inc. in the Madison area and surrounding counties. Many of the Company's competitors are larger, have considerably greater financial resources and distribution capabilities and offer more diversified types of insurance coverage than the Company.

REINSURANCE

    The Company manages the risk it retains through the use of reinsurance. The Company maintains in force both "quota share" and "excess of loss" reinsurance treaties. Quota share reinsurance is a contractual arrangement whereby the reinsurer assumes an agreed percentage of certain risks insured by the ceding insurer and shares premium revenue and losses proportionately. The Company's quota share reinsurance treaties allocate the total amount of business subject to the treaties between the Company and the respective parties to the treaties. Through quota share reinsurance, UHLIC assumes 100% of certain life coverages underwritten by UWLIC and cedes to BCBSUW 100% of certain medical coverages underwritten by UWIC. 40% of the Company's workers' compensation business is ceded to an independent reinsurer. Excess of loss reinsurance is used to cap the amount of loss retained by the Company on individual claims or a series of claims. Excess of loss reinsurance is utilized by the Company's HMOs to limit their exposure to inpatient hospital claims or, in the case of Compcare, to organ transplants. On the life and disability business, the Company limits its retention per claim to $75,000. For workers' compensation claims, the Company limits its retention per claim to $75,000, retains the first $250,000 of a loss, which it shares with its quota share reinsurer, and cedes losses between $250,000 and $10,000,000 on an excess of loss basis to third party reinsurers. Except for affiliates of the Company, all reinsurers with which the Company contracts are rated "A-" "(Excellent)" or better by Best.

SERVICE AGREEMENTS

    The Company and various of its subsidiaries purchase services from, or provide services to, BCBSUW pursuant to written agreements (the "Service Agreements"). Services covered by these agreements include marketing, information systems, legal, investment, actuarial, accounting, underwriting and other administrative and management services. Fees under the Service Agreements are calculated on a cost basis. Costs directly attributable to a particular company are paid by such company. Costs that are not specific to any particular company are allocated based on utilization and allocation methods agreed to by the parties to the agreements. If the recipient can obtain any of the services under more favorable terms by performing the services itself or by procuring them from a third party, it is not obligated to renew the Service Agreement for those services if the provider is unwilling to substantially match such terms. The Service Agreements automatically renew annually unless otherwise terminated. In addition, under Wisconsin law, the OCI reviews the Service Agreements to ensure that the agreements are reasonable and fair to the interests of the insurance companies that are parties to the agreements. For the year ended December 31, 1997, the Company paid approximately $9.3 million for such services, and received approximately $14.6 million from BCBSUW for the provision of such services.

    The Company may provide certain services to AMSG pursuant to a written agreement (the "AMSG Service Agreement"). Services that AMSG may utilize pursuant to the AMSG Service Agreement include investment management, investment accounting, risk management, accounting and financial audit and corporate communications. Fees under the AMSG Service Agreement for investment management and investment accounting will be based on a percentage of the portfolio plus a flat rate for each company whose investments are being handled by the Company. Fees for risk management will be based on a percentage of the annual premiums for risk management insurance. Fees for accounting and financial audit and corporate communications will be based on an hourly rate. The AMSG Service Agreement will terminate on December 31, 1999 unless terminated earlier upon appropriate notice. The AMSG Service Agreement was submitted to OCI for its review and lack of disapproval.

INVESTMENTS

    The Company attempts to minimize its business risk through conservative investment policies. Investment guidelines set quality, concentration and return parameters. The Company's investment guidelines permit investments in various types of liquid assets, including U.S. Treasury obligations, securities of various Federal agencies and commercial paper, and other assets including corporate debt securities, municipal securities, asset-backed securities, mortgage-backed securities, equity securities and mutual funds. Up to 10% of the Company's fixed income portfolio (at the time of purchase) may be invested in issues rated BB by Standard & Poor's Corporation or an equivalent rating from another nationally recognized securities rating organization. The remainder of the individual fixed income issues must carry an investment grade rating at the time of purchase, and the ongoing average portfolio rating must be "A-" or better, based on ratings of Standard & Poor's Corporation or another nationally recognized securities rating organization. The Company invests in securities authorized by applicable state laws and regulations and follows investment policies designed to maximize yield, preserve principal and provide liquidity. The Company's portfolio contains no investments in mortgage loans or non-publicly traded securities, except for investments in affiliates. However, at December 31, 1997, $21.8 million of the Company's investment portfolio was invested in investment grade government agency mortgage-backed securities.

    With the exception of short-term investments and securities on deposit with various state regulators, investment responsibilities have been delegated to external investment managers. Such investment responsibilities, however, must be carried out within the investment parameters established by the Company, which may be amended from time to time.

    Securities which may be sold prior to maturity to support the Company's investment strategies, such as in response to changes in interest rates, the yield curve concentration or sector concentration, are classified as available for sale and are stated at market value with unrealized gains and losses reported as a component of shareholders' equity in accordance with Statement of Financial Accounting Standards No. 115. Securities for which the Company has both the positive intent and ability to hold to maturity are recorded at amortized cost. Bonds which are held to meet deposit requirements of the various states are classified as held to maturity. All other bonds are classified as available for sale.

    The table below reflects investment results for the periods indicated:

                                                                                             NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                                       ----------------------------------  ----------------------
                                                          1995        1996        1997        1997        1998
                                                       ----------  ----------  ----------  ----------  ----------
                                                                         (DOLLARS IN THOUSANDS)
Average invested assets(1)...........................  $  166,564  $  180,679  $  179,505  $  189,204  $  179,960
Net investment income(2).............................       8,571      10,659      10,317       7,197       7,200
Average yield........................................        5.15%       5.90%       5.75%       5.51%       5.33%
Net realized gain (losses)...........................       1,094       8,381      11,921      10,134       6,340
Net unrealized gains (losses) on stocks & bonds......       3,511       3,959       3,211       4,039        (90)

------------------------

(1) Average of aggregate investment amounts at the beginning and end of each period.

(2) Amounts are calculated net of investment expenses, but prior to adjustment for other interest income and expense.

REGULATION

    GENERAL. Government regulation of employee benefit plans, including health care coverage, health plans and the Company's specialty managed care products, is a changing area of law that varies from jurisdiction to jurisdiction and generally gives responsible administrative agencies broad discretion. The Company believes that it is in compliance in all material respects with the various federal and state regulations applicable to its current operations. To maintain such compliance, it may be necessary for the Company or a subsidiary to make changes from time to time in its services, products, structure or operations. Additional government regulation or future interpretation of existing regulations could increase the cost of the Company's compliance or otherwise affect the Company's operations, products, profitability or business prospects.

    The Company is unable to predict what additional government regulations, if any, affecting its business may be enacted in the future or how existing or future regulations might be interpreted. A number of jurisdictions have enacted small group insurance and rating reforms which generally limit the ability of insurers and health plans to use risk selection as a method of controlling costs for small group business. These laws may generally limit or eliminate use of pre-existing condition exclusions, experience ratings and industry class ratings, and limit the amount of rate increases from year to year. Under these laws, cost control through provider contracting and managing care may become more important, and the Company believes its experience in these areas will allow it to compete effectively.

    Recently, federal legislation significantly expanded regulation of group health plans and health care coverage. The new laws place restrictions on the use of pre-existing conditions and eligibility restrictions based upon health status and prohibit cancellation of coverage due to claims experience or health status. Federal regulations also prohibit insurance companies from declining coverage to small employers. Additional federal laws which take effect in 1998 include prohibitions against separate, lower, dollar maximums for mental health benefits and requirements relating to minimum coverage for maternity inpatient hospitalization. The Company does not anticipate that these new laws will affect its comparable profitability or business prospects because all insurance companies across the country are subject to the same requirements. Furthermore, many requirements of the federal legislation are similar to small group reforms that have been in place for many years. The Company will be able to utilize and expand upon the cost control measures initiated as a result of small group legislative reform.

    Increasingly, states are considering various health care reform measures and are adopting laws or regulations, which may limit the Company's health plans' and insurance operations' ability to control which providers are part of their networks and may hinder their ability to effectively manage utilization and cost.

The Company is unable to predict what reforms, if any, may be enacted or how these reforms would affect the Company's operations.

    HMOS. Wisconsin and the other states in which the Company offers HMO products have enacted statutes regulating the activities of those health plans. Most states require periodic financial reports from HMOs licensed to operate in their states and impose minimum capital or reserve requirements. In addition, certain of the Company's subsidiaries are required by state regulatory agencies to maintain restricted cash reserves represented by interest-bearing instruments which are held by trustees or state regulatory agencies to ensure that adequate financial resources are maintained or to act as a fund for insolvencies of other HMOs in the state.

    As a federally qualified HMO, Compcare must file periodic reports with, and is subject to periodic review by, the Department of Health and Human Services, the Health Care Financing Administration and the Office of Prepaid Health Care. The Company's other HMOs are only subject to state regulation because they are not federally qualified HMOs.

    The Company's HMOs which have Medicaid contracts are subject to both federal and state regulation regarding services to be provided to Medicaid enrollees, payment for those services and other aspects of the Medicaid program. Medicaid has in force and/or has proposed regulations relating to fraud and abuse, physician incentive plans and provider referrals which may affect the Company's operations.

    Several of the Company's health plans have contracts with the Federal Employees Health Benefit Plan ("FEHBP"). These contracts are subject to extensive regulation, including complex rules relating to the premiums charged. FEHBP has the authority to retroactively audit the rates charged and may seek premium refunds and other sanctions against health plans participating in the program. The Company's health plans which have contracted with FEHBP are subject to such audits and may be requested to make such refunds.

    INSURANCE REGULATION. The Company's insurance subsidiaries are subject to regulation by the Department of Insurance in each state in which the entity is licensed. Regulatory authorities exercise extensive supervisory power over insurance companies relating to the licensing of insurance companies; the amount of reserves which must be maintained; the approval of forms and insurance policies used; the nature of, and limitation on, an insurance company's investments; periodic examination of the operations of insurance companies; the form and content of annual statements and other reports required to be filed on the financial condition of insurance companies; and the establishment of capital requirements for insurance companies. The Company's insurance company subsidiaries are required to file periodic statutory financial statements in each jurisdiction in which they are licensed. Additionally, such companies are examined periodically by the insurance departments of the jurisdiction in which they are licensed to do business.

    The National Association of Insurance Commissioners ("NAIC") adopted the Risk-Based Capital ("RBC") for Life and/or Health Insurers Model Act ("RBC Model Act"), effective December 31, 1993, to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with: (i) asset quality; (ii) mortality and morbidity; (iii) asset and liability matching; and (iv) other business factors. The RBC Model Act formula is used by the states to monitor trends in statutory capital and surplus for the purpose of initiating regulatory action. The NAIC adopted similar RBC requirements for property and casualty insurance companies effective December 31, 1994, and for health organizations, including HMOs, effective December 31, 1998. The Company has calculated the risk-based capital for its life and property and casualty subsidiaries as of December 31, 1997 using the applicable RBC formula. These calculations produced risk-based capital levels which exceed the levels at which the RBC formulas recommend intervention by regulatory authorities. The RBC requirements for HMOs are not expected to have a significant effect on the Company's capital requirements.

    Under Wisconsin law, insurance companies must provide OCI with advance notice of any dividend that is more than 15% larger than any dividend for the corresponding period of the previous year. In addition, OCI may disapprove any "extraordinary" dividend, defined as any dividend which, together with other dividends paid by an insurance company in the prior twelve months, exceeds the lesser of: (i) 10% of statutory capital and surplus as of the preceding December 31; (ii) with respect to a life insurer, net income less realized gains for the calendar year preceding the date of the dividend; or (iii) with respect to a non-life insurer, the greater of (ii) above or the aggregate net income less realized gains for the three calendar years preceding the date of the dividend less distributions made within the first two of those three years.

    Based upon the financial results of the Company's combined insurance entities for the year ended December 31, 1997, $4.2 million is available for 1998 dividend payments to their parent without regulatory approval.

    INSURANCE HOLDING COMPANY REGULATIONS. The Company is a holding company which conducts all of its business through combined entities and is subject to insurance holding company laws and regulations. Under Wisconsin law, acquisition of control of the Company, and thereby indirect control of its insurance subsidiaries, requires the prior approval of OCI. "Control" is defined as the direct or indirect power to direct or cause the direction of the management and policies of a person. Any purchaser of 10% or more of the outstanding voting stock of a corporation is presumed to have acquired control of the corporation and its subsidiaries unless OCI, upon application, determines otherwise.

    Each of the Company's combined insurance entities is subject to regulation under state insurance holding company regulations. Such insurance holding company laws and regulations generally require registration with that state's department of insurance and the filing of certain reports describing capital structure, ownership, financial condition, certain intercompany transactions and general business operations. Various notice and reporting requirements generally apply to transactions between companies within an insurance holding company system, depending on the size and nature of the transactions. Certain state insurance holding company laws and regulations require prior regulatory approval or, in certain circumstances, prior notice of, certain material intercompany transfers of assets as well as certain transactions between the regulated companies, their parent holding companies and affiliates, and acquisitions.

    UTILIZATION REVIEW REGULATIONS. A number of states have enacted laws and/or adopted regulations governing the provision of utilization review activities. Generally, these laws and regulations require compliance with specific standards for the delivery of services, confidentiality, staffing, and policies and procedures of private review entities, including the credentials required of personnel. Some of these laws and regulations may affect certain operations of the Company's business units.

    A few jurisdictions have enacted laws which hold managed care organizations liable for damages resulting from wrongful denial of care or payment for care. The Company provides utilization review services through CNR in at least one state that has passed such legislation. The liability law encompasses entities which do not provide insurance coverage, but merely provide utilization review services. CNR is developing risk management procedures and believes that it will be able to minimize potential liability for coverage decisions.

    ERISA. The provision of goods and services to or through certain types of employee health benefit plans is subject to ERISA. ERISA is a complex set of laws and regulations that are subject to periodic interpretation by the United States Department of Labor. ERISA places certain controls on how the Company's business units may do business with employers covered by ERISA, particularly employers that maintain self-funded plans. The Department of Labor is engaged in an ongoing ERISA enforcement program which may result in additional constraints on how ERISA-governed benefit plans conduct their activities. There recently have been legislative attempts to limit ERISA's preemptive effect on state laws. If such limitations were to be enacted, they might increase the Company's liability exposure under state law-based suits relating to employee health benefits offered by the Company's health plans and specialty businesses and may permit greater state regulation of other aspects of those businesses' operations.

EMPLOYEES

    As of September 30, 1998, the Company had 1,226 full-time and 54 part-time employees, of whom 208 were managerial and supervisory personnel. Of these employees, 61 were represented by a union. The Company considers its relations with its employees to be good.

TRADEMARKS

    "Compcare" is a federally registered service mark of the Company. The Company has filed for and maintains various other trademarks and trade names at the federal level and in the State of Wisconsin. Although the Company considers its registered service marks, trademarks and trade names important in the operation, of its business, the business of the Company is not dependent on any individual service mark, trademark or trade name.

PROPERTIES

    The Company occupies common facilities with BCBSUW and is charged a proportionate share of the cost of such facilities under the Service Agreements. The Company's corporate headquarters are located in Milwaukee, Wisconsin in a 235,000 square foot building leased by BCBSUW. The Company also utilizes space in a Milwaukee regional office leased by BCBSUW, which has approximately 299,000 square feet of office and warehouse space. In addition, the Company's business is sold and serviced in four other Wisconsin regional offices leased by BCBSUW and a 40,000 square foot facility in Sauk City, Wisconsin owned by Unity.

LEGAL PROCEEDINGS

    The Company is currently, and is from time to time, subject to claims and suits arising in the ordinary course of its business. Although the results of litigation proceedings cannot be predicted with certainty, the Company believes that the ultimate resolution of these proceedings will not have a material adverse effect on its financial condition or results of operations.

PRICE RANGE OF COMMON STOCK

    The following table sets forth the high and low sales prices for the Common Stock on the New York Stock Exchange Composite Tape or reported by The Wall Street Journal for the periods indicated. The Company has not paid any dividends.

                                                   HIGH        LOW
                                                 ---------  ---------
Third Quarter 1998.............................  $    7.19  $    5.81
Fourth Quarter 1998 (Through December   )......         --         --

    As of December   , 1998, the Company had     shareholders of record.

                                   MANAGEMENT

DIRECTORS

    The Company's Board of Directors is classified into three classes, designated Class I, Class II and Class III, each class to be as nearly equal in number of directors as possible. The term of office of the Class I directors expires at the 1999 annual meeting of shareholders, the term of office of the Class II directors expires at the 2000 annual meeting of shareholders, and the term of office of the Class III directors expires at the 2001 annual meeting of shareholders. All directors hold office until the next annual meeting of shareholders at which their terms expire and until their successors have been duly elected and qualified. Directors are not eligible to stand for re-election after the age of 70. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office. Increases or decreases in the number of directors will be apportioned among the classes as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

    The name, age as of November 15, 1998, class of directorship and business background of each of the persons who serve as directors are set forth below.

NAME AND AGE                                     PRINCIPAL OCCUPATION DURING PAST FIVE YEARS
--------------------------  --------------------------------------------------------------------------------------
                                                              CLASS I DIRECTORS

Michael D. Dunham           Director of Old UWS from 1997 to 1998; Director of BCBSUW from 1996 to 1997; Chief
 Age: 53                    Executive Officer and a director of Effective Management Systems, Inc., a developer of integrated manufacturing and business management software, since its incorporation in
                            1978.

James L. Forbes             Director of Old UWS from 1991 to 1998; Director of BCBSUW since 1974; President and
 Age: 66                    Chief Executive Officer and Director of Badger Meter, Inc., a manufacturer of products using flow measurement technology, since 1985; Director of Universal Foods
                            Corporation, Firstar Corporation and Firstar Trust Company, a subsidiary of Firstar
                            Corporation.

William C. Rupp, M.D.       Director of Old UWS from 1997 to 1998; President and Chief Executive Officer of
 Age: 52                    Luther/Midelfort Mayo Health System since 1994; President of Midelfort Clinic since
                            1991; practicing physician in oncology since 1982.

NAME AND AGE                                     PRINCIPAL OCCUPATION DURING PAST FIVE YEARS
--------------------------  --------------------------------------------------------------------------------------
                                                              CLASS II DIRECTORS

Richard A. Abdoo            Director of Old UWS from 1991 to 1998; Director of BCBSUW from 1991 to 1997; Chairman
 Age: 54                    of the Board, President and Chief Executive Officer of Wisconsin Energy Corporation, a
                            diversified energy services holding company, since 1991; Chairman of the Board and
                            Chief Executive Officer of Wisconsin Electric Power Company since 1990; Director of
                            Wisconsin Energy Corporation since 1988; Director of Wisconsin Electric Power Company since 1989; Chairman of the Board and Chief Executive Officer of Wisconsin Natural Gas
                            Company from 1990 to 1995; Director of Wisconsin Natural Gas Company from 1989 to
                            1995; Director of Marshall & Ilsley Corporation, a bank holding company, and
                            Sundstrand Corporation.

William R. Johnson          Director of Old UWS since 1993; Chairman of Johansen Capital Investment and Financial
 Age: 72                    Consulting since 1986; President of Johansen Capital Associates, Inc., a financial and investment consultant to corporations and individuals, since 1984; Chairman, President and Chief Executive Officer of National Investment Services of America, Inc., an
                            investment manager of pension, profit sharing and other funds, from 1968 to 1984.

Eugene A. Menden            Director of Old UWS since 1991; Director of BCBSUW from 1987 to 1992. Prior to his
 Age: 68                    retirement, Director of International Finance for Marquette Medical Systems, Inc.
                            (f/k/a Marquette Electronics, Inc.), a manufacturer of medical electronic products.
                            Served as Vice President of Finance for Marquette Electronics, Inc. from 1970 to 1991,
                            Treasurer from 1970 to 1989, and director from 1972 until 1996.

                                                             CLASS III DIRECTORS

Thomas R. Hefty             Director of Old UWS from 1983 to 1998; President of Old UWS from 1986 to 1998 and
 Age: 51                    Chairman of the Board and Chief Executive Officer of Old UWS from 1991 to 1998;
                            Chairman of the Board and Director of BCBSUW since 1988; President of BCBSUW since
                            1986; Executive Vice President of BCBSUW from 1982 to 1986; Deputy Insurance
                            Commissioner for OCI from 1979 to 1982; Director of Artisan Funds, Inc., an investment company registered under the Investment Company Act of 1940, as amended.

James C. Hickman            Director of Old UWS since 1991; Director of BCBSUW since 1986; Director of Century
 Age: 71                    Investment Management Company; Emeritus Professor and Emeritus Dean of the School of
                            Business of the University of Wisconsin-Madison since 1993; Professor in the UW School of Business from 1990 to 1993; Dean of the University of Wisconsin-Madison School of
                            Business from 1985 to 1990.

Carol N. Skornicka          Director of Old UWS from 1997 to 1998; Senior Vice President - Corporate Development,
 Age: 56                    Secretary and General Counsel of Midwest Express Holdings, Inc. and Midwest Express
                            Airlines, Inc. since March 1998; Vice President, Secretary and General Counsel of
                            Midwest Express Holdings, Inc. and Midwest Express Airlines, Inc. since 1996;
                            Secretary of the Wisconsin Department of Industry, Labor and Human Relations from 1991 to 1996; Director of Astral Aviation, Inc. since 1996.

    DIRECTORS' MEETINGS AND COMMITTEES

    The Board of Directors holds four regularly scheduled meetings per year and will hold such special meetings as it deems advisable to review significant matters affecting the Company and to act upon matters requiring Board approval. The Board of Directors has standing Executive, Finance, Management Review and Audit Committees.

    The Executive Committee discharges certain of the responsibilities of the Board of Directors when so instructed by the Board and will study proposals and make recommendations to the Board. Specifically, the Executive Committee has the authority to approve long range corporate and strategic plans, advise and consult with management on corporate policies, approve the Company's annual operating plan and approve major changes in policy affecting new services and programs. It is anticipated that the Executive Committee will not meet regularly but instead will meet only when the entire Board of Directors is unable to do so. The members of the Executive Committee are Messrs. Forbes (Chairman), Abdoo and Hickman.

    The Finance Committee approves investment policies and plans and approves the investment of funds of Newco, consults with management regarding real estate, accounts receivable and other assets, determines the amounts and types of insurance carried by Newco, advises and consults with management regarding selection of insurance carriers and corporate tax policies and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The members of the Finance Committee are Messrs. Hefty (Chair), Rupp and Johnson and Ms. Skornicka.

    The Management Review Committee evaluates the performance of Newco's executive officers, approves executive officer development programs, determines the compensation of the executive officers and reviews management's recommendations as to the compensation of other key personnel, acts as the nominating committee for officers and directors and makes recommendations to the Board of Directors regarding the types, methods and levels of director compensation, administers the compensation plans for the officers, directors and key employees, and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Management Review Committee will consider a nominee for election to the Board of Directors recommended by a shareholder if the shareholder submits the nomination in compliance with the requirements of Newco's By-Laws relating to nominations by shareholders. The members of the Management Review Committee are Messrs. Forbes (Chair), Abdoo, Dunham and Hickman.

    The Audit Committee reviews the scope and timing of the audit of the Company's financial statements by the Company's independent public accountants and review with these accountants the Company's management policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews with the independent accountants the financial statements for the Company and the auditors' reports and management letter. The Audit Committee selects and engages the Company's accountants and reviews and approves all related party transactions. In addition, it reviews and evaluates conflict of interest statements and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The members of the Audit Committee are Messrs. Menden (Chair), Abdoo, Dunham and Hickman.

    COMPENSATION OF DIRECTORS

    Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board of Directors or Committees of the Board. A director who is not an officer or employee of the Company receives a fee of $1,100 for each Board or Committee meeting attended, and a monthly retainer of $750. In addition, each Committee Chairman receives a monthly fee of $250.

    The Company also maintains a Deferred Compensation Plan for Directors under which members of the Board of Directors may elect to defer receipt of all or a portion of their directors' fees. Under such plan, the Company is be obligated to repay the deferred fees, in either a lump sum or installments as elected by the participating director, together with any earnings on such deferred fees. The repayments generally will commence upon the participating director's resignation or termination from the Board of Directors.

EXECUTIVE OFFICERS

    The name, age, title and business background of each of the executive officers are set forth below. The individuals named below previously were officers of Old UWS and various of its subsidiaries, but resigned from all positions held at Old UWS or its remaining subsidiaries as of the Effective Date of the Distribution. The business address of each of the executive officers is 401 West Michigan Street, Milwaukee, Wisconsin 53203.

NAME                                                   AGE                              TITLE
--------------------------------------------------     ---     -------------------------------------------------------
Thomas R Hefty....................................         51  Chairman of the Board, President, Chief Executive
                                                                 Officer and Director
Stephen E. Bablitch...............................         44  Vice President, General Counsel and Secretary
Devon W. Barrix...................................         56  Vice President
Roger A. Formisano................................         49  Executive Vice President and Chief Operating Officer
                                                                 and President of Compcare and Meridian
Mark H. Granoff...................................         52  Vice President and President of UWIC
Gail L. Hanson....................................         42  Vice President and Treasurer
C. Edward Mordy...................................         55  Vice President and Chief Financial Officer
Emil E. Pfenninger................................         47  Vice President and President of United Heartland
Penny J. Siewert..................................         41  Vice President
Mary Traver.......................................         47  Vice President

    Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed. There are no family relationships among any of the directors and/or executive officers of Newco.

    THOMAS R. HEFTY is the Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Hefty was elected President of Old UWS in 1986 and Chairman of the Board and Chief Executive Officer of Old UWS in 1991. Since 1987, he has served in various capacities with the Company's subsidiaries. Mr. Hefty has been Chairman of the Board and a director of BCBSUW since 1988, having joined BCBSUW in 1982 and later serving as President. From 1979 to 1982, Mr. Hefty was Deputy Insurance Commissioner for OCI.

    STEPHEN E. BABLITCH is Vice President, General Counsel and Secretary of the Company. Mr. Bablitch joined Old UWS in 1996 as General Counsel, Vice President and Secretary. He has been General Counsel, Vice President and Secretary of BCBSUW since 1996 as well. He has also served in various capacities the Company's subsidiaries since 1996. Prior to joining Old UWS and BCBSUW, Mr. Bablitch was an attorney with Dewitt, Ross and Stevens, Madison, Wisconsin from 1991 to 1996.

    DEVON W. BARRIX is Vice President of the Company. He was elected a Vice President of Old UWS in 1994 following the Company's acquisition of Unity and its parent, HMO-W. Mr. Barrix was the Chief Executive Officer of Unity (f/k/a HMO of Wisconsin Insurance Corporation) from 1985 to 1994 and was the President of Unity from 1994 to 1996.

    ROGER A. FORMISANO is Executive Vice President and Chief Operating Officer of the Company. Mr. Formisano was elected Executive Vice President and Chief Operating Officer of Old UWS in 1995. He had been a Vice President of Old UWS from 1992 to 1998. He serves as President of Compcare and Meridian. Mr. Formisano was a Professor in the School of Business of the University of Wisconsin-Madison from 1978 to 1993. He also serves in various capacities with Old UWS's subsidiaries, and is a director of Integrity Mutual Insurance Company and Wisconsin Sports Authority, Inc., both privately held companies.

    MARK H. GRANOFF is Vice President of the Company. Mr. Granoff was elected a Vice President of Old UWS in 1991 and was elected President of UWIC in 1991 and UHLIC in 1997. He has served in various capacities with some of Old UWS's other subsidiaries since 1991. Mr. Granoff has been a Vice President of BCBSUW since 1990. Prior to joining BCBSUW, from 1988 to 1990, Mr. Granoff served as Employee Benefits Marketing Vice President for Business Men's Assurance Company of America, an insurance company.

    GAIL L. HANSON is Vice President and Treasurer of the Company. Ms. Hanson was Treasurer of Old UWS since 1987 and was elected a Vice President in 1996. She has served in various capacities with Old UWS's subsidiaries since 1984. Ms. Hanson was elected Vice President and Treasurer of BCBSUW in 1996 and had been Assistant Vice President and Treasurer since 1987, having joined BCBSUW in 1984 as the Controller of UWIC.

    C. EDWARD MORDY is Chief Financial Officer of the Company. Mr. Mordy was a Vice President and the Chief Financial Officer of Old UWS since 1987. He has served in various capacities with Old UWS's subsidiaries since 1987. Mr. Mordy has been a Vice President and Corporate Controller of BCBSUW since 1986.

    EMIL E. PFENNINGER is Vice President of the Company. Mr. Pfenninger was elected a Vice President of Old UWS in 1995 and President of United Heartland in 1990. Mr. Pfenninger was the Underwriting Manager with CNA Insurance Companies from 1987 to 1990.

    PENNY J. SIEWERT is Vice President of Regional Services of the Company. Ms. Siewert was elected Vice President of Regional Services of Old UWS in 1995. Ms. Siewert joined BCBSUW in 1977 and has served in various capacities. Ms. Siewert was elected Vice President of Operations for BCBSUW in 1990, Vice President of Special Markets for BCBSUW in 1992, and Vice President of Regional Services for BCBSUW in 1995.

    MARY TRAVER is Vice President of the Company. Ms. Traver was a Vice President of Old UWS since 1988. Ms. Traver was Vice President and General Counsel of Old UWS from 1988 to 1996 and Secretary from 1992 to 1996. She has served in various capacities with some of Old UWS's subsidiaries since 1987. Ms. Traver was General Counsel of BCBSUW from 1987 to 1996, Secretary of BCBSUW from 1992 to 1996, and a Vice President of BCBSUW since 1988. She assumed the position of Regional Vice President for the Southeastern region of BCBSUW in 1997.

                             EXECUTIVE COMPENSATION

    The Company was formed in 1998 and its executive officers did not begin receiving any compensation, stock options or other benefits from the Company until September 1998. As the Company has not yet completed a fiscal year, no information exists regarding compensation or other benefits paid to executive officers of the Company for any completed fiscal year or portion thereof.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SERVICE AGREEMENTS WITH BCBSUW

    The Company and various of its subsidiaries purchase services from, or provide services to, BCBSUW through the Service Agreements. Services covered by these agreements include marketing, information systems, legal, investment, actuarial, accounting, underwriting and other administrative and management services. Fees under the Service Agreements are calculated on a cost basis. Costs directly attributable to a particular company are paid by such company. Costs that are not specific to any particular company are allocated based on utilization and allocation methods agreed to by the parties to the agreements. If the recipient can obtain any of the services under more favorable terms by performing the services itself or by procuring them from a third party, it is not obligated to renew the Service Agreement for those services if the provider is unwilling to substantially match such terms. The Service Agreements automatically renew annually unless otherwise terminated. In addition, pursuant to Wisconsin law, OCI reviews the Service Agreements to ensure that the agreements are reasonable and fair to the interests of the insurance companies that are parties to the agreements. For the year ended December 31, 1997, the Company paid approximately $14.6 million for such services, and received approximately $9.3 million from BCBSUW for the provision of such services.

BCBSUW LOAN

    In connection with the Distribution, the Company assumed a debt obligation of Old UWS to BCBSUW in the principal amount of $70.0 million. On October 30, 1996, Old UWS borrowed $70.0 million from BCBSUW to fund the cash portion of the merger consideration in connection with the merger of American Medical Security Group, Inc. into Old UWS. Old UWS pledged the common stock of certain of its subsidiaries as collateral for the loan. Interest only is payable quarterly at a rate equal to LIBOR plus 125 basis points, adjusted quarterly. The entire principal balance is due October 30, 1999.

BCBSUW INTENDED PURCHASE OF ADDITIONAL SHARES OF COMMON STOCK

    BCBSUW owns 38.1% of the issued and outstanding shares of Old UWS Common Stock and 38.1% of the issued and outstanding shares of Common Stock. One of the primary reasons for effectuating the Distribution is so that the managed care business can use the Blue Cross and Blue Shield service marks in connection with its products and services. In order to use the service marks, one of the requirements is that a Blue Cross plan must "control" the company (meaning that the plan must directly or indirectly own more than 50% of the stock of the company and must have operational control over the company). Therefore, BCBSUW intends to purchase additional shares of Common Stock to bring its overall direct and indirect ownership of the Company to approximately 51%. The purchase price for the shares of Common Stock to be purchased directly from the Company will be based on the market price of the shares of Common Stock and an independent third party valuation, and will be paid through the cancellation of a corresponding portion or all of the $70.0 million Company indebtedness to BCBSUW or in cash. BCBSUW may purchase some of the shares of Common Stock in the open market. The intended purchases are subject to the receipt of OCI approval and may be subject to the receipt of the Company shareholder approval as a result of certain NYSE rules. The rules of the NYSE require that the shareholders of the Company approve the sale of shares of Common Stock to BCBSUW (the "BCBSUW Sale") if either (i) the Company sells a number of shares (the "Approval Amount") of Common Stock in one or a series of transactions which equals or exceeds 20% of the number of shares of Common Stock outstanding prior to such sale(s), or (ii) the sale of shares of Common Stock results in a "change of control" of the Company. The Company believes that, prior to the BCBSUW Sale, BCBSUW will directly or indirectly own a number of shares of Common Stock such that the BCBSUW Sale will involve the sale of a number of shares of Common Stock which is fewer than the Approval Amount. If, however, as a result of changed facts and circumstances at the time of the BCBSUW Sale, the Company is required to sell a number of shares of Common Stock to BCBSUW which exceeds the Approval Amount, the Company will be required to obtain shareholder approval to consummate the BCBSUW Sale. Whether a "change in control" results from the BCBSUW Sale will depend upon the facts and circumstances in existence at the time of the BCBSUW Sale and the treatment of the BCBSUW Sale by the staff of the NYSE.

    Pursuant to an agreement with the Company, Messrs. Wallace J. Hilliard and Ronald A. Weyers have the following rights:

        (i) Messrs. Hilliard and Weyers are entitled to make up to two requests that the Company register at least 50% of the then outstanding shares of Common Stock held by them, which the Company is obligated to use its best efforts to do unless (a) the request comes during the period 45 days prior to the estimated date of filing and 180 days following the effective date of the Company's own registration of shares of Common Stock pertaining to an underwritten public offering; (b) the Company has already effected two such registrations pursuant to Messrs. Hilliard's and Weyers' requests; (c) the filing of the registration statement could jeopardize or delay a material transaction contemplated by the Company or would require the disclosure of material information that the Company needs to preserve as confidential; or
    (d) the Company is unable to comply with the requirements of the SEC; and

        (ii) Messrs. Hilliard and Weyers are entitled to make up to two requests that the Company include Messrs. Hilliard's and Weyers' shares of Common Stock in an offering of shares of Common Stock otherwise being registered upon being notified by the Company that the Company is registering shares of Common Stock in connection with a public offering for cash on a form that also would permit the registration of Messrs. Hilliard's and Weyers' shares of Common Stock.

    These registration rights expire upon the earlier of April 1, 2001 or upon the date on which Messrs. Hilliard and Weyers in the aggregate own less than three percent of the outstanding shares of Common Stock.

    Messrs. Hilliard and Weyers have also agreed that, until December 3, 2006, they will not acquire, or propose to acquire (i) any Company securities (other than pursuant to the exercise of stock options) with the power to vote for the election of directors (the "Voting Securities"), or (ii) any rights or options to acquire any Voting Securities, if any of such acquisitions would require regulatory approval, application or notification other than as required by the Exchange Act. In addition, Messrs. Hilliard and Weyers agreed that, until December 3, 1999, they will not (i) make or participate in any solicitation of proxies (within the meaning of Rule 14a-1 of the Exchange Act) or initiate any shareholder proposals with respect to the Company; (ii) make any proposals with respect to a merger or other business combination, sale or transfer of assets, liquidation or other extraordinary corporate transaction of the Company; or
(iii) form, join or participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to Company securities or seek to exercise control or influence over management, the Board of Directors, or the corporate policies of the Company. Finally, Messrs. Hilliard and Weyers agreed that, until December 3, 2006, they will vote their shares of Common Stock in accordance with BCBSUW directions on matters submitted to a shareholder vote which pertain to, or are a result of, BlueCross and BlueShield Association rules, regulations or marketing issues.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of shares of Common Stock by each shareholder who owns beneficially more than 5% of the shares of Common Stock (as disclosed in certain reports regarding such ownership filed with Old UWS and the SEC in accordance with Sections 13(d) and 13(g) of the Exchange Act), by each director of the Company, each of the five most highly compensated executive officers of the Company, and all directors and officers of the Company as a group, based upon the beneficial ownership of such shareholders of Common Stock as of September 30, 1998 (except as noted otherwise below), including shares that such shareholder has the right to acquire ownership. Unless otherwise indicated, each shareholder listed below has sole voting and dispositive power with respect to the shares beneficially owned.

                                                                                    NUMBER OF SHARES
                                                                                      BENEFICIALLY       PERCENT OF
NAME                                                                                    OWNED(3)            CLASS
--------------------------------------------------------------------------------  --------------------  -------------
Blue Cross & Blue Shield United of Wisconsin(1).................................         6,309,525             38.1%
Wallace J. Hilliard(2)..........................................................         1,401,601              8.3
Ronald A. Weyers(2).............................................................         1,197,659              7.1
Heartland Advisors, Inc.(2).....................................................         1,103,150              6.6
Thomas R. Hefty(4)(5)...........................................................           339,295              2.0%
Roger A. Formisano(4)(5)........................................................           251,949              1.5%
C. Edward Mordy(5)..............................................................           143,084              0.9%
Mark H. Granoff(5)..............................................................            95,027              0.6%
Penny J. Siewert(5).............................................................           158,363              1.0%
Richard A. Abdoo................................................................             8,426            *
Michael D. Dunham...............................................................             6,626            *
James L. Forbes.................................................................             8,126            *
James C. Hickman................................................................             6,826            *
William R. Johnson..............................................................            11,126            *
Eugene A. Menden................................................................             8,126            *
William C. Rupp, M.D............................................................             2,000            *
Carol N. Skornicka..............................................................             6,926            *
All directors and executive officers as a group (19 persons)(4).................         1,059,791              6.4%

------------------------

* Amount represents less than 1% of the total shares of Common Stock expected to be issued and outstanding.

(1) BCBSUW's address is 1515 North River Center Drive, Milwaukee, Wisconsin 53212. Within one year after the Distribution Date, BCBSUW intends to purchase additional shares of Common Stock such that its direct and indirect ownership of the Company is approximately 51%.

(2) Based on Amendments to Schedules 13G filed with Old UWS pursuant to the Exchange Act by such beneficial owner on the following dates:
    Hilliard--February 12, 1998; Weyers--February 12, 1998; and Heartland Advisors--February 6, 1998. Mr. Hilliard's address is P.O. Box 12146, Green Bay, Wisconsin 54307-2146; Mr. Weyer's address is 500 AMS Court, Green Bay, Wisconsin 54313; and Heartland Advisors, Inc.'s address is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(3) Includes the following number of shares of Common Stock which the named individuals and certain executive officers have the right to acquire within 60 days of September 30, 1998: Mr. Hefty, 318,743; Mr. Formisano, 246,534; Mr. Mordy, 125,816; Mr. Granoff, 90,979; Ms. Siewert, 155,373; Mr. Abdoo, 6,626; Mr. Dunham, 6,626; Mr. Forbes, 6,626; Mr. Hickman, 6,626; Mr.
    Johnson, 6,626; Mr. Menden, 6,626; Ms. Skornicka, 6,626; and all directors and officers as a group, 983,827.

(4) Includes the following shares owned jointly with such person's spouse, with respect to which such person shares voting power and dispositive power: Mr. Hefty, 2,000 shares; and Mr. Formisano, 3,750 shares.

(5) Includes the following shares held under the Company's 401(k) plan, as to which such person has dispositive power: Mr. Hefty, 2,802; Mr. Formisano, 765; Mr. Mordy, 3,168; Mr. Granoff, 1,348; Ms. Siewert, 1,840; and all directors and officers as a group, 15,911.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, no par value per share, of which 16,573,202 shares are issued and outstanding as of September 30, 1998 and 1,000,000 shares of Preferred Stock, no par value per share, issuable in series of which none is issued and outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Articles of Incorporation and By-Laws.

COMMON STOCK

    Holders of shares of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of shares of Common Stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription or redemption rights. Holders of shares of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of shares of Common Stock at that time outstanding subject to prior distribution rights of creditors of the Company.

PREFERRED STOCK

    The Articles of Incorporation provide that the Board of Directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of shares of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The rights, preferences and privileges of holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. The Company has no present plans to issue any shares of Preferred Stock.

CERTAIN ARTICLES OF INCORPORATION AND BY-LAWS PROVISIONS OF THE COMPANY

    Certain provisions of the Articles of Incorporation and By-Laws could have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider in the shareholder's best interest. These provisions are intended to enhance the likelihood of continuity and stability in the composition of and in the policies formulated by the Board of Directors. In addition, these provisions also are intended to ensure that the Board of Directors will have sufficient time to act in what the Board of Directors believes to be the best interests of the Company and its shareholders.

    CLASSIFIED BOARD OF DIRECTORS. The Articles of Incorporation provide for a Board of Directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors in a short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors.

    NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL. The Articles of Incorporation and By-Laws provide that the Board of Directors will consist of nine members. The By-Laws provide that the Board of Directors, acting by majority vote of the directors then in office, may fill any newly created directorship or vacancies on the Board of Directors. The By-Laws provide that a director may be removed upon the affirmative vote of a majority of the outstanding shares entitled to vote for the election of such directors.

    SHAREHOLDER NOTICE REQUIREMENTS. The By-Laws provide that for nominations for the Board of Directors or for other business to be properly brought by a shareholder before an annual meeting of shareholders, the shareholder must first have given adequate notice thereof in writing to the Secretary of the Company. To be adequate, a shareholder's notice generally must be delivered not later than 90 days nor more than 120 days in advance of the date of the meeting. The notice must contain, among other things, certain information about the shareholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

CERTAIN WBCL PROVISIONS

    RESTRICTIONS ON BUSINESS COMBINATIONS. Sections 180.1130 to 180.1134 of the WBCL provide generally that in addition to the vote otherwise required by law or the articles of incorporation of a "resident domestic corporation," such as the Company, certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least
(i) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and (ii) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate thereof who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the property and assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. These statute sections also restrict the repurchase of shares and the sale of corporate assets by an issuing public corporation in response to a takeover offer.

    Sections 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation," such as the Company, and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an "interested shareholder") within three years after the date such person became a 10% beneficial owner, unless the business combination or the acquisition of such stock has been approved before the stock acquisition date by the corporation's board of directors. After such three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose, unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. BCBSUW will be an interested shareholder of the Company due to its expected ownership of 38.1% of the outstanding shares of Common Stock following the Distribution. The acquisition of shares of Common Stock by BCBSUW was approved by the Company's Board of Directors prior to such acquisition, and therefore, the three-year restriction on business combinations with an interested shareholder will not apply to BCBSUW.

    CONTROL SHARE VOTING RESTRICTIONS. Under Section 180.1150(2) of the WBCL, the voting power of shares of a "resident domestic corporation," such as the Company, which are held by any person in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of such excess shares, unless otherwise provided in the articles of incorporation or unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. This statute is a "scaled voting rights/control share acquisition" statute and is designed to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of twenty percent owned by an acquiring person. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150(2), including (among others) shares acquired directly from the Company and shares acquired in a merger or share exchange to which the Company is a party. The Articles of Incorporation provide that shares of the Company Common Stock held by BCBSUW are not subject to the voting power restrictions provided by
Section 180.1150(2) of the WBCL.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Firstar Bank Milwaukee, N.A..

NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL

    The Articles of Incorporation provide that, subject to any rights of holders of shares of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors. In addition, the By-Laws provide that vacancies, including those created by an increase in the number of directors, may be filled by the remaining directors then in office. Accordingly, the Board of Directors could prevent any shareholder from enlarging the Board and filling the new directorships with such shareholder's own nominees.

    Under the WBCL, shareholders may remove one or more directors with or without cause unless the Articles or By-Laws provide that a director may be removed only for cause. The By-Laws provide that directors may be removed with or without cause and only upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitles to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    The Articles of Incorporation and By-Laws provide that any action required or permitted to be taken at a meeting of the Company's shareholders may be taken without a meeting by shareholders holding the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Any action so taken must be done by written consent signed by the number of shareholders necessary to take such action. The Company will give notice of such action to shareholders who were entitled to vote on such action and whose shares were not represented on the written consent within ten days of the action. These provisions allow the holders of a majority of the Voting Stock to unilaterally use the written consent procedure to take shareholder action.

SPECIAL MEETINGS

    The By-Laws provide that special meetings of shareholders may be called by the Chairman of the Board of Directors, a majority of the Board of Directors or holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

    The By-Laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of shareholders of the Company (the "Shareholder Notice Procedure").

    The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given adequate written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Shareholder Notice Procedure provides that at an annual or special meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or by a shareholder who has given adequate written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. Under the Shareholder Notice Procedure, for notice of shareholder nominations or other business proposals to be made at an annual meeting to be adequate, such notice must be received by the Company not less than 90 days nor more than 120 days prior to the last Tuesday in May; provided, however, than in the event the annual meeting is changed by more than 30 days from the last Tuesday in May, notice by a shareholder, to be adequate, must be received not earlier than the 120th day prior to such meeting and not later than the close of business of the later of (x) the 90th day prior to such annual meeting, or (y) the tenth day after public announcement of the date of such annual meeting is first made. In connection with a special meeting of shareholders, in order for a notice of shareholder nominations or other business proposals to be adequate, notice by such shareholder must be received not earlier than the 90th day prior to such meeting and not later than the close of business of the later of (x) the 60th day prior to such special meeting, or (y) the tenth day after public announcement of the date of such special meeting is first made.

    Under the Shareholder Notice Procedure, a shareholder's notice to the Company proposing to nominate a person for election as a director must contain certain information, including: the name and address of the nominating shareholder and the beneficial owners on whose behalf the nomination or proposal is made; the class and number of shares of the Company beneficially owned by such shareholder or beneficial owners; a representation that such shareholder is a holder of record of shares of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to make the nomination specified in the notice; the name, age and residence address of such nominee; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder; the principal occupation or employment of the nominee, the class and number of shares of the Company which are beneficially owned by the nominee, and any other information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee; and a written consent of each nominee to be named in a proxy statement and to serve as a director if so elected.

    Under the Shareholder Notice Procedure, a shareholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing shareholder, including, without limitation: the name and address of the nominating shareholder and the beneficial owners on whose behalf the nomination or proposal is made; the class and number of shares of stock of the Company beneficially owned by such shareholder; a representation that such shareholder is a holder of record of shares of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to introduce the other business specified in the notice; a brief description of the business the shareholder proposes to bring before the meeting, and, if the business includes a proposal to amend the By-Laws, the language of the proposed amendment; the reasons for conducting such business at such meeting; any material interest of such shareholder in the business so proposed; and any other information required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act in his capacity as a proponent to a shareholder proposal. If the chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

    By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure will afford the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure also will provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board, will provide the Board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

    Although the By-Laws do not give the Board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its shareholders.

NO PREEMPTIVE RIGHTS

    No holder of any class of stock of the Company authorized at the time of the Distribution will have any preemptive right to subscribe for or purchase any kind or class of securities of the Company.

     LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

    Under the By-Laws and the WBCL, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding, and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform such person's duties to the Company and such breach or failure constituted: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest;
(ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.

    Under the WBCL, unless the Articles of Incorporation provide otherwise, directors of the Company are not subject to personal liability to the Company, its shareholders, or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, unless the person asserting liability proves that the breach or failure constituted: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, or (iii) a transaction from which the director derived an improper personal profit, or (iv) willful misconduct. The Articles of Incorporation do not limit a director's immunity provided by the WBCL. The above provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

                                 LEGAL MATTERS

    The validity of the Common Stock to be issued pursuant to the Plan will be passed upon by Michael Best & Friedrich, LLP Milwaukee, Wisconsin.

                                    EXPERTS

    The consolidated financial statements of the Company at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, appearing in this Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                        UNITED WISCONSIN SERVICES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
ANNUAL FINANCIAL STATEMENTS

Report of Independent Auditors.............................................................................        F-2

Consolidated Balance Sheets at December 31, 1997 and 1996..................................................        F-3

Consolidated Statements of Income for the years ended December 31, 1997, 1996 and 1995.....................        F-4

Consolidated Statements of Changes in Shareholder's Equity and Comprehensive Income for the years ended
  December 31, 1997, 1996 and 1995.........................................................................        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995.................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

QUARTERLY FINANCIAL STATEMENTS (UNAUDITED)

Consolidated Balance Sheets at December 31, 1997 and September 30, 1998 (Unaudited)........................       F-23

Consolidated Statements of Income for the three months and nine months ended September 30, 1998 and 1997
  (Unaudited)..............................................................................................       F-24

Consolidated Statements of Cash Flows for the nine months ended September 30, 1998 and 1997 (Unaudited)....       F-25

Notes to Interim Consolidated Financial Statements.........................................................       F-26

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
United Wisconsin Services, Inc. and

    We have audited the accompanying consolidated balance sheets of United Wisconsin Services, Inc. (the Company) (see Note 1 to the consolidated financial statements) as of December 31, 1996 and 1997, and the related consolidated statements of income, changes in shareholder's equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Milwaukee, Wisconsin
May 29, 1998

  except for Note 12, as to which the date is

September 25, 1998

                        UNITED WISCONSIN SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $   19,147  $   17,033
  Investments--available for sale.........................................................     156,392     151,653
  Due from affiliates.....................................................................      10,235       3,667
  Other receivables.......................................................................      47,027      53,753
  Prepaid and other current assets........................................................       3,391       3,950
                                                                                            ----------  ----------
      Total current assets................................................................     236,192     230,056
Investments--held to maturity.............................................................       6,892       7,893
Property and equipment, net...............................................................       7,091       6,978
Goodwill and other intangibles, net.......................................................       2,966       5,005
Other noncurrent assets...................................................................      16,337      16,324
                                                                                            ----------  ----------
      Total assets........................................................................  $  269,478  $  266,256
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Medical and other benefits payable......................................................  $   54,724  $   60,724
  Deferred premium credits................................................................       6,879       6,641
  Advance premiums........................................................................      26,043      24,060
  Due to affiliates.......................................................................       3,738       3,867
  Payables and accrued expenses...........................................................      25,427      20,926
  Other current liabilities...............................................................       3,546       1,104
                                                                                            ----------  ----------
      Total current liabilities...........................................................     120,357     117,322
Medical and other benefits payable--noncurrent............................................      20,417      20,918
Minority interest in subsidiary...........................................................         800          --
Other noncurrent liabilities..............................................................       4,022       4,400
                                                                                            ----------  ----------
Total liabilities.........................................................................     145,596     142,640
Shareholder's equity:
  Investments by and advances from AMSG...................................................     119,923     120,405
  Unrealized gains on investments.........................................................       3,959       3,211
                                                                                            ----------  ----------
      Total shareholder's equity..........................................................     123,882     123,616
                                                                                            ----------  ----------
      Total liabilities and shareholder's equity..........................................  $  269,478  $  266,256
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                        UNITED WISCONSIN SERVICES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
                                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                                             DATA)
Revenues:
  Health services revenues:
    Premium revenue..........................................................  $  466,929  $  493,092  $  560,825
    Other revenue............................................................      24,222      27,632      26,046
  Investment results.........................................................       9,665      19,040      22,238
                                                                               ----------  ----------  ----------
      Total revenues.........................................................     500,816     539,764     609,109
Expenses:
  Medical and other benefits.................................................     416,167     425,258     485,735
  Selling, general and administrative expenses:
    Other....................................................................      67,077      78,105      88,224
    Allocations to related party.............................................      (4,368)     (7,474)     (9,278)
    Allocations from related party...........................................      10,028      13,315      14,564
                                                                               ----------  ----------  ----------
  Total selling, general and administrative expenses.........................      72,737      83,946      93,510
  Provider profit sharing....................................................       2,734       2,868       3,380
  Minority interest in net earnings of combined subsidiary...................        (161)       (107)        449
  Amortization of goodwill and other intangibles.............................         678         841         818
                                                                               ----------  ----------  ----------
      Total expenses.........................................................     492,155     512,806     583,892
                                                                               ----------  ----------  ----------
Income before income tax expense.............................................       8,661      26,958      25,217
Income tax expense...........................................................       3,277      10,617       9,433
                                                                               ----------  ----------  ----------
Net income...................................................................  $    5,384  $   16,341  $   15,784
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Pro forma earnings per common share:
  Basic......................................................................                               $0.96
                                                                                                       ----------
                                                                                                       ----------
  Diluted....................................................................                               $0.95
                                                                                                       ----------
                                                                                                       ----------

                            See accompanying notes.

                        UNITED WISCONSIN SERVICES, INC.

  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY AND COMPREHENSIVE
                                     INCOME

                                                 INVESTMENTS BY   UNREALIZED GAINS                      TOTAL
                                                  AND ADVANCES      (LOSSES) ON     COMPREHENSIVE   SHAREHOLDER'S
                                                 FROM (TO) AMSG     INVESTMENTS         INCOME         EQUITY
                                                 ---------------  ----------------  --------------  -------------
Balance at December 31, 1994...................    $   107,839       $   (6,374)                     $   101,465
  Net income...................................          5,384               --       $    5,384           5,384
  Net investments by and advances from (to)
    AMSG.......................................          3,543               --               --           3,543
  Change in unrealized gains (losses) on
    investments................................             --            9,885            9,885           9,885
                                                                                         -------
  Comprehensive Income                                      --               --       $   15,269              --
                                                 ---------------        -------          -------    -------------
                                                                                         -------
Balance at December 31, 1995...................        116,766            3,511                          120,277
  Net income...................................         16,341               --       $   16,341          16,341
  Net investments by and advances from (to)
    AMSG.......................................        (13,184)              --               --         (13,184)
  Change in unrealized gains (losses) on
    investments................................             --              448              448             448
                                                                                         -------
  Comprehensive Income                                      --               --       $   16,789              --
                                                 ---------------        -------          -------    -------------
                                                                                         -------
Balance at December 31, 1996...................        119,923            3,959                          123,882
  Net income...................................         15,784               --       $   15,784          15,784
  Net investments by and advances from (to)
    AMSG.......................................        (15,302)              --               --         (15,302)
  Change in unrealized gains (losses) on
    investments................................             --             (748)            (748)           (748)
                                                                                         -------
  Comprehensive Income                                      --               --       $   15,036              --
                                                 ---------------        -------          -------    -------------
                                                                                         -------
Balance at December 31, 1997...................    $   120,405       $    3,211                      $   123,616
                                                 ---------------        -------                     -------------
                                                 ---------------        -------                     -------------

                            See accompanying notes.

                        UNITED WISCONSIN SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                -------------------------------------
                                                                                   1995         1996         1997
                                                                                -----------  -----------  -----------
                                                                                           (IN THOUSANDS)
OPERATING ACTIVITIES
Net income....................................................................  $     5,384  $    16,341  $    15,784
Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
  Depreciation and amortization...............................................        1,550        2,341        1,964
  Realized investment gains...................................................       (1,094)      (8,381)     (11,921)
  Deferred income tax expense (benefit).......................................          190         (901)      (1,023)
  Changes in other operating accounts:
    Other receivables.........................................................      (26,969)       2,802       (5,584)
    Medical and other benefits payable........................................       20,882        1,415        6,501
    Advance premiums..........................................................         (365)       4,062       (1,983)
    Due to/from affiliates....................................................       10,247      (10,327)       7,782
    Other, net................................................................        1,575         (763)      (8,701)
                                                                                -----------  -----------  -----------
Net cash provided by (used in) operating activities...........................       11,400        6,589        2,819
INVESTING ACTIVITIES
Purchases of available for sale investments...................................     (351,731)    (413,648)    (452,906)
Proceeds from sale of available for sale investments..........................      314,529      364,321      433,012
Proceeds from maturity of available for sale investments......................       41,292       43,031       34,252
Purchases of held to maturity investments.....................................       (3,112)      (2,573)      (2,894)
Proceeds from maturity of held to maturity investments........................        2,266        2,171        3,567
Purchase of minority interest in subsidiary...................................           --           --       (2,218)
Other, net....................................................................       (1,344)       1,528       (1,244)
                                                                                -----------  -----------  -----------
Net cash provided by (used in) investing activities...........................        1,900       (5,170)      11,569
FINANCING ACTIVITIES
Repayment of debt.............................................................           --           --       (1,200)
Increase (decrease) in investments by and advances from (to) AMSG.............        3,543      (15,352)     (15,302)
                                                                                -----------  -----------  -----------
Net cash provided by (used in) financing activities...........................        3,543      (15,352)     (16,502)
                                                                                -----------  -----------  -----------
Cash and cash equivalents:
  Increase (decrease) during year.............................................       16,843      (13,933)      (2,114)
  Balance at beginning of year................................................       16,237       33,080       19,147
                                                                                -----------  -----------  -----------
  Balance at end of year......................................................  $    33,080  $    19,147  $    17,033
                                                                                -----------  -----------  -----------
                                                                                -----------  -----------  -----------

                            See accompanying notes.

                        UNITED WISCONSIN SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1. STRUCTURE AND PLAN OF DISTRIBUTION

    American Medical Security Group ("AMSG"), known as United Wisconsin Services, Inc. prior to September 25, 1998, previously announced its intention to contribute its Health Maintenance Organization, ("HMO") and specialty managed care products and services businesses and management business to a wholly owned subsidiary, United Wisconsin Services, Inc. (the "Company"). The Company was known as Newco/UWS, Inc. prior to September 25, 1998, and was formed on May 26, 1998. The common stock of the Company will be distributed on a share for share basis to AMSG common shareholders. Completion of the contribution and distribution is subject to final approval by AMSG's Board of Directors and various third parties and government agencies. In June, 1998, a private letter ruling was received from the Internal Revenue Service that the distribution will be tax free to AMSG, United Wisconsin Services, Inc., and AMSG shareholders (see
Note 12).

    The accompanying consolidated financial statements of the Company essentially comprise the HMO and specialty managed care products and services business operations of AMSG including dental, life, disability, workers' compensation, managed care consulting, electronic claims processing, pharmaceutical services and managed mental health services. The following AMSG wholly owned subsidiaries will be contributed to the Company in conjunction with the spin-off and are included in the consolidated financial statements of the
Company: Compcare Health Services Insurance Corporation; Valley Health Plan, Inc.; HMO-W, Inc.; Hometown Insurance Service, Inc.; United Wisconsin Insurance Company ("UWIC"); United Heartland Life Insurance Company ("UHLIC"); Meridian Resource Corporation; Meridian Managed Care, Inc.; Meridian Marketing Services, Inc.; United Wisconsin Proservices, Inc.; United Heartland, Inc.; CNR Health, Inc.; Unity Health Plans Insurance Corporation; and Heartland Dental Plan, Inc. The above businesses included in these consolidated financial statements are herein collectively referred to as the "Company."

    The Company's HMO products are sold primarily in Wisconsin and the specialty managed care products and services are sold throughout the United States.

    The authorized capital stock of the Company consists of 1,000,000 shares of no par value preferred stock and 50,000,000 shares of no par value common stock of which 100 shares are issued and outstanding at May 28, 1998.

    Certain officers and directors of the Company were also officers and directors of AMSG during 1995, 1996 and 1997.

    The Company is affiliated with Blue Cross & Blue Shield United of Wisconsin ("BCBSUW") through certain common officers and directors. At December 31, 1997, BCBSUW owned approximately 38% of the issued and outstanding AMSG common stock.

    The consolidated financial statements included herein include all costs of doing business. However, the consolidated financial statements may not necessarily be indicative of the results of operations, financial position and cash flows of the Company in the future (See Note 6). The consolidated financial statements included herein do not reflect any changes that may occur in the financing and operations of the Company as a result of the distribution.

                        UNITED WISCONSIN SERVICES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, "GAAP." The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION

    The Company consolidates majority owned subsidiaries that are controlled by the Company. Investments in companies over which the Company has influence but does not have a controlling interest are accounted for using the equity method. All material intercompany transactions have been eliminated. For those subsidiaries for which repurchase options exist (see Note 3), the Company consolidates those subsidiaries when control is deemed to be other than temporary. Management believes that control of Unity and Valley is not temporary as exercise of the repurchase options is not probable as exercise would not provide a substantial economic benefit to the option holders and would require regulatory approval pursuant to change of control regulations.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include operating cash and short-term investments with original maturities of three months or less. These amounts are recorded at cost, which approximates market.

    INVESTMENTS

    Investments are classified as either held to maturity or available for sale. Investments which the Company has the intent and ability to hold to maturity are designated as held to maturity and are stated at amortized cost. All other investments are classified as available for sale and are stated at fair value based on quoted market prices, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholder's equity, net of income tax effects. Realized gains and losses from the sale of available for sale debt securities and equity securities are based on the first-in, first-out basis.

    OTHER RECEIVABLES

    Receivables are stated at net realizable value, net of allowances of $284,000 and $394,000 at December 31, 1996 and 1997, respectively, based upon historical collection trends and management's judgment of the ultimate collectibility.

    GOODWILL AND OTHER INTANGIBLES

    Goodwill represents the excess of cost over the fair market value of net assets acquired. Goodwill and other intangible assets are being amortized on a straight-line basis over a period of 15 years or less with a weighted average original amortization period of 13 years. Accumulated amortization was $1,670,000 and $1,447,000 at December 31, 1996 and 1997, respectively.

    The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its intangibles. At

                        UNITED WISCONSIN SERVICES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
December 31, 1997, the Company's management believed that no material impairment of goodwill or other intangible assets existed.

    REVENUE RECOGNITION

    Health services premiums and managed behavioral health fees are recognized as revenue in the period in which enrollees are entitled to care. Managed care consulting revenues are generally recognized when services are rendered.

    MEDICAL AND OTHER BENEFITS

    Medical and other benefits expense consists principally of capitation expenses, health and disability claims and life insurance benefits. In addition to actual paid claims and capitation, these expenses include the change in estimates of reported and unreported claims and accrued capitation fees and adjustments, which are unpaid as of the balance sheet date. The estimates of reported and unreported claims and accrued capitation fees and adjustments, which are unpaid as of the balance sheet date are based on historical payment patterns using actuarial techniques. Processing costs are accrued as operating expenses based on an estimate of the costs necessary to process these claims. The Company's year-end claim liabilities are substantially satisfied through claim payments in the subsequent year. Any adjustments to prior period estimates are reflected in the current period. Capitation represents monthly fees to participating physicians and other medical specialists as compensation for providing comprehensive health or dental care services. In addition, certain subsidiaries have risk-sharing, stop-loss, and bonus arrangements with certain providers. Accruals relating to these arrangements are developed based on historical payment patterns using actuarial techniques. The noncurrent portion of medical and other benefits payable pertaining to long-term disability, workers' compensation and certain life insurance products is $20,417,000 and $20,918,000 at December 31, 1996 and 1997, respectively. The long-term portion of long-term disability, worker's compensation and certain life insurance products is estimated using actuarial techniques based on historical patterns. Amounts estimated to be paid more than one year from the balance sheet date are considered non-current.

    REINSURANCE

    Certain premiums and benefits are assumed from and ceded to other insurance companies under various reinsurance agreements. The ceded reinsurance agreements provide the Company with increased capacity to write larger risks and maintain its exposure to loss within its capital resources. The ceding company is contingently liable on reinsurance ceded in the event that the reinsurers do not meet their contractual obligations. Premiums ceded totaled $44,366,000, $46,549,000 and $49,522,000 in 1995, 1996 and 1997, respectively. Ceded benefits totaled $28,532,000, $32,073,000 and $42,003,000 in 1995, 1996 and 1997,
respectively. Premiums assumed totaled $24,168,000, $31,098,000, and $38,071,000 in 1995, 1996, and 1997, respectively. Assumed benefits totaled $19,154,000, $21,722,000, and $28,213,000 1995, 1996 and 1997, respectively.

    In addition, the Company is a party to a profit sharing arrangement on its workers' compensation business whereby profit sharing income totaled $20,000, $134,000 and $580,000 in 1995, 1996 and 1997, respectively.

                        UNITED WISCONSIN SERVICES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives, which are 20 to 30 years for land improvements, 10 to 40 years for buildings and building improvements, 3 to 5 years for computer equipment and software and 3 to 10 years for furniture and other equipment.

    INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. A valuation allowance is recorded on deferred tax assets that more likely than not will not be realized.

    PRO FORMA EARNINGS PER COMMON SHARE

    Pro forma earnings per share, "EPS," are based on the pro forma weighted average number of shares of outstanding Company common stock and dilutive common equivalent shares from stock options, giving effect to the planned distribution of one share of the Company's common stock for each share of AMSG common stock. Pro forma dilutive common equivalent shares from stock options are stated at the historical AMSG dilutive common equivalent share level. The Company cannot currently determine the number of shares of its common stock that will be subject to substitute awards after the distribution (See Note 10).

    The following table sets forth the pro forma computation of basic and diluted EPS:

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1997
                                                                             -----------------
                                                                              (IN THOUSANDS,
                                                                             EXCEPT SHARE AND
                                                                              PER SHARE DATA)
Numerator:
  Net income allocable to common shareholders..............................    $      15,784
                                                                             -----------------
                                                                             -----------------
Denominator:
  Denominator for basic EPS--weighted average shares.......................       16,423,270
  Effect of dilutive securities--employee stock options....................          147,710
                                                                             -----------------
Denominator for diluted EPS................................................       16,570,980
                                                                             -----------------
                                                                             -----------------
Pro forma basic EPS........................................................            $0.96
Pro forma diluted EPS......................................................             $0.95

    COMPREHENSIVE INCOME

    As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) 130, "Reporting Comprehensive Income." SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or shareholder's equity. SFAS 130 requires unrealized gains or losses on the Company's available for sale securities, which prior to adoption were reported separately in shareholder's equity, to be included in other comprehensive income. During the years ended December 31, 1995, 1996 and 1997, total comprehensive income amounted to $15,269,000, $16,789,000 and $15,036,000, respectively.

                        UNITED WISCONSIN SERVICES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

    SFAS 131, "Disclosures About Segments of an Enterprise and Related Information" has been issued effective for fiscal years beginning after December 15, 1997. Management is reviewing SFAS 131 and may report additional segment information in the future.

    Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" has been issued effective for fiscal years beginning after December 15, 1998. The Company has historically accrued assessments. Management anticipates no impact on the financial statements from adoption of this standard.

3. PROVIDER ARRANGEMENTS

    The Company is party to certain provider arrangements in conjunction with Unity Health Plans Insurance Corporation ("Unity") and Valley Health Plan, Inc. ("Valley"), wholly owned HMO subsidiaries included in the Company's combined financial statements, which include profit-sharing payments to certain providers and repurchase provisions.

    Effective January 1, 1992, the Company acquired all of the outstanding capital stock of Valley for cash approximating $2,800,000, representing the net book value of Valley plus $400,000 as negotiated by the Company. Valley, a health maintenance organization located in Eau Claire, Wisconsin, was purchased from Midelfort Clinic, Ltd., a Mayo Regional Practice ("Midelfort Clinic"), which continues to be Valley's primary health care provider. Under the terms of the purchase and sale agreement, Midelfort Clinic retained an option to repurchase all of the capital stock of Valley, at a price determined by the formula used in computing the purchase price paid by the Company, at any time until December 31, 1996. The option to repurchase was subsequently amended to permit repurchase at December 31, 1999. The acquisition was accounted for under the purchase method of accounting. The accompanying consolidated financial statements include the results of operations of Valley.

    Effective October 1, 1994, the Company acquired all of the outstanding common stock of HMO-W, Inc. for cash approximating $7,482,000 representing the net book value of HMO-W, Inc. as negotiated by the Company. HMO-W, Inc. owned all of the outstanding common stock of HMO of Wisconsin Insurance Corporation ("HMOW").

    Effective October 1, 1994, the Company also acquired all of the assets of U-Care HMO, Inc. ("U-Care") and certain assets from an affiliate of U-Care for cash approximating $3,772,000, representing net book value plus $500,000 as negotiated by the Company.

    Pursuant to the HMO-W, Inc. and U-Care purchase agreements, options to repurchase the net assets of HMO-W, Inc. and U-Care were issued to the respective primary provider groups, at price determined by the formula used in computing the purchase price paid by the Company, effective on November 1, 1999 or 2004. The U-Care and HMO-W, Inc. acquisitions were accounted for under the purchase method of accounting. The accompanying combined financial statements include the results of operations of U-Care and HMOW which have been merged to form Unity.

    Total revenues subject to repurchase options, pursuant to the various acquisition agreements, totaled $160,003,000, $191,342,000 and $191,688,000 for
1995, 1996 and 1997, respectively. Profit sharing expense related to these provider arrangements is calculated based on the profitability of the HMO subsidiary and totaled $2,754,000, $3,002,000 and $3,960,000, in 1995, 1996 and
1997, respectively. Total net income

                        UNITED WISCONSIN SERVICES, INC.

3. PROVIDER ARRANGEMENTS (CONTINUED)
subject to repurchase options, pursuant to the various acquisition agreements, totaled $2,591,000, $2,629,000 and $2,395,000 for 1995, 1996 and 1997,
respectively. Total assets and total net assets subject to repurchase options were $56,281,000 and $22,475,000, respectively, at December 31, 1996 and $49,802,000 and $20,632,000, respectively, at December 31, 1997.

4. INVESTMENTS

    Investment results comprise the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Interest on bonds............................................  $   7,290  $  10,097  $   9,075
Dividends on equity securities...............................        628        636      1,103
Realized gains...............................................      1,609     13,463     15,317
Realized losses..............................................       (515)    (5,082)    (3,396)
Interest on cash equivalents and other investment income.....        747        922        473
                                                               ---------  ---------  ---------
Gross investment results.....................................      9,759     20,036     22,572
Investment expenses..........................................       (233)      (467)      (424)
Other interest income (expense)..............................        139       (529)        90
                                                               ---------  ---------  ---------
                                                               $   9,665  $  19,040  $  22,238
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Unrealized gains (losses) are computed as the difference between estimated fair value and amortized cost for debt securities or cost for equity securities. A summary of the net increase (decrease) in unrealized gains, less deferred income taxes, is as follows:

                                                                        DECEMBER 31,
                                                               -------------------------------
                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Debt securities..............................................  $   9,774  $  (2,884) $   1,582
Equity securities............................................      2,125      3,542     (3,134)
Provision for deferred income taxes..........................     (2,014)      (210)       804
                                                               ---------  ---------  ---------
                                                               $   9,885  $     448  $    (748)
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                        UNITED WISCONSIN SERVICES, INC.

4. INVESTMENTS (CONTINUED)
    The amortized cost and estimated fair values of investments are as follows:

                                                                  GROSS        GROSS
                                                   AMORTIZED   UNREALIZED   UNREALIZED    ESTIMATED
                                                     COST         GAINS       LOSSES     FAIR VALUE
                                                  -----------  -----------  -----------  -----------
                                                                    (IN THOUSANDS)
At December 31, 1997:
  Available for sale:
    U.S. Treasury securities....................   $  30,618    $     330    $      (2)   $  30,946
    State and municipal securities..............       2,487           67           --        2,554
    Foreign government securities...............       7,337          113         (111)       7,339
    Corporate debt securities...................      56,017        1,314          (59)      57,272
    Government agency mortgage-backed
      securities................................      21,466          376          (25)      21,817
    Equity securities...........................      29,033        3,716       (1,024)      31,725
                                                  -----------  -----------  -----------  -----------
                                                     146,958        5,916       (1,221)     151,653
Held to maturity--U.S. Treasury securities......       7,893          109           (9)       7,993
                                                  -----------  -----------  -----------  -----------
                                                   $ 154,851    $   6,025    $  (1,230)   $ 159,646
                                                  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------
At December 31, 1996:
  Available for sale:
    U.S. Treasury securities....................   $  24,944    $     251    $    (231)   $  24,964
    State and municipal securities..............       4,613           43          (14)       4,642
    Foreign government securities...............       5,225          114          (69)       5,270
    Corporate debt securities...................      53,621          766         (311)      54,076
    Government agency mortgage-backed
      securities................................      27,451          189         (317)      27,323
    Equity securities...........................      34,291        6,418         (592)      40,117
                                                  -----------  -----------  -----------  -----------
                                                     150,145        7,781       (1,534)     156,392
  Held to maturity:
    U.S. Treasury securities....................       6,692           35          (10)       6,717
    Corporate debt securities...................         200           --           --          200
                                                  -----------  -----------  -----------  -----------
                                                       6,892           35          (10)       6,917
                                                  -----------  -----------  -----------  -----------
                                                   $ 157,037    $   7,816    $  (1,544)   $ 163,309
                                                  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------

                        UNITED WISCONSIN SERVICES, INC.

4. INVESTMENTS (CONTINUED)

    The amortized cost and estimated fair values of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                        AMORTIZED   ESTIMATED
                                                                           COST     FAIR VALUE
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Available for sale:
  Due in one year or less.............................................  $    1,524  $    1,526
  Due after one through five years....................................      43,555      44,092
  Due after five through ten years....................................      39,259      40,011
  Due after ten years.................................................      12,121      12,482
                                                                        ----------  ----------
                                                                            96,459      98,111
  Government agency mortgage-backed securities........................      21,466      21,817
                                                                        ----------  ----------
                                                                        $  117,925  $  119,928
                                                                        ----------  ----------
                                                                        ----------  ----------
Held to maturity:
  Due in one year or less.............................................  $      405  $      404
  Due after one through five years....................................       7,488       7,589
                                                                        ----------  ----------
                                                                        $    7,893  $    7,993
                                                                        ----------  ----------
                                                                        ----------  ----------

    At December 31, 1997, the insurance subsidiaries had debt securities and cash equivalents on deposit with various state insurance departments with carrying values of approximately $7,844,000, which are included in investments held to maturity on the balance sheet.

5. PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are summarized as follows:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Land and land improvements..............................................  $     394  $     394
Building and building improvements......................................      3,594      3,611
Computer equipment and software.........................................      5,369      6,259
Furniture and other equipment...........................................      4,183      4,484
                                                                          ---------  ---------
                                                                             13,540     14,748
Less accumulated depreciation...........................................     (6,449)    (7,770)
                                                                          ---------  ---------
                                                                          $   7,091  $   6,978
                                                                          ---------  ---------
                                                                          ---------  ---------

6. RELATED PARTY TRANSACTIONS

    The Company provides marketing, underwriting, actuarial and certain administrative services for BCBSUW. In addition, BCBSUW provides health insurance to the employees of the Company and

                        UNITED WISCONSIN SERVICES, INC.

6. RELATED PARTY TRANSACTIONS (CONTINUED) provides office space to the Company. These activities are reimbursed at amounts approximating cost, which resulted in allocations to the Company of $10,028,000, $13,315,000 and $14,564,000 in 1995, 1996 and 1997, respectively, and allocations to BCBSUW of $4,368,000, $7,474,000 and $9,278,000 in 1995, 1996 and
1997, respectively. These amounts are included in selling, general and administrative expenses.

    Certain subsidiaries of the Company provide health, life and other insurance benefits to the employees of BCBSUW. Premium revenue received from BCBSUW totalled $4,568,000, $4,370,000 and $4,537,000 in 1995, 1996 and 1997,
respectively.

    The Company has an agreement with a subsidiary of AMSG not included in these consolidated financial statements, United Wisconsin Life Insurance Company ("UWLIC"), whereby UWIC underwrites certain small group health care products and life, dental, drug and disability products in Minnesota as UWLIC products have not yet been approved for sale in Minnesota. The Company ceded to UWLIC 100% of the premium revenue of these products sold in Minnesota. The ceded premium revenue approximated $20,430,000, $24,739,000 and $27,014,000 in 1995, 1996 and
1997, respectively.

    The Company also has agreements with UWLIC whereby UWLIC underwrites certain healthcare, life, dental, drug and disability products on behalf of United Heartland Life Insurance Company, Compcare Health Services Insurance Corporation, Heartland Dental Plan, Inc., and CNR Health, Inc. The Company assumes 100% of the premium revenues on these products from UWLIC. The assumed premium revenue approximated $23,389,000, $30,573,000, and $36,177,000 in 1995,
1996, and 1997, respectively.

    Management believes the above-stated related party activity was entered into on a reasonable basis and include all costs of doing business; however, it is not necessarily indicative of future expenses or income.

    The Company's operations have been financed through its operating cash flows and investments by and advances from AMSG.

    Amounts due from/to affiliates are related primarily to operating expenses and reinsurance arrangements. The amounts due from/to affiliates are generally settled on a monthly basis for operating expenses and are settled in accordance with industry practice for reinsurance agreements. The amounts due from/to affiliates is typically less than $10,000,000 at any point in time during the fiscal year.

7. INCOME TAXES

    Income tax expense has been calculated as if the Company filed separate federal income tax returns. Except as noted below, the Company has been included in the consolidated federal income tax return filed by AMSG. UHLIC has filed separate federal income tax returns due to specific provisions of the Internal Revenue Code of 1986, as amended related to consolidation of life insurance entities. The entities included in these consolidated financial statements file separate state franchise, income and premium tax returns as applicable.

    The Company had a net federal income tax receivable of $337,000 and $436,000 included in other current assets at December 31, 1996 and 1997, respectively. Federal and state income tax payments, net of refunds, totaled $477,000, $1,545,000 and $3,243,000 in 1995, 1996 and 1997, respectively.

                        UNITED WISCONSIN SERVICES, INC.

7. INCOME TAXES (CONTINUED)
    The components of income tax expense (benefit) are as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Current:
  Federal.....................................................  $   2,771  $   9,642  $   8,870
  State.......................................................        316      1,876      1,586
                                                                ---------  ---------  ---------
                                                                    3,087     11,518     10,456
                                                                ---------  ---------  ---------
Deferred:
  Federal.....................................................         50       (222)      (651)
  State.......................................................        140       (679)      (372)
                                                                ---------  ---------  ---------
                                                                      190       (901)    (1,023)
                                                                ---------  ---------  ---------
                                                                $   3,277  $  10,617  $   9,433
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The differences between taxes computed at the federal statutory rate and recorded income taxes are as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Tax at federal statutory rate.................................  $   3,031  $   9,435  $   8,826
Nondeductible expenses........................................        283        254        154
Tax-exempt interest and dividends received deduction..........       (256)      (246)      (230)
State income and franchise taxes, net of federal benefit......        324        820        827
Other, net....................................................       (105)       354       (144)
                                                                ---------  ---------  ---------
                                                                $   3,277  $  10,617  $   9,433
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The components of deferred income tax expense (benefit) are as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Reserve discounting..............................................  $      --  $  (1,050) $      --
Employee benefits................................................         --        434         --
Depreciation and amortization....................................        269         81     (1,299)
Net operating loss carryforwards.................................         --       (482)        --
Other, net.......................................................        (79)       116        276
                                                                   ---------  ---------  ---------
                                                                   $     190  $    (901) $  (1,023)
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                        UNITED WISCONSIN SERVICES, INC.

7. INCOME TAXES (CONTINUED)
    Significant components of the Company's federal and state deferred tax liabilities and assets are as follows:

                                                         DECEMBER 31, 1996
                                                                               DECEMBER 31, 1997
                                                        --------------------  --------------------
                                                         FEDERAL     STATE     FEDERAL     STATE
                                                        ---------  ---------  ---------  ---------
                                                                      (IN THOUSANDS)
Deferred tax liabilities:
  Depreciation........................................  $    (728) $      (6) $    (721) $    (512)
  Claims-based receivables............................     (1,482)       (13)    (1,331)      (945)
  Intangibles.........................................     (1,162)       (10)        --         --
  Pension accrual.....................................     (1,835)       (16)    (2,158)    (1,532)
  Unrealized gains on investments.....................     (1,521)       (13)    (1,367)      (970)
  Other, net..........................................       (709)        (6)      (825)      (586)
                                                        ---------        ---  ---------  ---------
                                                           (7,437)       (64)    (6,402)    (4,545)
Deferred tax assets:
  Postretirement benefits other than pensions.........      1,294         16      1,387      1,138
  Advance premium discounting.........................      1,101         13      1,080        886
  Deferred compensation...............................      1,373         17      1,387      1,138
  Medical and other benefits payable discounting......      1,804         22      1,142        937
  Business loss carryforwards.........................         --         --        509         --
  Other, net..........................................        655          8        435        774
                                                        ---------        ---  ---------  ---------
                                                            6,227         76      5,940      4,873
                                                        ---------        ---  ---------  ---------
Net deferred tax assets (liabilities).................  $  (1,210) $      12  $    (462) $     328
                                                        ---------        ---  ---------  ---------
                                                        ---------        ---  ---------  ---------

    The federal deferred benefit arising from the deductibility of state deferred tax is included as a component of other federal deferred taxes. The net deferred tax assets and liabilities are included in other current or other noncurrent assets and liabilities, as applicable.

8. COMMITMENTS AND CONTINGENCIES

    The Company is involved in various legal actions occurring in the normal course of its business. In the opinion of management, adequate provision has been made for losses which may result from these actions and, accordingly, the outcome of these proceedings is not expected to have a material adverse effect on the consolidated financial statements.

    The Company participates with BCBSUW in a bank line of credit, which permits aggregate borrowings to $30,000,000. Periodic borrowings have been made on this line of credit. The outstanding line of credit balance was $1,200,000 at December 31, 1996 and is included in other current liabilities. There was no balance outstanding at December 31, 1997.

                        UNITED WISCONSIN SERVICES, INC.

9. SHAREHOLDER'S EQUITY

    STATUTORY FINANCIAL INFORMATION

    Insurance companies are subject to regulation by the Office of the Commissioner of Insurance of the State of Wisconsin and certain other state insurance regulators. These regulations require, among other matters, the filing of financial statements prepared in accordance with statutory accounting practices prescribed or permitted for insurance companies. The combined statutory surplus of insurance subsidiaries at December 31, 1996 and 1997 was $106,205,000 and $95,356,000, respectively. The combined statutory net income of insurance subsidiaries was $1,293,000, $24,159,000 and $17,380,000 in 1995, 1996
and 1997, respectively.

    State insurance regulations also require the maintenance of a minimum compulsory surplus based on a percentage of premiums written. At December 31, 1997, the Company's insurance subsidiaries were in compliance with these compulsory regulatory requirements.

    RESTRICTIONS ON DIVIDENDS FROM SUBSIDIARIES

    Dividends paid by insurance companies are limited by state insurance regulations. The insurance regulator in the state of domicile may disapprove any dividend which, together with other dividends paid by an insurance company in the prior twelve months, exceeds the regulatory maximum as computed for the insurance company based on its statutory surplus and net income.

    Based upon the financial statements of the insurance entities included in these consolidated financial statements as of December 31, 1997, as filed with the insurance regulators, the aggregate amount available for dividends in 1998 without regulatory approval is $4,209,000.

10. EMPLOYEE BENEFIT PLANS

    PENSION BENEFITS

    Certain of the entities included in these consolidated financial statements participate with BCBSUW in two multiple-employer defined benefit pension plans. The salaried plan, covering salaried employees, provides benefits based on compensation, years of service, year of birth and date of retirement. The hourly plan, covering hourly employees, provides for benefit payments of stated amounts, based on number of hours worked and years of credited service. Since both plans were overfunded, no contributions were made in 1995, 1996 or 1997, and a pension credit was recorded in each year.

    Effective January 1, 1997, the salaried pension plan and the hourly pension plan with respect to non-union participants were amended to include expansion of the lump-sum payment provisions and changes in the methods and formulae used for the calculation of benefit accruals (a cash balance formula). The resulting reduction in the projected benefit obligation is included in the funded status of the pension plans at December 31, 1996 and 1997, and was also considered in the calculation of the 1996 pension credit.

                        UNITED WISCONSIN SERVICES, INC.

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following table summarizes the combined funding status of the defined benefit pension plans and the amounts recorded in the consolidated balance sheets:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefits.....................................................  $  (12,806) $  (15,644)
  Nonvested benefits..................................................      (2,923)     (1,870)
                                                                        ----------  ----------
Total accumulated benefit obligations.................................     (15,729)    (17,514)
Adjustment for projected benefit obligations..........................         (52)        (54)
                                                                        ----------  ----------
Projected benefit obligations.........................................     (15,781)    (17,568)
Assets, at fair market value..........................................      29,309      36,082
                                                                        ----------  ----------
Excess of assets over projected benefit obligations...................      13,528      18,514
Unrecognized net gains................................................        (122)     (5,151)
Unrecognized net asset................................................      (1,326)     (1,051)
Unrecognized prior service credit.....................................      (6,836)     (6,146)
                                                                        ----------  ----------
Prepaid pension expense in combined balance sheets....................  $    5,244  $    6,166
                                                                        ----------  ----------
                                                                        ----------  ----------

    The pension plans' assets consist primarily of debt, equity and other marketable securities.

    Assumptions used in developing the projected benefit obligation are as follows:

                                                                                   DECEMBER 31,
                                                                               --------------------
                                                                                 1996       1997
                                                                               ---------  ---------
Discount rate................................................................       8.00%      8.00%
Rate of increase in compensation.............................................       4.75       4.75
Rate of return on plan assets................................................       9.00       9.00

    The unrecognized net asset is being amortized over the remaining estimated service lives of participating employees at January 1, 1986: 15.4 years for salaried employees and 16.9 years for hourly employees.

    The components of the pension credit, which is included in selling, general and administrative expenses, are as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Service cost--benefits earned during the period...............  $   1,117  $     829  $   1,335
Interest cost on benefit obligations..........................      1,116      1,034      1,259
Actual return on plan assets..................................     (4,136)    (2,866)    (7,475)
Net amortization and deferrals................................      1,503       (432)     3,958
                                                                ---------  ---------  ---------
                                                                $    (400) $  (1,435) $    (923)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                        UNITED WISCONSIN SERVICES, INC.

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
    After giving effect to all administrative expense allocations between the Company and BCBSUW, the pension credit was $435,000, $1,288,000 and $945,000 in 1995, 1996 and 1997, respectively.

    DEFINED CONTRIBUTION AND BONUS PLANS

    Certain of the entities included in these consolidated financial statements participate in defined contribution plans whereby the employer contributes a percentage of participants' qualifying compensation up to certain limits, as defined by the plans. The entities also participate with BCBSUW in various other profit sharing and bonus programs. Expenses related to all of these plans, after giving effect to all administrative expense allocations between the Company and BCBSUW, totaled $1,838,000, $2,932,000 and $1,978,000 in 1995, 1996 and 1997,
respectively. Included in these Company plans is a supplemental executive retirement plan ("SERP") for which there is no liability on the Company's balance sheet at December 31, 1996 and 1997, respectively. BCBSUW is liable for obligations under the SERP and has allocated a portion of the SERP costs to the Company in the amounts of $146,000, $142,000 and $225,000 in 1995, 1996 and
1997, respectively.

    STOCK-BASED COMPENSATION

    The Company intends to establish a stock-based compensation plan that will allow for granting of options for up to 4,500,000 shares of common stock as incentive or nonqualified stock options. Certain executive officers, non-employee directors and employees were granted stock options under AMSG stock-based compensation plans. Also, certain individuals hold AMSG stock options related to an acquisition. At December 31, 1997, there were outstanding options to purchase approximately 2,217,307 shares of AMSG common stock of which 1,369,842 were exercisable. Immediately following the distribution, options to purchase 257,322 shares of AMSG common stock with a weighted average exercise price of $26.09 per share will be converted into options to purchase shares of common stock of the Company. The number of options and exercise prices will be adjusted to provide equivalent value. In addition, options to purchase 1,386,378 shares of AMSG common stock with a weighted average exercise price of $30.87 per share will be converted, on a share for share basis, into options to purchase shares of the Company and AMSG common stock. The exercise prices will be adjusted to provide equivalent value of the respective companies' shares. The Company cannot currently determine the number of shares of common stock of the Company that will be subject to equivalent awards after the distribution.

    In 1992, certain executive officers of AMSG were awarded stock appreciation rights ("SARs") in AMSG. At December 31, 1997 67,500 SARs are outstanding at $9.67 per share. Immediately following the distribution, the AMSG SARs will be assumed by the Company and converted into SARs of the Company to provide equivalent value.

    The Company follows Accounting Principles Board Opinion No. 25 under which no compensation expense is recorded when the number of shares is fixed and the exercise price of AMSG stock option grants to Company employees equals the market price of the underlying stock on the date of grant. If the Company had measured compensation cost for the AMSG stock options granted to Company employees in 1996 and 1997 under the fair value based method prescribed by Statement of Financial Accounting Standards No. 123, the pro forma net income would have been $16,732,000 and $16,208,000 in 1996 and 1997, respectively.

                        UNITED WISCONSIN SERVICES, INC.

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The fair values of AMSG stock options granted to Company employees used to compute pro forma net income disclosures were estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted-average assumptions used by AMSG:

                                                        1996                1997
                                                    -------------       -------------
Risk free interest rate...........................      5.68%               5.71%
Expected life.....................................      6.22 years          6.04 years
Expected volatility...............................      0.34                0.38
Expected dividend yield...........................      2.09%               1.77%

    The weighted-average fair value of AMSG stock options granted to Company employees during 1996 and 1997 was $8.11 and $10.79, respectively.

    The pro forma amounts above are not necessarily representative of the effects of stock-based awards on future pro forma net income because (1) future grants of employee stock options by Company management may not be comparable to awards made to employees while the Company was a part of AMSG, (2) the assumptions used to compute the fair value of any stock option awards will be specific to the Company and therefore may not be comparable to the AMSG assumptions used.

11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    Selected quarterly financial data for the years ended December 31, 1996 and 1997:

                                                      QUARTER
                                   ----------------------------------------------
                                     FIRST       SECOND      THIRD       FOURTH      TOTAL
                                   ----------  ----------  ----------  ----------  ----------
                                                         (IN THOUSANDS)
1996
Total revenues...................  $  133,056  $  134,190  $  134,145  $  138,373  $  539,764
Income before income tax
  expense........................       6,053       7,116       6,780       7,009      26,958
Net income.......................       3,559       4,472       4,120       4,190      16,341

1997
Total revenues...................  $  146,993  $  150,790  $  154,479  $  156,847  $  609,109
Income before income tax
  expense........................       6,607       6,141       6,091       6,378      25,217
Net income.......................       3,998       3,889       3,859       4,038      15,784
Pro forma earnings
  per common share:
    Basic........................  $     0.24  $     0.24  $     0.23  $     0.25  $     0.96
    Diluted......................  $     0.24  $     0.23  $     0.23  $     0.25  $     0.95

                        UNITED WISCONSIN SERVICES, INC.

12. SUBSEQUENT EVENTS

    On September 25, 1998, the Company became a publicly owned company via a tax-free distribution of its common stock to the shareholders of its former parent, AMSG. A description of the spin-off and certain transactions with AMSG is included in Notes 1, 6 and 10. In conjunction with the distribution of assets pursuant to the spin-off, the Company assumed a $70,000,000 note obligation to BCBSUW. Immediately following the distribution, certain AMSG stock options to purchase shares of AMSG common stock were converted into 2,232,334 options to purchase shares of common stock with a weighted average exercise price of $15.01 per share.

                        UNITED WISCONSIN SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                                                                      SEPTEMBER 30,  DECEMBER 31,
                                                                                          1998           1997
                                                                                      -------------  -------------
                                                                                            (000'S OMITTED,
                                                                                           EXCEPT SHARE DATA)
ASSETS
Current Assets:
  Cash and cash equivalents.........................................................   $    27,679    $    17,033
  Investments--available for sale...................................................       147,879        151,653
  Due from affiliates...............................................................         5,470            313
  Other receivables.................................................................        59,608         53,753
  Prepaid and other current assets..................................................        10,608          7,304
                                                                                      -------------  -------------
        Total Current Assets........................................................       251,244        230,056
Investments--held to maturity.......................................................         7,783          7,893
Property and equipment, net.........................................................         8,658          6,978
Goodwill and other intangible assets, net...........................................         5,301          5,005
Other noncurrent assets.............................................................        16,728         16,324
                                                                                      -------------  -------------
Total Assets........................................................................   $   289,714    $   266,256
                                                                                      -------------  -------------
                                                                                      -------------  -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Medical and other benefits payable................................................   $    69,327    $    60,724
  Advance premiums..................................................................        31,021         24,060
  Due to affiliates.................................................................         4,933          3,867
  Payables and accrued expenses.....................................................        19,333         20,926
  Other current liabilities.........................................................        10,133          7,745
                                                                                      -------------  -------------
      Total Current Liabilities.....................................................       134,747        117,322
Long-term debt--Affiliates..........................................................        70,000             --
Other noncurrent liabilities........................................................        26,279         25,318
                                                                                      -------------  -------------
      Total Liabilities.............................................................       231,026        142,640
Shareholders' Equity:
  Preferred stock (no par value, 1,000,000 shares authorized).......................            --             --
Common stock (no par value, no stated value, 50,000,000 shares authorized,
  16,573,202 and 16,509,578 issued and outstanding at September 30, 1998 and
  December 31, 1997, respectively)                                                              --             --
  Investments by and advances from AMSG.............................................            --        120,405
  Paid-in capital...................................................................        11,423             --
  Retained earnings.................................................................        47,355             --
  Unrealized gain (loss) on investments available for sale..........................           (90)         3,211
                                                                                      -------------  -------------
      Total Shareholders' Equity....................................................        58,688        123,616
                                                                                      -------------  -------------
Total Liabilities and Shareholders' Equity..........................................   $   289,714    $   266,256
                                                                                      -------------  -------------
                                                                                      -------------  -------------

            See Notes to Interim Consolidated Financial Statements.

                        UNITED WISCONSIN SERVICES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                  (UNAUDITED)

                                                                     THREE MONTHS ENDED      NINE MONTHS ENDED
                                                                       SEPTEMBER 30,           SEPTEMBER 30,
                                                                   ----------------------  ----------------------
                                                                      1998        1997        1998        1997
                                                                   ----------  ----------  ----------  ----------
                                                                                  (000'S OMITTED)
Revenues:
  Insurance premiums.............................................  $  153,738  $  141,127  $  452,340  $  414,887
  Net investment results.........................................       3,580       6,659      13,540      17,331
  Other revenue..................................................       7,775       6,693      22,153      20,044
                                                                   ----------  ----------  ----------  ----------
      Total Revenues.............................................     165,093     154,479     488,033     452,262
Expenses:
  Medical and other benefits.....................................     132,194     123,776     385,902     359,539
  Selling, general and administrative expenses...................      25,255      23,453      75,929      70,656
  Profit sharing on provider arrangements........................         674       1,073       2,087       2,261
  Interest expense...............................................         254          --         254          --
  Amortization of goodwill and intangibles.......................         112          86         327         967
                                                                   ----------  ----------  ----------  ----------
      Total Expenses.............................................     158,489     148,388     464,499     433,423
                                                                   ----------  ----------  ----------  ----------
Income before Income Taxes.......................................       6,604       6,091      23,534      18,839
Income Tax Expense...............................................       2,513       2,232       9,028       7,093
                                                                   ----------  ----------  ----------  ----------
Net Income.......................................................  $    4,091  $    3,859  $   14,506  $   11,746
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

            See Notes to Interim Consolidated Financial Statements.

                        UNITED WISCONSIN SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
                                                                                               (000'S OMITTED)
Cash Flows--Operating Activities:
  Net Income from operations..............................................................  $   14,506  $   11,746
    Adjustments to reconcile net income from operations to net cash provided by operating activities:
      Depreciation and amortization.......................................................       1,848       2,183
      Realized investment gains...........................................................      (6,340)    (10,134)
      Deferred income tax expense (benefit)...............................................         149        (899)
          Changes in operating accounts: Other receivables................................      (5,358)      4,016
          Medical and other benefits payable..............................................       7,174         517
          Advance premiums................................................................       6,961       2,766
          Due to/from affiliates..........................................................      (4,091)     10,707
          Other, net......................................................................      (3,487)    (10,960)
                                                                                            ----------  ----------
              Net Cash Provided by Operating Activities...................................      11,362       9,942
Cash Flows--Investing Activities:
  Purchases of available for sale investments.............................................    (164,753)   (153,126)
  Proceeds from sale of available for sale investments....................................     164,573     151,982
  Proceeds from maturity of available for sale investments................................       5,575       7,535
  Purchases of held to maturity investments...............................................        (313)       (417)
  Proceeds from maturity of held to maturity investments..................................         335         513
                                                                                            ----------  ----------
              Net Cash Provided By Investing Activities...................................       5,417       6,487
Cash Flows--Financing Activities:
  Decrease in investments by and advances from AMSG.......................................      (6,133)    (10,405)
                                                                                            ----------  ----------
              Net Cash Used in Financing Activities.......................................      (6,133)    (10,405)
                                                                                            ----------  ----------
Cash and Cash Equivalents:
  Increase during period..................................................................      10,646       6,024
  Balance at beginning of year............................................................      17,033      19,147
                                                                                            ----------  ----------
              Balance at End of Period....................................................  $   27,679  $   25,171
                                                                                            ----------  ----------
                                                                                            ----------  ----------

            See Notes to Interim Consolidated Financial Statements.

                        UNITED WISCONSIN SERVICES, INC.

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                               SEPTEMBER 30, 1998

NOTE A. CREATION AND BASIS OF PRESENTATION

    On May 27, 1998, the Board of Directors of American Medical Security Group, Inc. ("AMSG") (formerly United Wisconsin Services, Inc.) approved a formal plan to spin off its managed care companies and specialty business to its shareholders. The spin off involved the creation of a new corporation originally named Newco/UWS, Inc. and subsequently renamed United Wisconsin Services, Inc. (the "Company") and the distribution of one share of common stock of UWS on September 25, 1998 ("Distribution Date") for each share of AMSG common stock held as of September 11, 1998 ("Record Date"). AMSG has received a private letter ruling from the Internal Revenue Service that the spin off is tax free to AMSG, the Company and their shareholders.

    The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-and nine-month periods ended September 30, 1998 and 1997 are not necessarily indicative of the results that may be expected for the years ending December 31, 1998 and 1997. These interim consolidated financial statements should be read in conjunction with the audited combined financial statements for the year ended December 31, 1997 and footnotes thereto included in the Newco/UWS, Inc. Form 10 Registration Statement, as amended.

    Certain estimates, assumptions and allocations were made in preparing the interim consolidated financial statements in order to provide the results of operations, financial positions or cash flows that would have existed had the Company been a separate, independent company.

NOTE B. NET INCOME PER SHARE

    Historical earnings per share ("EPS") have been omitted since the Company was not an independent, publicly owned company with a capital structure of its own for any of the fiscal periods presented in the accompanying Consolidated Statement of Income.

NOTE C. PRO FORMA FINANCIAL INFORMATION

    The Company became an independent, publicly owned company on September 25, 1998 as a result of the spin off from AMSG. In conjunction with the Distribution of assets pursuant to the spin off, the Company assumed a $70 million note obligation to Blue Cross & Blue Shield United of Wisconsin ("BCBSUW"). The assumption of debt was effective September 11, 1998. The following unaudited pro

                        UNITED WISCONSIN SERVICES, INC.

                                  (UNAUDITED)

NOTE C. PRO FORMA FINANCIAL INFORMATION (CONTINUED) forma information presents a summary of the effect on net income as if the spin off had occurred at the beginning of the respective periods:

                                                                  THREE MONTHS                NINE MONTHS
                                                              ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                                           --------------------------  --------------------------
                                                               1998          1997          1998          1997
                                                           ------------  ------------  ------------  ------------
                                                                   (000'S OMITTED, EXCEPT PER SHARE DATA)
Net income as reported...................................  $      4,091  $      3,859  $     14,506  $     11,746
Pro forma adjustment--interest expense, net..............           634           773         2,215         2,290
                                                           ------------  ------------  ------------  ------------
Pro forma net income.....................................  $      3,457  $      3,086  $     12,291  $      9,456
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Pro forma basic weighted average common shares(1)........    16,571,502    16,448,225    16,544,721    16,403,129
Pro forma dilutive weighted average common shares(2).....    16,571,502    16,448,225    16,544,721    16,403,129
EPS as reported--basic and diluted(3)....................  $       0.25  $       0.23  $       0.88  $       0.72
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Pro forma EPS--basic and diluted(4)......................  $       0.21  $       0.19  $       0.74  $       0.58
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

------------------------

(1) Pro forma EPS, are based on the pro forma weighted average number of shares of outstanding Company common stock and dilutive common equivalent share from stock options, giving effect to the planned distribution of one share of the Company stock for each share of AMSG common stock. Pro forma dilutive common equivalent shares from stock options are stated at the historical the Company dilutive common equivalent share level.

(2) Pro forma calculations for dilutive securities assume that the price of the stock and the strike price of the options is the same for all periods as the values on the date of the spin off (September 25, 1998).

(3) Basic EPS, as reported, are computed by dividing net income as reported, by the pro forma weighted average number of common shares outstanding; as noted above, there is no dilutive effect on securities (2).

(4) Pro forma diluted EPS are computed by dividing pro forma net income by the pro forma weighted average number of common shares outstanding; as noted above, there is no dilutive effect on securities (2).

    Options to purchase 2,232,356 shares as of September 30, 1998, were not included in the computation of earnings per diluted common share since the options' exercise prices were greater than the average market price of the outstanding common shares.

    These unaudited pro forma results have been prepared for informational purposes only and include the adjustment to historical results, based on additional interest expense for the period from January 1, 1998 through September 11, 1998 and the nine months ended September 30, 1997, net of related income tax.

    The unaudited pro forma financial information presented above does not purport to be indicative of the results of operations which actually would have resulted had the transactions occurred at the beginning of the periods presented or of the future results of operations.

                        UNITED WISCONSIN SERVICES, INC.

                                  (UNAUDITED)

NOTE D. RECENT ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 1998, UWS adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), issued by the Financial Accounting Standards Board (FASB) in June 1997. Comprehensive income is defined therein as all changes in equity during the period except those resulting from shareholder equity contributions and distributions. Comprehensive income from operations is stated below:

                                                                              THREE MONTHS          NINE MONTHS
                                                                                 ENDED                 ENDED
                                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                                          --------------------  --------------------
                                                                            1998       1997       1998       1997
                                                                          ---------  ---------  ---------  ---------
                                                                                       (000'S OMITTED)
Net income per Statement of Income......................................  $   4,091  $   3,859  $  14,506  $  11,746
Unrealized gain (loss) on investments...................................     (1,337)       557     (3,301)        80
                                                                          ---------  ---------  ---------  ---------
Comprehensive income....................................................  $   2,754  $   4,416  $  11,205  $  11,826
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------

    Accumulated effect of comprehensive income was $(0.1) million and $3.2 million for the nine months ended September 30, 1998 and for the year ended December 31, 1997, respectively.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the reporting of operating segment information in both annual financial reports and interim financial reports issued to shareholders. Operating segments are components of an entity for which separate financial information is available and is evaluated regularly by the entity's chief operating management. SFAS 131 is effective for fiscal years beginning after December 15, 1997 and is not required to be adopted in interim financial reports during the first year of adoption. Adoption of this statement is not expected to have a material impact on the Company.

NOTE E. RECLASSIFICATIONS

    Certain reclassifications have been made to the consolidated financial statements for 1997 to conform with the 1998 presentation.

                               TABLE OF CONTENTS

Available Information.................................................................
Incorporation of Certain Documents by Reference.......................................
Risk Factors..........................................................................           2
The Plan..............................................................................           7
  Purpose.............................................................................           7
  Advantages..........................................................................           7
  Administration......................................................................           7
  Participation.......................................................................           8
  Initial Direct Purchase and Optional Cash Payments..................................          10
  Costs...............................................................................          11
  Purchases...........................................................................          11
  Share Certificates..................................................................          12
  Participants' Records & Accounts....................................................          12
  Modification or Termination by a Participant........................................          13
  Other Information...................................................................          15
  Federal Income Tax Consequences.....................................................          16
Use of Proceeds.......................................................................          17
Legal Matters.........................................................................          63
Dividend Policy.......................................................................

                                                               November   , 1998

    This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which said offer or solicitation is not qualified or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fee --
  Securities and Exchange Commission......................................  $   1,918
    NYSE Listing Fee......................................................      3,500
Printing and Engraving Expenses...........................................     25,000
Accounting Fees...........................................................     25,000
Reinvestment Agent Fees...................................................      5,000
Legal Fees and Expenses...................................................     40,000
Miscellaneous.............................................................      4,582
  Total...................................................................  $ 105,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is incorporated under the Wisconsin Business Corporation Law ("WBCL"). Under Section 180.0851(1) of the WBCL, the Company is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Company. In all other cases, the Company is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such a person was a party because he or she was a director or officer of the Company, unless it is determined that he or she breached or failed to perform a duty owed to the Company and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a corporation's articles of incorporation, bylaws, a written agreement or a resolution of the board of directors or shareholders.

    Section 180.0859 of the WBCL provides that it is the public policy of the state of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required to be permitted under Sections 180.0850 to
180.0858 of the WCBL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

    Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

    Under Article VI of the Company's Bylaws, directors and officers are indemnified against liability, in both derivative and nonderivative suits, which may incur in their capacities as such, subject to certain determinations by the Board of Directors, independent legal counsel or the shareholders that the applicable standards of conduct have been met. The scope of such indemnification is substantially the same as permitted and described in Sections 180.0850 to
180.0858 of the WBCL.

    Under Section 180.0833 of the WBCL, directors of the Company against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

    The directors and officers of the Company and its subsidiaries are included in the directors' and officers' liability insurance policy applicable to BCBSUW. The Company has not obtained substitute directors' and officers' liability coverage; the officers and directors of the Company and its subsidiaries will continue to be included in BCBSUW's policy. BCBSUW's insurance policy provides that, subject to the applicable liability limits and retention amounts, the insurer will reimburse directors and officers of BCBSUW and its subsidiaries, including the Company, for a "loss" (as defined in the policy) made against them for a "wrongful act" (as defined in the policy), except for such a loss against which BCBSUW or its subsidiaries, including the Company, indemnifies (or is required or permitted to indemnify) the director or officer. The policy also provides that, subject to the applicable liability limits and retention amounts, the insurer will reimburse BCBSUW and its subsidiaries, including the Company, for a loss for which BCBSUW or its subsidiaries, including the Company, has lawfully indemnified (or is required or permitted by law to indemnify) a director or officer resulting from any such claim. Subject to certain exclusions set forth in the policy, "Wrongful act" is defined in the policy to mean any negligent act, error, omission, misstatement, misleading statement, or breach of duty by BCBSUW or its subsidiaries, including the Company's directors or officers in the discharge of their duties solely in their capacities as such directors or officers.

ITEM 16.  EXHIBITS

    See Exhibit Index attached.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and the State of Wisconsin, on the 23rd day of November, 1998.

                                UNITED WISCONSIN SERVICES, INC.

                                By:  /s/ THOMAS R. HEFTY
                                     -----------------------------------------
                                     Thomas R. Hefty
                                     Chairman of the Board and President

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Hefty and C. Edward Mordy, or either of them, his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead in any and all capabilities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement, and to file all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any state of the United States, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                SIGNATURE                                       TITLE                               DATE
------------------------------------------  ---------------------------------------------  ----------------------

           /s/ THOMAS R. HEFTY
    ---------------------------------        Chairman of the Board (Principal Executive      November 23, 1998
             Thomas R. Hefty                       Officer), President & Director

           /s/ C. EDWARD MORDY
    ---------------------------------          Vice President (Principal Financial and       November 23, 1998
             C. Edward Mordy                             Accounting Officer)

           /s/ RICHARD A. ABDOO
    ---------------------------------                         Director                       November 23, 1998
             Richard A. Abdoo

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ MICHAEL D. DUNHAM
------------------------------           Director            November 23, 1998
      Michael D. Dunham

     /s/ JAMES L. FORBES
------------------------------           Director            November 23, 1998
       James L. Forbes

     /s/ JAMES C. HICKMAN
------------------------------           Director            November 23, 1998
       James C. Hickman

    /s/ WILLIAM R. JOHNSON
------------------------------           Director            November 23, 1998
      William R. Johnson

     /s/ EUGENE A. MENDEN
------------------------------           Director            November 23, 1998
       Eugene A. Menden

     /s/ WILLIAM C. RUPP
------------------------------           Director            November 23, 1998
       William C. Rupp

    /s/ CAROL N. SKORNICKA
------------------------------           Director            November 23, 1998
      Carol N. Skornicka

                               INDEX TO EXHIBITS

    EXHIBIT
      NO.      DESCRIPTION
   ---------   ------------------------------------------------------------
     2.1       Form of Distribution and Indemnity Agreement (as
                 amended).(1)

     3.1       Articles of Incorporation of Registrant.(1)

     3.2       By-Laws of Registrant.(1)

     4.1       Specimen Common Stock Certificate.(1)

     4.2       Registrant's United Wisconsin Services, Inc.'s Dividend
                 Reinvestment and Direct Stock Purchase Plan: Terms and
                 Conditions.

     5         Opinion of Michael, Best & Friedrich, LLP

    10.1       Form of Employee Benefits Agreement (as amended).(1)

    10.2       Form of Tax Allocation Agreement (as amended).(1)

    10.3       Settlement Agreement by and between United Wisconsin
                 Services, Inc. ("UWS"), on behalf of itself and on behalf of Registrant, Wallace J. Hilliard and Ronald A. Weyers, dated April 1, 1998.(1)

    10.4       Consolidated Federal Income Tax Allocation Agreement among
                 Blue Cross & Blue Shield United of Wisconsin ("BCBSUW"),
                 United Wisconsin Insurance Company ("UWIC"), UWS, United
                 Wisconsin Proservices, Inc. ("UWPS"), Leasing Unlimited,
                 Inc., United Wisconsin Life Insurance Company ("UWLIC"),
                 Compcare Health Services Insurance Corporation
                 ("COMPCARE"), ProHealth, Inc. and Take Control, Inc., as amended by Amendments dated August 6, 1993 and May 9,
                 1994, respectively.(1)

    10.5       Comprehensive Tax Allocation Agreement dated July 1, 1994
                 among BCBSUW, UWS and various subsidiaries thereof.(1)

    10.6       Federal Income Tax Allocation Agreement among BCBSUW, UWS,
                 UWIC, UWLIC, UWPS, Compcare, Take Control, Inc., Meridian
                 Resource Corporation ("MRC"), Valley Health Plan, Inc.
                 ("VALLEY") and United Wisconsin Capital Corporation
                 ("UWCC") for the period commencing January 1, 1993, as amended.(1)

    10.7       Consolidated Federal Income Tax Allocation Agreement among
                 UWS, UWIC, Compcare, Meridian Managed Care, Inc. ("MMC"),
                 MRC, Valley, UWCC, Your Health Plan, Inc. ("YHP"), HMO of
                 Wisconsin Insurance Corporation ("HMOW"), HMO-W, Inc. and
                 Hometown Insurance Services, Inc. ("HTWN") commencing
                 October 1, 1994.(1)

    10.8       Consolidated Federal Income Tax Allocation Agreement among
                 UWS, UWIC, UWPS, Compcare, MMC, MRC, Valley, UWCC, YHP,
                 HMOW, HMO-W, Inc., HTWN, United Heartland, Inc. ("UHI") and Meridian Marketing Services, Inc. ("MMS") commencing
                 January 1, 1995.(1)

    10.9       Consolidated Federal Income Tax Allocation Agreement among
                 UWS, UWIC, UWPS, Compcare, MMC, MRC, Valley, AMS HMO
                 Holdings, Inc. (f/k/a UWCC), Unity Health Plans Insurance
                 Corporation ("UNITY") (f/k/a HMOW), HMO-W, Inc., HTWN, UHI and MMS for the period commencing January 1, 1996, and American Medical Security Holdings, Inc., American Medical
                 Security, Inc., American Medical Insurance Company,
                 Continental Plan Services, Inc., Nurse Healthline, Inc.,
                 Accountable Health Plans, Inc., AMS Provider Partnerships,
                 Inc., Unity HMO of Illinois, Inc., American Medical
                 Security Insurance Company of Ohio and American Medical
                 Security Insurance Company of Georgia for the period commencing December 3, 1996.(1)

    10.10      Amended and Restated Joint Venture Agreement by and among
                 BCBSUW, UWS (assigned to the Registrant), Valley and
                 Midelfort Clinic, Ltd., effective January 1, 1997.(1)

    10.11      Intercompany Service Agreement between BCBSUW, UWS (assigned to the Registrant) and UWIC, effective January 1, 1998.(1)

    EXHIBIT
      NO.      DESCRIPTION
   ---------   ------------------------------------------------------------
    10.12      Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and UWIC, effective January 1, 1998.(1)

    10.13      Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and UHI, effective January 1, 1998.(1)

    10.14      Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and MMC, effective January 1, 1998.(1)

    10.15      Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant), MMC and Compcare on behalf of its Pharmacy Services department, effective January 1,
                 1998.(1)

    10.16      Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant), MMC and Compcare on behalf of its RxCel department, effective January 1, 1998.(1)

    10.17      Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant), MMC and Compcare, effective January 1,
                 1998.(1)

    10.18      Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and MRC on behalf of its Investigation and Recovery Services department, effective January 1,
                 1998.(1)

    10.19      Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and MRC on behalf of its Consulting
                 Services department, effective January 1, 1998.(1)

    10.20      Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and MRC on behalf of its Audit Services department, effective January 1, 1998.(1)

    10.21      Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and UWPS, effective January 1, 1998.(1)

    10.22      Service Agreement between BCBSUW and Valley, effective
                 January 1, 1993.(1)

    10.23      Service Agreement between UWS (assigned to the Registrant)
                 and Community Health Systems, LLC, dated November 1,
                 1994.(1)

    10.24      Form of Service Agreement between United Wisconsin Services,
                 Inc. (f/k/a Newco/UWS, Inc.) and American Medical Security
                 Group, Inc. (f/k/a United Wisconsin Services, Inc.).(1)

    10.25      Amended and Restated Joint Venture Agreement among BCBSUW,
                 UWS (assigned to the Registrant), University Health Care,
                 Inc. ("UHC" ), U-Care HMO, Inc. ("U-CARE") and Health
                 Professionals, Inc. ("HPI") dated October 31, 1994.(1)

    10.26      Agreement of Merger and Joint Venture by and among UWS
                 (assigned to the Registrant), UWS Acquisition Corporation,
                 BCBSUW, HMO-W, Inc. and HMOW dated October 11, 1994.(1)

    10.27      Service Agreement between UWS (assigned to the Registrant)
                 and HPI dated November 1, 1994.(1)

    10.28      License Agreement between UWS (assigned to the Registrant)
                 and U-Care dated November 1, 1994.(1)

    10.29      Joint Venture Agreement among UWS (assigned to the
                 Registrant), BCBSUW, Compcare and Northwoods Health Care,
                 LLC dated July 1, 1996, as amended October 24, 1996.(1)

    10.30      Information System Service Agreement among Blue Cross Blue
                 Shield of South Carolina and Blue Cross & Blue Shield
                 United of Wisconsin dated August 23, 1996, as amended
                 January 1, 1997.(1)

    10.31      Form of Trademark Assignment Agreement by and among UWS, the
                 Registrant and UWLIC.(1)

    10.32      Registrant's Equity Incentive Plan as revised.(2)

    EXHIBIT
      NO.      DESCRIPTION
   ---------   ------------------------------------------------------------
    10.33      1998 Management Incentive Plan.(1)

    10.34      Registrant's Deferred Compensation Plan for Directors.(1)

    10.35      Registrant/BCBSUW 401(k) Plan.(1)

    10.36      Registrant/BCBSUW Union Employees 401(k) Plan.(1)

    10.37      Unity Health Plans Insurance Corp. 1998 Profit Sharing
                 Plan.(1)

    10.38      Registrant's and BCBSUW's 1998 Profit Sharing Plan.(1)

    10.39      Registrant Voluntary Deferred Compensation Plan.(1)

    10.40      Registrant Deferred Compensation Trust.(1)

    10.41      Registrant/BCBSUW Hourly Pension Plan.(1)

    10.42      Registrant/BCBSUW Salaried Pension Plan.(1)

    10.43      Registrant/BCBSUW Supplemental Executive Retirement Plan.(1)

    10.44      Registrant Stock Appreciation Rights Plan.(1)

    10.45      Note and Pledge Agreement dated October 30, 1996, between
                 BCBSUW and United Wisconsin Services, Inc. (assumed by and assigned to the Registrant).(1)

    10.46      Administrative Services Agreement between UWSI and HMO of
                 Wisconsin Insurance Corporation, effective November 1,
                 1994.(1)

    10.47      Amendment to Employee Benefits Agreement between the Company and American Medical Security Group, Inc. effective
                 September 21, 1998.(2)

    11         Statement regarding computation of per share earnings. (See
                 Note 2 of Notes to Combined Financial Statements).(1)

    21         Subsidiaries of the Registrant.(1)

    23.1       Consent of Ernst & Young LLP.

    23.2       Consent of Michael, Best & Friedrich LLP (included in
                 exhibit 5).

    27         Financial Data Schedule.(1)

------------------------

(1) Incorporated by reference to Registrant's Registration Statement on Form 10 declared effective September 11, 1998.

(2) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                  EXHIBITS TO
                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                        UNITED WISCONSIN SERVICES, INC.
             (Exact name of registrant as specified in its charter)

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